   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1997


                                                      REGISTRATION NO. 333-35017
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            TELETRAC HOLDINGS, INC.

             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    4812                                   43-1789886
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
           of incorporation)                    Classification Code Number)                   Identification No.)

                            ------------------------

              2323 GRAND STREET, SUITE 1100, KANSAS CITY, MO 64108
                                 (816) 474-0055
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

                            KAREN C. WIEDEMANN, ESQ.
                  REBOUL, MACMURRAY, HEWITT, MAYNARD & KRISTOL
                              45 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10111
                                 (212) 841-5700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

    If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

    TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
          SECURITIES                AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
       TO BE REGISTERED              REGISTERED           SECURITY(1)             PRICE(1)          REGISTRATION FEE
Warrants to Purchase Shares of
Class A Common Stock..........        105,000                $67.05              $7,040,250            $2,133.41
Class A Common Stock..........       56,437 (2)                --                    --             No separate fee

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Shares of Common Stock issuable upon exercise of outstanding Warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also relates to such additional indeterminate number of shares of Common Stock as may be issued pursuant the antidilution provisions of the Warrants.
                            ------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            TELETRAC HOLDINGS, INC.

            CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF
                   INFORMATION REQUIRED BY ITEMS OF FORM S-1

REGISTRATION STATEMENT                                                CAPTION OR LOCATION
ITEM AND CAPTION                                                      IN PROSPECTUS
--------------------------------------------------------------------  ------------------------------------------------
       1.  Forepart of the Registration Statement and Outside Front
             Cover Page of Prospectus...............................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.............................................  Inside Front and Outside Back Pages
       3.  Summary Information, Risk Factors and Ratio of Earnings
             to Fixed Charges.......................................  Prospectus Summary; The Company; Risk Factors
       4.  Use of Proceeds..........................................  Prospectus Summary; Use of Proceeds
       5.  Determination of Offering Price..........................  Outside Front Cover Page; Underwriting
       6.  Dilution.................................................  Dilution
       7.  Selling Security Holders.................................  Not Applicable
       8.  Plan of Distribution.....................................  Outside Front Cover Page; Underwriting
       9.  Description of Securities to be Registered...............  Description of Capital Stock
      10.  Interests of Named Experts and Counsel...................  Legal Matters; Experts
      11.  Information with Respect to the Registrant
               (a) Description of Business..........................  Prospectus Summary; The Company; Management's
                                                                      Discussion and Analysis of Results of Operation
                                                                      and Financial Condition; Business
               (b) Description of Property..........................  Business
               (c) Legal Proceedings................................  Business
               (d) Market Price of and Dividends on Registrant's
                 Common Equity and Related Stockholder Matters......  Outside Front Cover Page; Dividend Policy;
                                                                      Capitalization; Description of Capital Stock
               (e) Financial Statements                               Consolidated Financial Statements
               (f) Selected Financial Data                            Selected Consolidated Financial Data
               (g) Supplementary Financial Information                Supplementary Financial Information
               (h) Management's Discussion and Analysis of Financial
                 Condition and Results of Operations................  Management's Discussion and Analysis of Results
                                                                      of Operations and Financial Condition
               (i) Changes in and Disagreements with Accountants on
                 Accounting and Financial Disclosure................  Not Applicable
               (j) Quantatitive and Qualitative Disclosures about
                 Market Risk........................................  Not Applicable
               (k) Directors, Executive Officers, Promoters and
                 Control Persons....................................  Management; Principal Stockholders
               (l) Executive Compensation...........................  Management
               (m) Security Ownership of Certain Beneficial Owners
                 and Management.....................................  Management; Principal Stockholders
               (n) Certain Relationships and Related Transactions...  Management; Principal Stockholders; Certain
                                                                      Transactions
      12.  Disclosure of Commission Position on Indemnification for
             Securities Act Liabilities.............................  Not Applicable

PROSPECTUS

                            TELETRAC HOLDINGS, INC.

               105,000 WARRANTS TO PURCHASE CLASS A COMMON STOCK

                              CLASS A COMMON STOCK

                       ISSUABLE UPON EXERCISE OF WARRANTS
                             ---------------------

    This Prospectus relates to (i) the public offering from time to time by certain selling securityholders (the "Selling Security Holders") of 105,000 warrants (the "Warrants") to purchase an aggregate 56,437 shares (as such number may be adjusted from time to time in accordance with the terms of the Warrants, the "Warrant Shares") of Class A Common Stock, $.01 par value ("Common Stock"), of Teletrac Holdings, Inc. ("Holdings"), (ii) the public sale from time to time of the Warrant Shares by the Selling Security Holders and (iii) the issuance and sale by the Company of the Warrant Shares to transferees of the Selling Security Holders upon exercise of the Warrants by such transferees.

    The Warrant Shares being offered by Holdings and the Selling Security Holders are issuable upon the exercise of the Warrants, which were sold in connection with the offering (the "Units Offering") of 105,000 units (the "Units") consisting of $105,000,000 aggregate principal amount of 14% Senior Notes due 2007 (the "Notes") of Teletrac, Inc., a wholly-owned subsidiary of Holdings ("Teletrac" or the "Company"), and 105,000 Warrants. Each Unit consisted of $1,000 principal amount of Notes and one Warrant.


    All of the Warrants being offered hereby will be sold by the Selling Security Holders. See "Selling Stockholders." Neither Holdings nor Teletrac will receive any of the proceeds from such sale. The Warrants became exercisable on November 5, 1997 (the "Separation Date"). Unless exercised, the Warrants will automatically expire on August 1, 2007. Holdings will receive the proceeds of any exercise of the Warrants. Each Warrant, when exercised, will entitle the holder to receive 0.537495 shares of Common Stock at an exercise price of $.01 per share. The number of shares of Common Stock purchasable upon the exercise of the Warrants and payment of the exercise price is subject to adjustment upon the occurrence of certain events. The exercise of the Warrants will be subject to compliance with applicable Federal and state securities laws and the Communications Act of 1934, as amended. See "Description of Warrants."


    The Selling Security Holders, directly or through agents, dealers or underwriters to be designated from time to time, may sell the Warrants and the Warrant Shares from time to time in the over-the-counter market, on a securities exchange on which the Warrants or the Common Stock are then listed, in negotiated transactions or otherwise, at prices and on terms to be determined at the time of sale. At the time a particular offer of the Warrants or the Warrant Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Warrants or Warrant Shares being offered and the terms of the offering, including the name or names of any agents, dealers or underwriters, the purchase price paid by any underwriter, any discounts or commissions and the proposed public offering price. The aggregate proceeds to the Selling Security Holders from the sale of the Warrants or Warrant Shares will be the purchase price of the securities sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by Holdings. The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of any Warrants or Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    All costs (other than commission expenses and brokerage fees, if any) incurred in connection with the registration and distribution of the Warrant Shares and the Warrants are being borne by Holdings and the Company. Commission expenses and brokerage fees in respect of the Warrants and the Warrant Shares are payable by the Selling Security Holders.

    Holdings is filing the Registration Statement of which this Prospectus is a part to fulfill in part its obligations under the Warrant Agreement (as defined herein).

    The Warrant Shares and the Warrants are referred to collectively herein as the "Securities." There is no active market for the Securities, and there can be no assurance that an active trading market will develop. Prospective investors in the Securities should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                The Date of this Prospectus is November 19, 1997

                               TABLE OF CONTENTS

Additional Information................................................................          2
Summary of the Prospectus.............................................................          4
Risk Factors..........................................................................         10
The Company...........................................................................         18
Use of Proceeds.......................................................................         18
Capitalization........................................................................         19
Selected Financial Data...............................................................         20
Supplemental Financial Data...........................................................
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................         22
Business..............................................................................         29
Management............................................................................         47
Securities Ownership..................................................................         53
Certain Relationships and Related Transactions........................................         56
Description of Certain Indebtedness...................................................         60
Selling Security Holders..............................................................         61
Description of the Warrants...........................................................         61
Description of Holdings Capital Stock.................................................         63
Certain Federal Income Tax Considerations.............................................         66
Plan of Distribution..................................................................         67
Legal Matters.........................................................................         68
Independent Auditors..................................................................         68
Index to Financial Statements.........................................................        F-1

                             ADDITIONAL INFORMATION

    Holdings has filed with the SEC a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants, including Holdings, that file such information electronically with the Commission. The address of the Commission's web site is http:// www.sec.gov.

    As a result of the filing of the Registration Statement with the SEC, Holdings will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the SEC. Holding's obligation to file periodic reports with the Commission pursuant to the Exchange Act may be suspended if the Securities are held of record by fewer than 300 holders at the beginning of any fiscal year of Holdings, other than the fiscal year in which such registration statement or registered exchange offer for the New Notes becomes effective. However, the Warrant Agreement dated August 6, 1997 (the "Warrant Agreement") between Holdings and Norwest Bank Minnesota, National Association, as warrant agent (the "Warrant Agent"), provides that Holdings must file with the Commission and provide the holders of Warrants with copies of annual reports and other information, documents and reports specified in Sections 13 and 15(d) of the Exchange Act as long as the Warrants are outstanding.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS OR THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. THE DELIVERY OF THIS PROSPECTUS, AND ANY SALE MADE HEREUNDER, SHALL NOT UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

    Certain market data used throughout this Prospectus were obtained from industry and government sources. Holdings has not independently verified this market data and makes no representations as to its accuracy.
                            ------------------------

    The following trademarks owned by the Company are used in this Prospectus:
Fleet Director-Registered Trademark-, Fleet Reporter-TM-,
OZZ-Registered Trademark-, Winfleet-TM- and Teletracer-TM-.

                           SUMMARY OF THE PROSPECTUS

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO, AND THE FINANCIAL PROJECTIONS INCLUDED ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "TELETRAC" AND THE "COMPANY" INCLUDE HOLDINGS AND TELETRAC, INC., ITS WHOLLY OWNED SUBSIDIARY, TOGETHER WITH EACH OR THEIR PREDECESSORS AND SUBSIDIARIES. SEE "GLOSSARY" FOR DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS.

                                  THE COMPANY

    Teletrac is a leading provider of vehicle location and fleet management services, including associated two-way digital wireless messaging, to commercial fleet operators. The Company has developed a proprietary land-based location technology that provides customers with a low-cost, accurate and reliable real-time method of locating vehicles in selected metropolitan areas. The Company's system is designed to enable customers to better manage their mobile workforce, provide security for their property and personnel and communicate more effectively with mobile workers.


    As of December 31, 1996, the Company operated in six metropolitan markets:
Los Angeles, Miami, Chicago, Detroit, Dallas and Houston. The Company commenced operations in Orlando in March 1997 and plans to begin providing vehicle location and fleet management services in eight additional markets by the end of 1998, giving the Company operations in 15 of the largest metropolitan statistical areas ("MSAs") in the United States, including New York and Boston. As of September 30, 1997, the Company served over 2,000 commercial fleet accounts, more than any other provider of fleet vehicle location services, and had 61,369 location and messaging units in service with commercial fleet customers, including Emery Air Freight, Inc., Tele-Communications, Inc., Budget Rent-a-Car Corporation, Brinks Incorporated and the Dallas Independent School District. In its Miami and Los Angeles markets, the Company also uses its proprietary location systems to provide vehicle location and stolen vehicle recovery services to consumers. As of September 30, 1997, the Company had 10,176 consumer units in service.


    An investor group led by management formed the Company in August 1995 to acquire the assets of AirTouch Teletrac (as defined below). AirTouch Teletrac was established to develop land-based 900 MHz radio networks for wireless location monitoring and related two-way wireless messaging services. AirTouch Teletrac developed the technology and software for such networks and constructed operational systems in six metropolitan markets. The Company acquired the assets of AirTouch Teletrac in January 1996 (the "Acquisition"). To date, the Company has placed approximately $58 million in private equity capital. Investors in such private equity include BancBoston Ventures, Inc.; Burr, Egan, Deleage Funds; Eos Partners; GCC Investments, Inc.; Kingdon Capital; Toronto Dominion Capital (U.S.A.), Inc.; and TruePosition, Inc. (formerly Associated RT, Inc.).

COMMERCIAL FLEET MANAGEMENT

    Market studies indicate that there are approximately 7.6 million total commercial fleet vehicles in the 15 markets in which the Company operates or plans to operate. The Company believes that there is substantial demand for cost-effective communications services that offer both reliable location tracking and two-way wireless messaging in metropolitan areas. The Company's products can be used either alone or in conjunction with other communications technologies. The Company believes that the majority of its target customers' vehicles are currently equipped with wireless communications devices that do not provide automatic location features, such as two-way radio, specialized mobile radio ("SMR"), pagers and cellular devices. The Company's products and services allow commercial fleet operators to (i) increase driver productivity and fleet efficiency, (ii) improve customer service, (iii) limit unauthorized vehicle use, and (iv) reduce driver overtime. The Company's customers include metropolitan commercial fleets (such as trade service providers, delivery services, bus and taxi fleets, ambulance companies, telecommunications companies, utility companies, municipal government vehicles and law enforcement agencies) and long-haul trucking fleets when operating within metropolitan markets.

    The Company offers a range of fleet management solutions, depending on the customer's budget and location and messaging needs. All of these solutions require the installation of a vehicle location unit ("VLU") in each vehicle. The VLU is a radio transceiver that receives and transmits signals used to determine a vehicle's location. In addition to the VLU, commercial fleet customers generally purchase software or location services from the Company. The Company's primary software product for commercial fleet operators is Fleet Director-Registered Trademark-, a proprietary software application that provides real-time 24-hour-a-day vehicle location through a digitized map displayed on the customer's dedicated personal computer, which is connected to the Company's networks. Fleet Director-Registered Trademark- can be complemented with the Company's messaging units, which allow two-way messaging between the fleet dispatcher and drivers directly from the Fleet Director-Registered Trademark-screen. The Company also offers Fleet Reporter-TM-, a lower cost alternative to Fleet Director-Registered Trademark- that provides fleet operators with daily printed reports of vehicle locations and access to real-time location information through OZZ-Registered Trademark-, a telephone-operated information system. In the second half of 1997, the Company intends to introduce Winfleet-TM-, a Microsoft Windows-Registered Trademark--based application based on Fleet Director-Registered Trademark- that will not require a dedicated computer.

    The Company believes that its wireless location and related two-way messaging technology can serve its customers more reliably and more cost-effectively than competing systems, including those which rely on global positioning satellite ("GPS") technology combined with other forms of wireless communication. The Company's location technology, which consists of proprietary software and land-based transmitters and receivers that are licensed to operate in the 904-909.75 and 927.75-928 MHz bandwidth, operates reliably in a high-rise urban setting. GPS-based systems, on the other hand, can lose accuracy in areas where high-rise buildings or other large structures obstruct the signal between the satellite and the vehicle. To provide location services for fleet management, GPS-based systems must also be coupled with a wireless communication system that transmits location information to the fleet operator. The other forms of wireless communication used in conjunction with GPS technology, such as cellular and SMR, generally make the incremental cost of determining and transmitting a vehicle's location to a fleet operator more expensive than the Company's technology.


    The Company derives its revenues from (i) monthly service fees and (ii) equipment sales, including sales of VLUs, messaging units and fleet management software. Once the Company's system is installed in a customer's fleet, the Company benefits from recurring monthly service fees with minimal additional selling or other expenses. The total number of the Company's commercial VLUs and messaging units in service increased from 35,465 as of December 31, 1995 to 43,156 as of December 31, 1996 and to 61,369 as of September 30, 1997.


CONSUMER VEHICLE SERVICES

    In its Miami and Los Angeles markets, the Company also uses its proprietary location systems to provide vehicle location and stolen vehicle recovery services to consumers. The Company's service locates and tracks stolen vehicles in real-time and its equipment can be integrated with a vehicle's alarm system and/or ignition so that it is automatically activated if the vehicle is stolen. The Company's service also allows a subscriber to initiate vehicle location in other emergency or roadside assistance situations or remotely unlock the vehicle doors through the OZZ-Registered Trademark- system.

    In 1995, prior to the Acquisition, the Company's predecessor ceased to actively market its consumer vehicle services. The Company has continued providing consumer service as a legacy of the business acquired from AirTouch Teletrac but has not launched any new marketing efforts. While the Company intends to focus on its commercial business, it is currently exploring various potential strategies for marketing and distributing its products to consumers, including through strategic partnerships or third-party reseller arrangements, and expects to begin expanding its consumer operations in late 1997 or early 1998.

BUSINESS STRATEGY

    The Company's objective is to enhance its position as the leading national provider of vehicle location and fleet management services in metropolitan areas by exploiting its proprietary technology and systems. The key elements of the Company's strategy are:

    INCREASE MARKET PENETRATION. In its six original markets, the Company is rapidly building a trained sales force to market its products and services to operators of commercial fleets. Prior to the Acquisition, AirTouch Teletrac terminated all of its active sales and marketing efforts. Since the Acquisition, the Company has hired approximately 90 direct sales representatives to service its six original metropolitan markets and the Company believes that it will more effectively exploit opportunities in its existing markets as its sales force gains experience. The Company believes it requires a modest penetration of its target markets to achieve its business plan.

    EXPAND GEOGRAPHIC COVERAGE AREAS. In 1996, the Company began constructing the network infrastructure to expand its coverage from six to 15 metropolitan markets. In March 1997, the Company introduced commercial fleet services in Orlando, and the Company expects to introduce commercial fleet services in two additional markets by the end of 1997 and a further six markets by the end of 1998. In connection with the roll-out of its commercial fleet services, the Company plans to add over 150 new sales representatives in its new markets by 2001. The Company also holds Federal Communications Commission licenses in 11 additional markets, but the Company expects that it would have to obtain additional licenses in certain of such 11 markets before it could commence commercial operations.

    CAPITALIZE ON LOW-COST SERVICE. The Company believes that its proprietary location solutions permit lower cost operation than most competing technologies, which generally require more expensive hardware, more expensive airtime, or both. With the Company's technology, the incremental cost of locating a vehicle and transmitting its location to the fleet operator is nominal, which permits the Company to provide services for a relatively low monthly fee. This price structure permits customers to locate all their vehicles simultaneously and frequently throughout the day (typically, every 15 minutes), which the Company believes substantially improves the customer's ability to increase fleet efficiency and monitor driver compliance.

    EXTEND PRODUCT OFFERINGS. The Company believes that its ability to expand and maintain its customer base depends on its continued marketing of highly-functional, low-cost and user-friendly solutions for fleet management. The Company plans to offer the first generation of Winfleet-TM-, a Windows-Registered Trademark--based solution, in the second half of 1997 and has commenced development of a second generation product. The Company is also exploring technological improvements that would expand the Company's messaging capabilities to include additional services such as free text return messaging, wireless e-mail, fax, database queries, credit card verification and inventory management.

    EXPLOIT NEW BUSINESS OPPORTUNITIES. In conjunction with certain strategic suppliers, the Company is currently developing a portable miniaturized device that would permit personal location through the Company's existing networks. In addition, the Company has discussed joint arrangements with several companies providing vehicle location coverage in rural locations, which arrangements would provide cost-effective and reliable coverage nationwide, and has explored other approaches to providing service to customers operating outside of covered metropolitan areas.

                                  THE OFFERING

Securities Subject to the           105,000 Warrants to purchase initially up to 56,437
  Offering........................  shares of Common Stock.

                                    Shares of Common Stock initially issuable upon exercise
                                    of the Warrants plus such indeterminate amount of Common
                                    Stock as may be issued pursuant to the anti-dilution
                                    provisions of the Warrants.

WARRANTS:

Total Number of Warrants..........  105,000 Warrants, which when exercised would entitle the holders thereof to acquire an aggregate of 56,437
                                    Warrant Shares, representing 10% of the Class A Common
                                    Stock on a fully diluted basis, as of the consummation
                                    of the Offering. See "Description of Warrants" and
                                    "Description of Holdings Capital Stock." The Warrants
                                    will be issued pursuant to a Warrant Agreement (as
                                    defined herein).

Exercise..........................  Each Warrant will entitle the holder thereof to purchase
                                    .537495 Warrant Shares at an exercise price of $.01 per
                                    share, subject to adjustment under certain
                                    circumstances. The number of shares of Class A Common
                                    Stock for which a Warrant is exercisable is subject to
                                    adjustment upon the occurrence of certain events as
                                    provided in the Warrant Agreement. See "Description of
                                    Warrants."

Duration..........................  The Warrants will be exercisable at any time on or after the Separation Date and prior to 5:00 p.m., New York
                                    City time, on August 1, 2007. The exercise of the
                                    Warrants will be subject to compliance with applicable
                                    federal and state securities laws and the Communications
                                    Act of 1934, as amended (the "Communications Act"). See
                                    "Description of Warrants" and "Risk
                                    Factors--Requirements for Exercising Warrants."

Warrant Agent.....................  Norwest Bank Minnesota, National Association

                                  RISK FACTORS

    Prospective purchasers of the Notes should consider carefully all of the information contained in this Prospectus before making an investment in the Notes. In particular, prospective purchasers should consider the factors set forth under "Risk Factors."

                      SUMMARY FINANCIAL AND OPERATING DATA


    Set forth below is selected historical financial and operating data of Holdings and its predecessors. Certain of such historical financial and operating data have been derived from the audited consolidated financial statements of Holdings and its predecessors as of and for the periods noted. The financial information of Holdings as of and for the nine months ended September 30, 1996 and 1997 is unaudited and is derived from the unaudited consolidated financial statements of Holdings which include all adjustments management considers necessary for a fair presentation of Holdings' financial position and results of operations in accordance with generally accepted accounting principles, subject to normal recurring year-end adjustments. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year ending December 31, 1997. The data contained in the following table should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Holdings' and its predecessors' audited consolidated financial statements and the notes thereto included elsewhere in this Prospectus.


                                                                                            NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                          -------------------------------  --------------------
                                                           1994(1)    1995(1)    1996(2)    1996(2)     1997
                                                          ---------  ---------  ---------  ---------  ---------

                                                                                               (UNAUDITED)
                                                                    (IN THOUSANDS, EXCEPT UNIT DATA)
STATEMENT OF OPERATIONS DATA:
Revenues................................................  $  15,336  $  13,244  $  15,957  $  10,330  $  18,688
Operating loss..........................................    (24,473)   (36,114)   (13,854)    (8,358)   (18,799)
Net loss................................................    (39,824)   (57,380)   (13,792)    (8,307)   (20,077)
OTHER DATA:
EBITDA(3)...............................................  $ (19,255) $ (14,753) $ (11,260) $  (6,797) $ (17,045)
Commercial units in service at end of period............     30,283     35,465     43,156     40,589     61,639
Consumer units in service at end of period..............     10,618     13,814     11,717     11,741     10,176



                                                                                                  AS OF
                                                                                            SEPTEMBER 30, 1997
                                                                                            ------------------
                                                                                               (UNAUDITED)
                                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................................................         $ 53,733
Restricted cash and investments(4)........................................................           42,042
Total assets..............................................................................          138,276
Long-term debt(5).........................................................................          100,103
Redeemable preferred stock................................................................           37,053
Stockholders' deficit.....................................................................           (9,640)


------------------------

(1) Represents financial and operating data of AirTouch Teletrac for the year ended December 31, 1994 and for the period January 1, 1995 through December 28, 1995, the date on which AirTouch Teletrac was dissolved.

(2) Teletrac, Inc. acquired the assets of the business on January 17, 1996, the effective date of the Acquisition. From December 29, 1995 to January 16, 1996, the business was operated by AirTouch Services, successor to AirTouch Teletrac. The results of operations of AirTouch Services for such period were not material and are not included herein.

(3) EBITDA consists of operating income (loss) before interest, taxes, depreciation and amortization. EBITDA also excludes refrequencing costs accrued in the fiscal years ended December 31, 1995 and 1996 and an asset impairment charge taken in the fiscal year ended December 31, 1995. See "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Background" and "Business--Regulation--Frequency Conversion." EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA, however, is not a measure determined in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as a substitute for or an alternative to net income (loss), cash flow from operating activities or other income or cash flow data prepared in accordance with GAAP or as a measure of a company's operating performance or liquidity.


(4) Includes the aggregate principal amount of the Pledged Securities, estimated at approximately $39.9 million. See "Description of Notes--Security."



(5) Holdings received gross proceeds from the Units Offering of $105 million. The estimated value of the Warrants ($7.0 million) has been reflected as both a debt discount and an element of additional paid-in capital. However, the actual aggregate principal amount of the Notes is $105 million.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

    This Prospectus contains statements that constitute forward-looking statements. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company or its management primarily with respect to the future operating performance of the Company. Prospective Holders of the Warrants and the Warrant Shares are cautioned that any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ from those in the forward-looking statements as a result of various factors, many of which are beyond the control of the Company. The information set forth below and the information under the heading "Management's Discussion and Analysis of Results of Operations and Financial Condition" identify important factors that could cause such differences (the "Cautionary Statements"). All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. The Company does not intend to update any of its forward-looking statements.

NET LOSSES AND NEGATIVE EBITDA


    The Company and its predecessors have had losses in each year of their operations, including net losses of $39.8 million, $57.4 million and $13.8 million for the fiscal years ended December 31, 1994, 1995, and 1996, respectively. For the nine months ended September 30, 1996 and 1997, the Company had losses of $8.3 million and $20.1 million, respectively. In addition, the Company had an EBITDA deficiency (excluding refrequencing costs and asset impairment) of $19.3 million, $14.8 million and $11.3 million for such years and $6.8 million and $17.0 million for such nine-month periods. The Company also expects that operating and net losses and negative EBITDA will increase as the Company completes its market build-out and that, under its current business plan, operating and net losses and negative EBITDA will continue at least through year-end 1998. As of September 30, 1997, the Company had a stockholders' deficit of approximately $9.6 million and an accumulated deficit of approximately $38.7 million.


SUBSTANTIAL LEVERAGE


    As of September 30, 1997, the Company's total outstanding long-term indebtedness was approximately $100 million (which excludes the portion of the Units Offering allocated to the Warrants) and its total long-term indebtedness-to-total capitalization ratio would have been 0.74 to 1.0.



    See "Description of Certain Indebtedness." Substantial borrowings under the Credit Facility (as defined herein) would have the effect of increasing the Company's total long-term indebtedness-to-total capitalization ratio, resulting in a more highly leveraged company than existed prior to the Units Offering. As of September 30, 1997, no borrowings had been made under the Credit Facility.


    The ability of the Company to meet its debt service requirements will depend upon achieving significant and sustained growth in cash flow. However, the Company's ability to generate such cash flow is subject to a number of risks and contingencies. Included among these risks are the possibility that the Company may not complete its planned geographic expansion on a timely basis, that the Company's software products or vehicle location system could experience performance problems or that utilization could be lower than anticipated. Accordingly, there can be no assurance as to whether the Company will at any time have sufficient resources to meet all of its debt service obligations as they become due.

    The Company's current and future debt service requirements could have important consequences to holders of the Warrants and the Warrant Shares, including the following: (i) the Company's ability to obtain additional financing for future working capital needs or financing for acquisitions or other purposes will be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for operations; and (iii) the Company may be more vulnerable to adverse economic conditions than less leveraged competitors and, thus, its ability to withstand competitive pressures may be limited. The discretion of the Company's management with respect to certain business matters will be limited by covenants contained in the indenture relating to the Notes (the "Indenture") and future debt instruments. Among other things, the covenants contained in the Indenture restrict, condition or prohibit the Company from incurring additional indebtedness, creating liens on its assets, making certain asset dispositions, conducting certain other business and entering into transactions with affiliates and other related persons. There can be no assurance that the Company's leverage and such restrictions will not materially and adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities. Moreover, a failure to comply with the obligations contained in the Indenture or any agreements with respect to additional financing could result in an event of default under such agreements, which could permit acceleration of the related debt and acceleration of debt under future debt agreements that may contain cross-acceleration or cross-default provisions. See "Description of Certain Indebtedness--Notes."

RISKS OF EXPANSION AND MANAGEMENT OF GROWTH

    The Company is currently operating in seven markets across the United States and intends to commence commercial operations in an additional two markets in 1997 and six additional markets in 1998. The Company also holds Federal Communications Commission ("FCC") licenses in 11 additional markets, for a total of 26 markets, but the Company expects that it would have to obtain additional licenses in certain of such 11 markets before it could commence commercial operations. In the future, the Company may acquire FCC licenses to operate in additional markets. Depending on the development of the Company's business plan, the geographic scope of the Company's operations may continue to expand rapidly for the next several years. A portion of the net proceeds of the Units Offering will be applied to expand the Company's current operations. There can be no assurance as to whether, when, or on what terms the Company will be able to construct its additional networks or that the construction will prove beneficial to it. If the Company encounters delays or difficulties in a particular market, it may redirect its expansion to one or more other markets. The Company may encounter delays in the construction of its networks, including delays caused by weather and late delivery or installation of equipment. In addition, the Company will be subject to challenges inherent to companies experiencing rapid growth. The Company's ability to market its products on a larger scale while maintaining competitive pricing and customer service will depend on its ability to implement and continually expand its operational systems and to recruit, train, manage and motivate both current and new employees. There can be no assurance that the Company will be able to effectively expand its operations or manage its expanded operations. Failure to successfully expand its operations and effectively manage the growth of the Company could have a material adverse effect on the Company's business.

POTENTIAL FUTURE CAPITAL NEEDS

    Based upon its current operating plan, the Company anticipates that the net proceeds to the Company from the Units Offering, together with its existing cash balances and cash flow from operations, will be sufficient to meet the Company's cash requirements for the foreseeable future. However, the Company's long-term capital requirements will depend upon numerous factors, including the size and success of the Company's marketing, sales and customer support efforts, the demand for the Company's products and services, the pace of the Company's expansion to new markets, the need for funds to participate and prevail in any competitive-bidding auctions that the FCC may hold for licenses in any of the markets in which the Company currently operates or in any of the markets which the Company wishes to enter, the impact of regulatory requirements (such as the required conversion of VLUs to a new FCC-mandated frequency band plan), the scope of the Company's product development efforts and the continuing growth of the Company's industry. To the extent that the funds generated by the Units Offering, together with existing resources and any future earnings or borrowings under credit facilities, are insufficient to fund the

Company's activities, the Company may need to raise additional funds through public or private financings. The issuance of additional equity, and the incurrence of additional indebtedness, by the Company is subject, under certain circumstances, to the prior approval of the holders of Holdings' Preferred Stock, which may affect the Company's ability to raise capital in the future. See "Description of Holdings Capital Stock--Series A Convertible Redeemable Participating Preferred Stock" and "Certain Relationships and Related Transactions." No assurance can be given that additional financing will be available or that, if available, it will be obtained on terms favorable to the Company. If adequate funds are not available, the Company may have to reduce or eliminate expenditures for product development, the marketing of its services and its market build-out, which would have a material adverse effect on the Company's business.

RELIANCE ON SOLE SUPPLIER

    The Company purchases its VLUs and Base Station Units ("BSUs") from Tadiran Telematics, Ltd. ("Tadiran"), a leading Israeli technology supplier and a wholly-owned subsidiary of Tadiran Limited, a publicly traded Israeli company, a majority of the stock of which is owned by Koor Industries Ltd. The Company's ability to develop, construct and implement its networks and products on schedule may be adversely affected by Tadiran's development, manufacturing and delivery capabilities. While a limited number of other suppliers are available for these products, management believes that it would take at least a year before a new supplier could reach full production of these products. There can be no assurance that alternate suppliers of the Company's equipment and products will be available in the future or that such suppliers, if available, would be able to manufacture such equipment and products at an acceptable price. The loss of Tadiran as a supplier or the inability of another supplier to supply such equipment would have a material adverse effect on the Company's business.

GOVERNMENT REGULATION

    The Company and the wireless telecommunications industry are subject to federal, state and local regulation with respect to licensing, service standards, land use and tower site location and other matters. The Company's operations are subject to recently adopted rules of the FCC that have not been significantly interpreted by the FCC and that remain subject to reconsideration. Several parties, including the Company, have requested that the FCC reconsider various aspects of the newly-adopted rules governing Location and Monitoring Service ("LMS"). In some cases, the reconsideration requests, if granted by the FCC, could have a material adverse effect on the Company's business. There can be no assurance that governmental authorities will not propose or adopt legislation or regulations that would have a material adverse effect on the Company's business. Under existing FCC regulations, operating licenses are issued for five-year terms, subject to renewal by application upon expiration of their initial terms. Renewal is not automatic, although current FCC regulations provide that renewal applications may be denied only for specific causes. There can be no assurance that the Company will continue to hold its operating licenses in the future.

FACTORS AFFECTING GRANDFATHERED SYSTEMS

    FCC rules regulating LMS, adopted in 1995 and modified in March 1996 and September 1997, established that LMS licenses would be granted on a geographic basis. At the time that it adopted the new rules governing LMS, the FCC ceased to accept applications for authorizations for new LMS transmitters. LMS licenses granted prior to the 1995 rules, including those under which the Company operates its systems, were granted for individual transmitter sites. In its 1995 rules, the FCC established procedures for the "grandfathering" of those LMS systems that were in operation or authorized as of February 3, 1995. In order to retain authorization for grandfathered systems that were authorized by the FCC but not yet constructed as of February 3, 1995, however, each such grandfathered system must have been built to the capability of locating a vehicle and otherwise in compliance with the 1995 rules (as modified) by a deadline date that was ultimately extended to January 1, 1997. The Company completed construction of multilateration LMS stations in 26 markets prior to the January 1, 1997 deadline, submitted modification applications and associated waivers to reflect minor parameter variations, and obtained special temporary authority from the FCC to operate the newly constructed stations. The Company recently discovered additional minor parameter variations and has submitted additional modification applications and requests for special temporary authority relating to the operation of those facilities. There can be no assurance that the FCC will grant such applications or requests. The Company believes that it has met all requirements of the FCC to retain the grandfathered multilateration LMS systems it has constructed. The FCC's rules, however, contain no provision for receiving a formal declaration from the FCC that the Company has met all of the requirements for a grandfathered LMS licensee.

    In addition, the FCC has further required that all LMS systems must conform the LMS transmitters that had been constructed and that were in operation on February 3, 1995 to the new LMS frequency band plan by April 1, 1998, the date on which authority to operate on the previous LMS frequencies will expire. While the Company already has constructed facilities in all of its markets to comply with the new band plan and is currently converting the VLUs owned by its current customers to the new band, there can be no assurance that the Company's systems constructed prior to February 3, 1995 will comply with the new LMS spectrum band plan by April 1, 1998. Non-multilateration LMS systems that were operating on segments of the frequency band that the FCC allocated for multilateration LMS use in 1995 were grandfathered until April 1, 1998. This means that multilateration LMS systems such as the Company's may be required to share their frequencies with non-multilateration systems until next April. See "Business--Regulation-- Construction and Operation of Grandfathered Systems."

    FCC rules also provide that additional licenses to operate an LMS system in the markets in which a grandfathered system operates may be allocated by auction. The Company intends to participate in future auctions of LMS spectrum, including in those markets in which it has a grandfathered system. Management expects that such auctions will occur in early 1998, and the Company may require additional funds to participate in such auctions. See "Use of Proceeds" and "Business--Regulation--LMS Spectrum Auctions." In the event that the Company does not submit the winning bid in a market in which it operates a grandfathered system, it will have to cooperate with the winning bidder and will be precluded from further expanding such grandfathered system. There can be no assurance that in any such auction the Company will acquire a license to operate its system in each market in which it currently holds grandfathered licenses, or that its failure to do so would not require the Company to modify its existing technology to avoid interference with the winning bidder or otherwise delay or increase the cost of its planned market build-out. See "Business--Regulation--LMS Spectrum Auctions." In addition, if the Company acquires licenses in the auction, it would be obligated under present rules to build out the systems for those markets under deadlines set by the FCC.

FOREIGN OWNERSHIP

    The FCC has not declared whether multilateration LMS will be classified as a private mobile radio service (PMRS) or as a commercial mobile radio service
(CMRS), but has proposed to classify LMS providers on a case-by-case basis. If the Company's services were reclassified as CMRS rather than as PMRS, the Company, which holds its FCC authorizations through a wholly-owned subsidiary, Teletrac License, Inc., would be subject to the foreign ownership restrictions under the Communications Act that apply to the parent corporations of CMRS licensees. Under this restriction, non-U.S. persons would not be permitted to hold, directly or indirectly, in the aggregate, more than 25% of the ownership or 25% of the voting rights in the Company, absent a waiver or determination by the FCC that a higher level of foreign ownership would be in the public interest. Although, as of October 15, 1997, the Company was controlled by U.S. citizens, non-U.S. persons held slightly more than 25% of the ownership of the Company. If the FCC were to reclassify its multilateration LMS as CMRS at a time when the Company's level of foreign ownership or foreign voting rights exceeded 25%, the Company would be required to obtain a public interest determination from the FCC approving its level of foreign ownership or to restructure its ownership to meet the 25% benchmark. See "Busienss--Regulation--Foreign Ownership."

RADIO FREQUENCY INTERFERENCE

    The FCC allocated radio frequencies to multilateration LMS on a secondary basis. This means that LMS operations cannot cause interference to, and may be required to accept interference from, users of those same or adjacent frequencies in the Industrial, Scientific, and Medical radio service and in the Federal government's radiolocation service. In addition, under Part 15 of the FCC's rules, certain unlicensed radio devices (such as spread spectrum devices used for local area networks) operate on the same or adjacent frequencies as LMS systems. Although multilateration LMS systems generally have priority in the use of their frequencies over such Part 15 devices, the FCC's rules provide a "safe-harbor" for the operation of Part 15 devices in LMS spectrum. If a Part 15 device is operated in a manner that satisfies those safe-harbor requirements (which are designed to avoid or minimize the risk of interference to LMS services), an LMS system that nonetheless suffers interference from such a Part 15 device may have no recourse other than to negotiate with the Part 15 user on methods for eliminating or reducing the interference. See "Business--Regulation--Technical Requirements."

    The Company's location and communication technology operates through radio signals, which may experience interference from radio signals on adjacent frequencies. Interference can reduce system effectiveness. So long as other users comply with the regulations applicable to their devices or services, the Company may have no legal recourse even if it experiences significant interference from other radio signals. In developing or expanding a system in a metropolitan market, the Company tests for interference and generally expects that a certain amount of system modification will be required to minimize interference. There can be no assurance that the Company will not encounter significant interference with its systems in some or all of its new markets, which could impair the functioning of its system in such markets and/or increase the cost of subscriber equipment or system build-out.

    In certain portions of its Los Angeles market area, the Company has experienced interference from paging networks operating on frequencies adjacent to the new LMS frequency band. Such interference has impaired service to certain customers, although it has not materially affected the Company's operating results in Los Angeles. Such interference would be minimized by the installation of additional transmitters or by enhancement of the filtering capabilities of the VLU. The Company has applied for waivers to permit the installation of additional transmitters in Los Angeles and other markets, but there can be no assurance that the Company will obtain such waivers and the Company's request for such waivers has been opposed in filings by other parties. Tadiran has also developed and is testing an enhanced filter in the VLU that is expected to reduce interference from out-of-band transmissions, but there can be no assurance that the filter will be effective in the field or will be available at acceptable cost. In testing its system in San Francisco, the Company has experienced interference from Part 15 devices at several of its receiver installations. The Company believes that such interference is primarily caused by devices that do not comply with the safe-harbor provisions for Part 15 devices operating in the LMS spectrum. There can be no assurance that such interference can be minimized in a timely manner, or that interference would not be experienced in other existing or new markets. There can be no assurance, if such interference is the result of devices not in compliance with safe-harbor provisions, that the interference can be minimized in a timely manner.

NETWORK BUILD-OUT

    The Company is engineering and designing its own network of transmitters and receivers. While the Company has secured transmitter sites for each of its licensed transmitters and has constructed all such transmitters in compliance with FCC regulations, there can be no assurance that the Company will be able to secure leases for the receiver sites necessary to construct and operate its networks within its budgeted time frames and costs. Part of this process involves identification of the optimal number of sites to receive signals necessary to deliver the Company's location and associated messaging services. In this identification process, known as radio frequency ("RF") propagation analysis, engineers utilize computer software programs to analyze terrain, topography, building penetration, population concentrations and other factors. Once sites are identified in the network design process, the Company must secure leases for the sites upon which it will install antennae, receivers and other infrastructure equipment. The site acquisition process requires the negotiation of site leases and verification by the Company that the site owner has obtained the necessary governmental approvals and permits. The location and development of sites that are considered desirable from the perspective of maximizing signal coverage and penetration has become more difficult, due in part to the saturation of such sites by other wireless service providers. In addition to site identification and acquisition, the construction of the Company's networks will require equipment installation and systems testing. Each stage involves various risks and contingencies, many of which are not within the control of the Company and any of which could adversely affect the implementation of the Company's proposed networks.

COMPETITION AND TECHNOLOGICAL CHANGE

    The Company is facing increasing competition in the vehicle location and fleet management industries. The Company faces competition for its services from companies using GPS technology, as well as cellular, SMR and paging technology. In addition, a variety of wireless two-way communication technologies are under development and could result in increased competition for the Company. Certain of the Company's competitors are larger and have substantially greater financial and research and development resources and more extensive marketing and selling organizations than the Company. There can be no assurance that additional competitors will not enter markets that the Company plans to serve or that the Company will be able to withstand the competition. Moreover, changes in technology could lower the cost of competitive services to a level where the Company's services would become less competitive or where the Company would need to reduce its service prices in order to remain competitive, which could have a material adverse effect on the Company's business. See "Business--Competition."

CONTROL BY CURRENT STOCKHOLDERS

    TruePosition, Inc. (a subsidiary of Associated Group, Inc.), Toronto Dominion Capital (U.S.A.), Inc., Chestnut Hill Wireless, Inc. (a subsidiary of GCC Investments, Inc.), Banc-Boston Ventures Inc., Eos Partners SBIC, L.P., Kingdon Associates and its affiliates, James A. Queen and certain funds associated with Burr, Egan, Deleage & Co. and Alta Communications, Inc., through their ownership of the Common Stock and Preferred Stock of Holdings and their agreements with other stockholders, are able to control the election of Holdings' Board of Directors and generally are able to direct the affairs of Holdings. Pursuant to certain agreements among them, certain of such principal stockholders of Holdings have the right to require the other stockholders to elect directors designated by such principal stockholders to the Board of Directors of Holdings. In addition, the Certificate of Incorporation of Holdings and certain agreements among Holdings and its principal stockholders require the approval of a majority or supermajority, as the case may be, of the holders of Common Stock or Preferred Stock, voting in some instances as a single class and in some instances as separate classes, to take certain specified actions. In addition, the principal stockholders of Holdings have preemptive rights with respect to certain issuances of securities by Holdings which permit them to purchase securities of Holdings at the same price and on the same terms as Holdings may offer to third parties, in an amount sufficient to maintain their respective voting and equity interests in Holdings. All of the current stockholders entitled to such preemptive rights have waived such rights with respect to the Warrants offered hereby and the related Warrant Shares. Holders of the Warrants and the Warrant Shares will not be entitled to the same voting and preemptive rights. See "Certain Relationships and Related Transactions" and "Description of Holdings Capital Stock."

NO DIVIDENDS

    Holdings does not expect to pay any cash dividends for the foreseeable future. Holdings has entered into agreements with the holders of its Preferred Stock that limit its ability to declare and pay dividends on its Common Stock. The holders of the Warrants will not have the right to receive any dividends so long as their Warrants are unexercised. After the exercise of their Warrants, the holders of the Warrant Shares will have the same right to receive dividends as the other holders of Common Stock of Holdings. Any future dividends will depend on the earnings, if any, of the Company, its financial requirements and other factors. The Indenture contains restrictions against the payment of dividends and the Credit Facility contains similar restrictions. The holders of Series A Preferred are entitled to receive cumulative, compounding dividends at a rate per annum of 15%, payable when and as declared by the Board of Directors and, in any event, upon redemption of the Series A Preferred Stock or any liquidation of Holdings. In addition, the holders of the Series A Preferred are entitled to receive dividends at the same rate as dividends paid with respect to the Common Stock, on an as-converted basis. In the event of a special dividend declared in connection with a spinoff or sale of a separate business unit of Holdings, the holders of the Series A Preferred would also be entitled to a preference. See "Description of Holdings Capital Stock."

REQUIREMENTS FOR EXERCISING WARRANTS

    The exercise of the Warrants will be subject to applicable federal and state securities laws and to compliance with the Communications Act if the exercise of the Warrants would result in a change of control or in foreign ownership or foreign voting rights exceeding the then-approved limits. Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the shares of Class A Common Stock underlying the Warrants is then in effect, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such shares of Class A Common Stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants reside. The Company will be unable to issue shares of Class A Common Stock to those persons desiring to exercise their Warrants if a registration statement covering the shares of Class A Common Stock issuable upon the exercise of the Warrants is not effective (unless the sale and issuance of shares of Class A Common Stock upon the exercise of such Warrants is exempt from the registration requirements of the Securities Act) or if such shares of Class A Common Stock are not qualified or exempt from qualification in the states in which the holders of the Warrants reside. See "Description of Warrants." If the FCC were to classify multilateration LMS as commercial mobile radio service at a time when Holdings' level of foreign ownership or foreign voting rights exceeded 25%, which it currently does, the Company would be required to obtain a public interest determination from the FCC approving its level of foreign ownership or to restructure its ownership to meet the 25% benchmark. Any exercise of Warrants that would result in foreign ownership or voting rights exceeding the then-approved limits would require an additional public interest determination from the FCC. There can be no assurance that the FCC would find that an increase in such foreign ownership or foreign voting rights would be in the public interest. The failure to secure a public interest determination from the FCC may preclude the exercise of some or all of the Warrants. In the event that multilateration LMS service is classified as CMRS, the exercise of the Warrants by non-United States citizens in a manner which would cause the foreign ownership or foreign voting rights to exceed the then-approved limits is prohibited prior to the receipt of the FCC's approval of such exercise. See "Business Regulation--Foreign Ownership."

RELIANCE ON KEY PERSONNEL

    The Company's business is managed by a small group of key executive officers, the loss of any of whom could have a material adverse effect on the Company's business. The Company believes that its continued success will depend in large part on its ability to attract and retain highly skilled and qualified personnel.

PROPRIETARY RIGHTS AND PATENTS; CERTAIN PENDING LITIGATION

    The Company's success will depend in part upon its ability to protect the confidentiality of its proprietary technology. The Company currently holds no material patents and generally seeks to protect its software products and trade secrets by requiring that its consultants, employees and others with access to its trade secrets sign nondisclosure and confidentiality agreements. Management believes that these actions provide appropriate legal protection for the Company's intellectual property rights in its software products, but there can be no assurance that such measures will be sufficient. There also can be no assurance that others will not independently develop similar technologies, duplicate the Company's technologies or design around aspects of any technologies developed by the Company. See "Business-- Product Protection."

    AirTouch Teletrac brought an action before the United States Patent and Trademark Trial and Appeal Board against T.A.B. Systems ("TAB") opposing TAB's registration of the mark "Teletrak." The Trademark Trial and Appeal Board granted AirTouch Teletrac's motion for summary judgment, but summary judgment was reversed by the U.S. Court of Appeals for the Federal Circuit. Under the terms of the Asset Purchase Agreement between AirTouch Teletrac and the Company, AirTouch Teletrac must pay the costs of any litigation relating to this matter and must indemnify the Company against any losses relating thereto. AirTouch Teletrac has notified the Company that it intends to continue to litigate this matter on its own behalf, as well as on behalf of the Company, and that it will bear the cost of such litigation. There can be no assurance that AirTouch Teletrac will be successful in such litigation or will honor its indemnification obligations (including any costs or losses relating to a change of name, if required).

DEPENDENCE ON NETWORK OPERATIONS

    The Company's operations are dependent upon its ability to protect its computer and network equipment against damage that may be caused by equipment failure, fire, weather, earthquakes, power loss or similar events. There can be no assurance that such events would not disable one or more of the Company's networks. Because each metropolitan area has its own network control center, damage to any network control center would disrupt service for the entire metropolitan area serviced by such control center. Any significant damage to any one of the Company's networks could have a material adverse effect on the Company's business. The Company is currently enhancing its location monitoring system hardware and software to enable it to reduce its number of network control centers from one in each metropolitan market to three of four regional network control centers. If such improvements are made, damage to any network control center would disrupt service for several metropolitan markets serviced by such control center.

ABSENCE OF A PUBLIC MARKET

    There is currently no market for the Warrants or the Common Stock of Holdings. Holdings does not currently intend to list the Warrants or its Common Stock on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market. There can be no assurance that an active trading market for any of the Securities will develop, or if one does develop, that it will be sustained. Accordingly, no assurance can be made as to the liquidity of the trading market for the Securities. If any of the Warrants are traded after their initial issuance, they may trade at a discount from $67.05, the portion of the initial offering price of the Units attributable to the Warrants, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of Holdings. Prospective investors in the Securities should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time. See "Description of Notes," "Description of Warrants" and "Notice to Investors."

                                  THE COMPANY

    An investor group led by management formed Teletrac, Inc. in August 1995 to acquire the assets of AirTouch Teletrac. AirTouch Teletrac was established in 1988 to develop land-based 900 MHz radio networks for wireless location monitoring and related two-way wireless messaging services. Over an eight year period, AirTouch Teletrac developed the technology and software for such networks and constructed operational systems in six metropolitan markets. Teletrac, Inc. acquired the assets of AirTouch Teletrac on January 17, 1996.

    The current management of Teletrac has had significant experience in the wireless communications industry. James A. Queen, the Company's Chief Executive Officer, together with several members of the Company's current management, founded and managed Premiere Page, Inc. ("Premiere Page"), a paging company with operations in Alabama, Illinois and surrounding markets. Premiere Page was established in 1988, completed an initial public offering of its stock in 1993, and in 1994 was merged into another paging company, forming the fifth largest paging company in the nation at the time, based on units in service.

    To create a holding company structure, Holdings, Teletrac and all of the stockholders of Teletrac entered into an Exchange Agreement. Under the terms of such Exchange Agreement, all of Teletrac's stockholders exchanged their shares of Common Stock and Preferred Stock of Teletrac for substantially similar shares of the Common Stock and Preferred Stock of Holdings (the "Exchange"). See "Certain Relationships and Related Transactions--Exchange Agreement." As a result of the Exchange, Holdings owns all the outstanding capital stock of Teletrac, which constitutes its sole asset.

    The principal executive offices of Teletrac and Holdings are located at 2323 Grand Street, Suite 1100, Kansas City, Missouri 64108, and its telephone number is (816) 474-0055.

                                USE OF PROCEEDS

    The maximum gross proceeds to Holdings from the exercise of the Warrants and the issuance of the Common Stock offered hereby (assuming all Warrants are exercised at the current exercise price of $.01 per share of Common Stock) would be $564.37. Holdings intends to use the proceeds of any exercise of the Warrants for working capital and general corporate purposes. Holdings will not receive any proceeds from the sale of the Warrants offered hereby, and all such proceeds will be received by or on behalf of the Selling Security Holders. See "Selling Security Holders."

                                 CAPITALIZATION


    The following table sets forth the consolidated capitalization of Holdings and its subsidiaries as of September 30, 1997, and as adjusted to give effect to the Units Offering. The table should be read in conjunction with the audited consolidated financial statements of Holdings and its predecessors and the related notes included elsewhere in this Prospectus.


                                                                                             AS OF SEPTEMBER 30,
                                                                                                    1997
                                                                                           -----------------------
                                                                                                 (UNAUDITED)
                                                                                           -----------------------

                                                                                               (IN THOUSANDS)

Cash and cash equivalents................................................................       $      53,733
                                                                                                   ----------
                                                                                                   ----------
Restricted cash and investments(1).......................................................              42,042
                                                                                                   ----------
                                                                                                   ----------
Long-term debt:
  Long-term leases payable...............................................................       $       2,026
  Notes(2)...............................................................................              98,077
                                                                                                   ----------
    Total long-term debt.................................................................             100,103
Series A Redeemable Preferred Stock, $.01 par value, 190,477 shares authorized and
  190,476.19 shares issued and outstanding...............................................              37,053
Undesignated Preferred Stock, $.01 par value, 190,477 shares authorized and none issued
  and outstanding........................................................................                  --
Stockholders' equity (deficit):
  Class A Common Stock, $.01 par value, 1,000,000 shares authorized and 249,000 shares
    issued and outstanding...............................................................                   2
  Class B Common Stock, $.01 par value, 70,000 shares authorized and none issued and
    outstanding..........................................................................                  --
Warrants(3)..............................................................................               7,039
Additional paid-in capital...............................................................              22,023
Accumulated deficit......................................................................             (38,705)
                                                                                                   ----------
    Stockholders' deficit................................................................              (9,640)
                                                                                                   ----------
    Total capitalization.................................................................       $     127,515
                                                                                                   ----------
                                                                                                   ----------


------------------------


(1) Includes the aggregate principal amount of the Pledged Securities, approximately $39.9 million. See "Description of Notes--Security."



(2) Holdings received gross proceeds from the Units Offering of $105 million. The estimated value of the Warrants ($7.0 million) has been reflected as both a debt discount and an element of additional paid-in capital. However, the actual aggregate principal amount of the Notes is $105 million.



(3) Represents the portion of the issue price for the Units attributable to the fair market value of the Warrants. Such amount has been recognized as a discount on the Notes and will be amortized over the term of the Notes.

                     SELECTED FINANCIAL AND OPERATING DATA


    Set forth below are selected historical financial and operating data of Holdings and its predecessors. Certain of such historical financial and operating data have been derived from the audited consolidated financial statements of Holdings and its predecessors as of and for the periods noted. The financial information of Holdings as of and for the nine months ended September 30, 1996 and 1997 is unaudited and is derived from the unaudited consolidated financial statements of Holdings which include all adjustments management considers necessary for a fair presentation of Holdings' financial position and results of operations in accordance with generally accepted accounting principles subject to normal recurring year-end adjustments. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year ending December 31, 1997. The data contained in the following table should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Holdings' and its predecessors' audited consolidated financial statements and the notes thereto included elsewhere in this Prospectus.


                                                       PREDECESSORS(1)                              HOLDINGS
                                        ----------------------------------------------  ---------------------------------
                                                                                                         NINE MONTHS
                                                         YEAR ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                                        ----------------------------------------------------------  ---------------------

                                           1992        1993        1994        1995      1996(2)     1996(2)      1997
                                        ----------  ----------  ----------  ----------  ----------  ---------  ----------
                                                                 (IN THOUSANDS, EXCEPT UNIT DATA)        (UNAUDITED)
Statement of Operations Data:
Revenues:.............................  $    6,805  $   11,550  $   15,336  $   13,244  $   15,957  $  10,330  $   18,688
Operating Expenses
  Cost of revenues....................       7,212       5,748       6,357       4,323       7,031      3,735       9,036
  Research & development costs........      --          --          --          --          --         --           2,873
  Selling, general and
    administrative....................      44,336      40,272      28,234      23,674      20,186     13,392      23,823
  Refrequencing costs(3)..............      --          --          --           5,936       1,340        677      --
  Depreciation and amortization.......       3,844       5,155       5,218       4,458       1,254        884       1,754
  Asset impairment(4).................      --          --          --          10,967      --         --          --
                                        ----------  ----------  ----------  ----------  ----------  ---------  ----------
Total operating expenses..............      55,392      51,175      39,809      49,358      29,811     18,688      37,486
                                        ----------  ----------  ----------  ----------  ----------  ---------  ----------
Operating Loss........................     (48,587)    (39,625)    (24,473)    (36,114)    (13,854)    (8,358)    (18,795)
  Interest Expense....................      (7,154)    (10,318)    (15,610)    (21,239)       (109)       (33)     (2,535)
  Other...............................        (166)         16         259         (27)        171         87       1,251
                                        ----------  ----------  ----------  ----------  ----------  ---------  ----------
Net Loss..............................  $  (55,907) $  (49,927) $  (39,824) $  (57,380) $  (13,792) $  (8,307) $  (20,077)
                                        ----------  ----------  ----------  ----------  ----------  ---------  ----------
                                        ----------  ----------  ----------  ----------  ----------  ---------  ----------
Other Data:
EBITDA(5).............................  $  (44,743) $  (34,470) $  (19,225) $  (14,753) $  (11,260) $  (6,797) $  (17,044)
Deficiency of earnings to fixed
  charges (6).........................      55,907      49,927      39,824      57,380      14,132      8,307      23,790
Commercial units in service at end of
  period..............................       9,426      23,903      30,283      35,465      43,156     40,589      61,369
Consumer units in service at end of
  period..............................       4,367       6,688      10,618      13,814      11,717     11,741      10,176

                                                                                                             AS OF
                                                                  AS OF DECEMBER 31,                     SEPTEMBER 30,
                                               --------------------------------------------------------      1997
                                                 1992        1993        1994        1995       1996      (UNAUDITED)
                                               ---------  ----------  ----------  ----------  ---------  -------------
                                                                           (IN THOUSANDS)
Balance Sheet Data:
Cash and cash equivalents:...................  $   3,253  $    1,586  $      546              $  27,639   $    53,733
Restricted cash and investments..............     --          --          --          --          1,256        42,042
Total assets.................................     42,968      37,392      28,852      11,137     53,713       138,276
Long-term debt...............................    129,250     170,653     203,285     226,101      1,615       100,103
Redeemable preferred stock...................     --          --          --          --         33,340        37,053
Partners'/Stockholders' equity (deficit).....    (94,786)   (144,713)   (184,038)   (241,418)     7,111        (9,640)


------------------------

(1) Represents financial and operating data of PacTel Teletrac for the years ended December 31, 1992 and 1993 and AirTouch Teletrac for the year ended December 31, 1994 and for the period January 1, 1995 through December 28, 1995, the date on which AirTouch Teletrac was dissolved.

(2) Teletrac, Inc. acquired the assets of the business on January 17, 1996, the effective date of the Acquisition. From December 29, 1995 to January 16, 1996, the business was operated by AirTouch Services, successor to AirTouch Teletrac. The results of operations of AirTouch Services for such period were not material and are not included herein.

(3) Refrequencing costs are certain costs accrued in connection with the conversion of vehicle location units to a new frequency band plan mandated by the FCC. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Background" and
    "Business--Regulation--Frequency Conversion."

(4) Asset impairment for 1995 resulted from the Acquisition, in which the assets of AirTouch Teletrac were sold for approximately $11.0 million less than the historical book value of such assets recorded by AirTouch Teletrac. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Background."

(5) EBITDA consists of operating income (losses) before interest, taxes, depreciation and amortization. EBITDA excludes the accrued refrequencing costs and asset impairment charge described above. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA, however, is not a measure determined in accordance with GAAP and should not be considered in isolation or as a substitute for or an alternative to net income (loss), cash flow from operating activities or other income or cash flow data prepared in accordance with GAAP or as a measure of a company's operating performance or liquidity.

(6) For purposes of calculation, earnings consist of Holdings' loss before income taxes and fixed charges. Fixed charges consist of gross interest expense plus the portion of rental expense under operating leases which has been deemed by Holdings to be representative of interest factor. The deficiency of earnings to fixed charges represents the additional earnings required to bring the ratio of earnings to fixed charges to 1.00.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF THE COMPANY AND ITS PREDECESSORS AND "SELECTED FINANCIAL AND OPERATING DATA" APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. SEE "RISK FACTORS."

BACKGROUND

    AIRTOUCH TELETRAC OPERATIONS. The Company's vehicle location business was established in 1988 by PacTel Teletrac, a California partnership whose majority partner was a wholly-owned subsidiary of Pacific Telesis Group. The partnership changed its name to AirTouch Teletrac in connection with the spin-off by Pacific Telesis Group of its wireless operations to AirTouch Communications, Inc. AirTouch Teletrac was established to develop land-based 900 MHz radio networks for wireless location monitoring and two-way wireless messaging services. Over an eight-year period, AirTouch Teletrac developed the technology and software for such networks, obtained FCC licenses and constructed operational systems in six metropolitan markets. In addition, AirTouch Teletrac developed the Company's proprietary software and other products and built a sales and marketing organization in the six metropolitan markets in which it had operational networks. Development costs and operating losses were primarily funded through the issuance of convertible debt of the partnership to the majority partner, a subsidiary of AirTouch Communications, Inc.

    In 1995, AirTouch Teletrac determined to sell its business and, in connection with that decision, substantially curtailed its marketing efforts.

    FORMATION OF THE COMPANY. Teletrac was formed in August 1995 to acquire the assets of the AirTouch Teletrac business. From its inception in August 1995 through December 31, 1995 the Company's expenses were nominal and the Company had no revenues.

    ACQUISITION OF ASSETS OF AIRTOUCH TELETRAC. On January 17, 1996, the Company acquired the assets of AirTouch Teletrac in the Acquisition. In connection with the Acquisition, the Company assumed certain liabilities of AirTouch Teletrac, but did not assume its long-term debt. The Company accounted for the Acquisition as a purchase and allocated the purchase price to the assets purchased and the liabilities assumed. As a result of the sale of the assets for less than book value, an asset impairment charge of approximately $11.0 million was recorded by AirTouch Teletrac in 1995.

    CHANGES IN BUSINESS STRATEGY. Management has significantly changed the Company's business strategy since the Acquisition. The primary change has been to shift the focus of the Company from engineering and product development to sales and marketing. During 1995, in anticipation of the sale of its business, AirTouch Teletrac substantially curtailed its marketing efforts. The Company began increasing sales and marketing activity immediately upon completing the Acquisition in order to increase market penetration and restore revenue growth. To date, management has focused the Company's sales efforts exclusively on sales of commercial fleet equipment and services. The Company has continued providing consumer service and has allowed dealer arrangements in place at the Acquisition to continue, but has not launched any new marketing efforts. The Company is currently exploring various potential strategies for marketing and distributing its products to consumers, including through strategic partnerships or third-party reseller arrangements, and expects to begin expanding its consumer operations in late 1997 or early 1998.

    In addition, over the next 18 months, the Company expects to continue expanding its operations beyond the six markets operating at the time of the Acquisition. As of December 31, 1996, the Company operated in six metropolitan markets: Los Angeles, Miami, Chicago, Detroit, Dallas and Houston. The Company commenced operations in Orlando in March 1997 and plans to initiate commercial fleet service in San Francisco and San Diego before the end of 1997 and a further six markets (Washington, D.C./ Baltimore, New York, Boston, Philadelphia, Indianapolis and Columbus) before the end of 1998. The

Company made capital expenditures and incurred expenses in 1996 and the first six months of 1997 in connection with network build-out in these markets. The Company also incurred expenses in connection with the network build-out required to grandfather its FCC licenses in 11 other metropolitan markets in which it may commence offering commercial fleet services in the future. See "Business--Regulation-- Construction and Operation of Grandfathered Systems."

    REFREQUENCING COSTS. The FCC has required all LMS systems that were constructed and in operation as of February 3, 1995 to conform their already-constructed facilities to a new LMS frequency band plan. The frequency conversion must be completed by April 1, 1998, the date on which authority to operate on the previous LMS frequencies will expire. The Company has begun an active program of converting installed VLUs to operate within the new frequency band plan. The Company anticipates that the frequency conversion process for its existing markets will be completed prior to the April 1, 1998 deadline. The Company estimates that the total cost of such conversion will be approximately $7.2 million. Approximately $5.9 million of such estimated cost was accrued in 1995 to account for VLUs installed prior to the Acquisition, and the remainder was accrued in 1996 to account for VLUs installed after the Acquisition that operated on the old frequency. New markets are being opened with equipment that conforms to the new band plan requirements and all VLUs sold after December 31, 1996 operate on the new frequency. See "Business--Regulation--Frequency Conversion."

    OPERATING LOSSES. The Company has experienced significant operating and net losses and negative EBITDA in connection with the build-out of its networks and the operation of its business, and expects to continue to experience operating and net losses and negative EBITDA until such time as it develops a revenue-generating customer base sufficient to fund its operating expenses. See "Risk Factors--Net Losses and Negative EBITDA." The Company expects to build its customer base over time by (i) increasing the number of markets in which it operates from six, as of December 31, 1996, to 15 by the end of 1998 and (ii) increasing its market penetration by building a larger and more productive sales force. The Company anticipates that revenues will increase in 1997. The Company's operations in Los Angeles are currently generating positive EBITDA (excluding corporate overhead). The Company's management expects several additional markets to begin generating positive EBITDA (excluding corporate overhead) by the end of 1997 and the Company as a whole to achieve positive EBITDA in 1999. However, the Company also expects that operating and net losses and negative EBITDA will increase as the Company completes its market build-out and that, under its current business plan, operating and net losses and negative EBITDA will continue at least through the end of fiscal 1998. See "--Liquidity and Capital Resources" and "Projected Financial Information."

    FINANCIAL STATEMENT PRESENTATION. The audited consolidated financial statements of Teletrac, Inc. for 1996 include the period prior to the Acquisition, from January 1, 1996 through January 16, 1996. During such period, Teletrac, Inc. had no revenues and nominal expenses. No information with respect to the operations of the fleet management and vehicle location business by AirTouch Teletrac during such period is included in the financial statements of Teletrac, Inc.

    COMPONENTS OF REVENUES. The Company's revenues are generated from two primary sources: monthly service fees from customers and the sale of equipment and software to customers. Commercial customers are charged flat monthly service fees for vehicle location and related communication services and consumer customers are charged flat monthly service fees for vehicle location services. The Company sells VLUs, messaging terminals, personal computers and its proprietary software to commercial fleet customers, and sells VLUs to consumer customers. See "Business--Commercial Fleet Management" and "Business--Consumer Vehicle Services." For the year ended December 31, 1996 and the six months ended June 30, 1997, service revenues represented approximately 55.9% and 50.8% of total revenues, respectively, and revenues from equipment sales represented the remaining 44.1% and 49.2%, respectively. The Company expects that, as it builds its customer base by expanding into new markets and increasing penetration of its existing markets, the percentage of its revenues generated by equipment sales will initially increase. Over time, as the monthly service fee base grows, the Company expects that revenues from equipment sales will decrease, and service revenues will increase, as a percentage of total revenues.


RESULTS OF OPERATIONS



    NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER
     30, 1996



    REVENUES. Total revenues for the nine months ended September 30, 1997 were $18.7 million, compared to $10.3 million for the nine months ended September 30 1996, an increase of 82%.



    Equipment revenues increased to $9.6 million for the nine months ended September 30, 1997 from $3.9 million for the nine months ended September 30, 1996, an increase of 146%, principally due to an increase in gross commercial installations to 23,371 units for the nine months ended September 30, 1997 from 9,170 units for the nine months ended September 30, 1996.



    Service revenues increased to $9.1 million for nine months ended September 30, 1997 from $6.5 million for nine months ended September 30, 1996, an increase of 40%, primarily due to an increase in the number of commercial units in service, to 61,369 at September 30, 1997 from 40,589 at September 30, 1996. Also, the average commercial service revenue per unit increased to $16.93 in September 1997 from $15.55 in September 1996.



    COST OF REVENUES. Costs of revenues includes the cost of equipment and the direct cost of providing service (network telephone, billing, roadside assistance and bad debt expense). Cost of revenues increased to $9.0 million for the nine months ended September 30, 1997 from $3.7 million for the nine months ended September 30, 1996 primarily as a result of the higher number of new units sold. In addition, the Company incurred $0.7 million for the nine months ended September 30, 1997 on telephone costs associated with installing and maintaining its networks in markets that are not yet opened.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $13.3 million, to $26.7 million for the nine months ended September 30, 1997 from $13.4 million for the nine months ended September 30, 1996. The increase was primarily related to increased sales personnel for the commercial operations, the funding of new product development and increased support for the growth of the customer base. The Company expensed $2.9 million in the nine months ended September 30, 1997 that primarily relates to research and development for its new IBSU.



    REFREQUENCING COSTS. Refrequencing costs were not accrued for the nine months ended September 30, 1997 since all units placed in service in 1997 are operating on the new frequency.



    DEPRECIATION AND AMORTIZATION. Depreciation and Amortization increased for the nine months ended September 30, 1997 to $1.8 million from $0.9 million for the nine months ended September 30, 1996, primarily due to depreciation on additional assets related to the new market build-out and additional infrastructure in existing markets.



    OPERATING LOSSES. Operating losses incurred by the Company were $18.8 million for the nine months ended September 30, 1997, as compared to $8.4 million for the nine months ended September 30, 1996, for the reasons discussed above.



    NET LOSS. For the reasons discussed above, net loss increased to $20.1 million for nine months ended September 30, 1997 from $8.3 million for nine months ended September 30, 1996. No tax benefit has been recognized for any period due to the uncertainty of net operating loss carry-forward utilization.


    COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995.

    REVENUES. Total revenues increased to $16.0 million for 1996 from $13.2 million for 1995, an increase of 21.2%.

    Equipment revenues increased to $7.0 million for 1996 from $4.0 million for 1995, an increase of 75.0%, principally due to an increase in the Company's sales efforts. Commercial equipment sales increased to $6.9 million for 1996 from $2.6 million for 1995, and the number of gross commercial units added during 1996 increased to approximately 14,500 units from approximately 8,500 units for 1995. Consumer equipment sales declined to $152,000 for 1996 from $1.4 million for 1995 as a result of the Company's decision not to recommence the marketing of consumer services during the year.

    Service revenues increased to $8.9 million for 1996 from $8.6 million for 1995, an increase of 3.5%, primarily due to an increase in the number of commercial units in service, to 43,156 at December 31, 1996 from 35,465 at December 28, 1995. The increase in commercial fleet service revenues was partially offset by a decline in consumer vehicle service revenues for the reasons discussed above.

    COST OF REVENUES. Cost of revenues increased to $7.0 million for 1996 from $4.3 million for 1995, primarily as a result of the higher number of new units sold and the larger customer base. In addition, the Company incurred costs associated with building and maintaining its networks in markets that are not yet opened.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses declined by $3.5 million, to $20.2 million for 1996 from $23.7 million for 1995. Selling, general and administrative expenses also decreased as a percentage of revenues, from 179% for 1995 to 127% for 1996. The decline was primarily due to $3.2 million in severance and retention payment expenses incurred by AirTouch Teletrac for 1995 and to decreases in overhead and administrative costs.

    REFREQUENCING COSTS. Refrequencing costs accrued for 1996 were $1.3 million, compared to $5.9 million accrued for 1995. The 1996 accrual reflects the estimated cost of conversion of VLUs placed in service after the Acquisition. The 1995 accrual reflects the estimated cost of conversion of VLUs in service with customers at the time of the Acquisition.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization declined by $3.2 million to $1.3 million for 1996 from $4.5 million for 1995, primarily due to the lower book value recorded by the Company for the assets acquired in the Acquisition as compared to the historical cost recorded by AirTouch Teletrac. The Company expects depreciation to increase for 1997 as assets acquired in connection with the Company's planned market expansion, which are currently classified as construction in progress, are placed in service during the year.

    ASSET IMPAIRMENT. Because the purchase price paid for the assets of AirTouch Teletrac was $11.0 million less than the historical cost of such assets recorded by AirTouch Teletrac, AirTouch Teletrac recorded an asset impairment of $11.0 million for 1995.

    OPERATING LOSSES. Operating losses incurred by the Company were $13.9 million for 1996, compared to $36.1 million for 1995, a reduction of 61%, for the reasons discussed above.

    EBITDA. EBITDA, which excludes refrequencing costs and asset impairment, was $(11.3) million for 1996 and $(14.8) million for 1995, an improvement of 24%, for the reasons discussed above.

    INTEREST EXPENSE. Interest expense was $108,600 for 1996, compared to $21.2 million for 1995. This decline reflects the fact that the Company did not assume the approximately $226.1 million of long-term debt of AirTouch Teletrac. The Company's interest expense for 1996 related to $2.0 million of long-term lease commitments.

    NET LOSS. For the reasons discussed above, net loss decreased to $13.8 million for 1996 from $57.4 million for 1995.

    COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994.

    REVENUES. Total revenues decreased to $13.2 million for 1995 from $15.3 million for 1994.

    Equipment revenues declined to $4.0 million for 1995 from $5.8 million for 1994. As a result of the reduction in sales force implemented by AirTouch Teletrac in 1995, the gross number of units sold declined to approximately 14,700 for 1995 from approximately 17,700 for 1994.

    Service revenues increased to $8.6 million for 1995 from $7.4 million for 1994, an increase of 16.2%. The increase in service revenues is primarily attributable to the increase in units in service to 49,279 at December 31, 1995 from 40,901 at December 31, 1994.

    Revenues for 1995 and 1994 also included $681,000 and $2.1 million, respectively, of revenues attributable to an engineering consulting contract between AirTouch Teletrac and Ituran Location and Control Ltd., an Israeli licensee ("Ituran"), relating to the construction in Israel of a network similar to the Company's. Construction began in 1994 and was completed in 1995.

    COST OF REVENUES. Cost of revenues declined to $4.3 million for 1995 from $6.4 million for 1994. As indicated above, equipment sales decreased for 1995 as compared to 1994, which led to a decrease in equipment costs.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses declined by $4.5 million, to $23.7 million for 1995 from $28.2 million for 1994. During 1995, AirTouch Teletrac's management made the decision to sell its assets, at which point AirTouch Teletrac began to reduce its expenses. The number of employees was reduced from 197 at December 31, 1994 to 117 at December 31, 1995. Reductions were also made in certain administrative expenses.

    REFREQUENCING COSTS. Refrequencing costs accrued for 1995 are the estimated costs for the conversion of VLUs in service with customers at the time of the Acquisition. Because the change in frequency was mandated by a 1995 order of the FCC, there was no expense recorded in 1994.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses declined to $4.5 million for 1995 from $5.2 million for 1994. This decline was due to a reduction in the aggregate value of the Company's plant, property and equipment as certain assets became fully depreciated and additional assets were not acquired.

    OPERATING LOSSES. AirTouch Teletrac incurred operating losses of $36.1 million for 1995, compared to $24.5 million for 1994, for the reasons discussed above.

    EBITDA. EBITDA, which excludes refrequencing costs and asset impairment, was $(14.8) million for 1995 and $(19.3) million for 1994, for the reasons discussed above.

    INTEREST EXPENSE. Interest expense increased to $21.2 million for 1995 from $15.6 million for 1994 due to the increase in AirTouch Teletrac's long-term debt to $226.1 million for 1995 from $203.3 million for 1994.

    NET LOSS. Net loss increased to $57.4 million for 1995 from $39.8 million for 1994, for the reasons discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has required a substantial investment of capital in order to fund the Acquisition, its subsequent operating losses and the build-out of its networks in new markets. During 1996, the Company used $16.2 million of cash in its operating activities, $7.1 million for purchases of property, plant and equipment and $2.1 million to acquire the assets of AirTouch Teletrac. For the six months ended June 30, 1997, the Company used $16.5 million of cash for operating activities and $5.9 million for purchases of property, plant and equipment. These cash outflows were financed through private equity placements of common and preferred stock. From November 14, 1995 through December 6, 1996, the Company issued and sold 244,000 shares of its Class A Common Stock for an aggregate purchase price of $24.4 million pursuant to the terms of a Stock Purchase Agreement, dated November 14, 1995, among the Company and certain investors. From March 29, 1996 through December 6, 1996, the Company issued and sold 5,000 shares of its Class A Common Stock for an aggregate purchase price of $500,000 pursuant to a Subscription Agreement, dated March 29, 1996, among the Company and certain other investors. On December 6, 1996, the Company issued and sold 190,476.19 shares of its Series A Redeemable Convertible Participating Preferred Stock for an aggregate purchase price of $33.0 million pursuant to the terms of a Stock Purchase Agreement, dated December 6, 1996, among the Company and certain investors. At June 30, 1997, the Company had working capital of $5.3 million and restricted cash of $1.8 million.

    On August 6, 1997, the Company sold 105,000 Units, consisting of an aggregate $105,000,000 of its 14% Senior Notes due 2007 and 105,000 Warrants, to Donaldson, Lufkin and Jenrette Securities Corporation and TD Securities (USA) Inc. for an aggregate purchase price (net of discounts and commissions) of $101,325,000. The Company has purchased $39.9 million of government securities (the "Pledged Securities") which it has pledged to Norwest Bank, National Association as Collateral Agent to secure the payment of the first six semi-annual payments of interest on the Notes. The Company intends to use the net proceeds of such Units Offering (i) to fund expenditures for the continued construction, development and roll-out of its networks and services, including site construction, marketing costs and the purchase of system hardware and (ii) for general corporate purposes, including the funding of operating losses, working capital requirements and the possible acquisition of additional radio spectrum in metropolitan markets.

    As indicated above, capital expenditures were $7.1 million for 1996 and $5.9 million for the first six months of 1997, primarily for the build-out of the Company's networks in new markets. The Company currently expects that its aggregate capital expenditures (excluding the acquisition of spectrum rights) will be $14.8 million for 1997 and an aggregate $17 million for both 1998 and 1999 combined. These capital expenditures will consist primarily of costs associated with the opening of new markets in 1997 and 1998. In addition, the Company's capital expenditure plans also include network design and development, the maintenance of existing markets and other capital improvements.

CREDIT FACILITY

    On September 18, 1997, Teletrac, Inc. entered into a bank credit facility (the "Credit Facility") pursuant to which Banque Paribas, Fleet National Bank and certain other banks (the "Banks") have agreed to provide the Company a five and one-half year $30 million secured revolving line of credit. The loans under the Credit Facility are, at the election of the Company, domestic loans or Eurodollar loans. During the first year of the facility, loans bear interest (i) in the case of domestic loans, at 2.50% per annum plus a reference rate (which is the prime rate) and (ii) in the case of Eurodollar loans, at 3.50% per annum plus a reference Eurodollar loan rate. For the remaining term of the facility, the applicable margin rates may be increased or decreased quarterly depending upon the Company's debt to operating cash flow ratio.

    The maximum aggregate commitment of the Banks under the Credit Facility is reduced each quarter, beginning December 31, 1999, until all amounts borrowed thereunder are paid in full on March 31, 2003. All amounts outstanding in excess of the commitment as so reduced must be paid by the Company in full. The aggregate commitment of the Banks under the Credit Facility will be reduced by a total of $6.0 million over the four quarters ended September 30, 2000, by a total of $9.0 million over each of the four quarters ended September 30, 2001 and 2002, and by a total of $6.0 million over the two quarters ended March 31, 2003.

    The Credit Facility will contain restrictive covenants that, among other things, impose limitations on the Company and its subsidiaries with respect to
(i) the incurrence and maintenance of indebtedness, including guarantees, (ii) the incurrence, creation or maintenance of liens,
(iii) the making of dividends and certain payments, (iv) transactions with affiliates, (v) the disposition of assets, (vi) the types of acquisitions that can be made and the amount which can be invested in acquisitions, (vii) the amount of rental payments that can be incurred, and (viii) consolidations and mergers. The Credit Facility also provides for events of default customary in facilities of its type.

AGREEMENTS WITH TADIRAN

    The Company has entered into a contract with Tadiran to purchase 200,000 VLUs between October 1996 and October 1998. The agreement permits the Company to effectively double the period of time in which it takes delivery of VLUs and to cancel its order at any time, subject to payment of a nominal fee per VLU not purchased and certain other expenses. In addition, the Company has funded approximately $2.0 million of research and development costs with Tadiran related to the Integrated Base Station Unit ("IBSU"), and expects to fund an additional $2.5 million in the future on this project. See "Business-- Network and Subscriber Equipment." Although the Company does not have any other material commitments to fund research and development, such expenditures may occur from time to time. See "Business-- Network and Subscriber Equipment."

CAPITAL NEEDS FOR NETWORK BUILD-OUT


    During 1996 and the first nine months of 1997, the Company experienced significant operating and net losses and negative EBITDA in connection with the build-out of its networks and the operation of its business. Management anticipates that such losses and negative EBITDA will continue for the remaining portion of 1997 and for 1998 as the Company implements its growth strategy. The Company's Los Angeles operations are currently generating positive EBITDA (excluding corporate overhead). Management believes that the Company as a whole will achieve positive EBITDA in 1999 and positive net income in 2000. However, due to the high level of risk in the Company's industry and in its current growth strategy, the risk that the Company will not be able to complete its market build-out on time and within budget, and other risks identified elsewhere herein, there can be no assurance that such results will be realized. See "Risk Factors" and "Projected Financial Information."


    FCC rules currently provide that additional licenses to operate LMS systems, including licenses to operate additional LMS systems in the markets in which the Company operates, may be allocated by auction. The Company intends to participate in future auctions of LMS spectrum, including in those markets in which it currently operates. Management expects that such auctions will occur in early 1998, and the Company may require additional funds to participate in such auctions. See "Risk Factors," "Use of Proceeds" and "Business--Regulation--LMS Spectrum Auctions."

    Based on its current operating plan, which includes the expansion of the Company's operations to 15 markets, management anticipates that the net proceeds to the Company from the Units Offering, together with its existing cash balances and cash flow from operations, will be sufficient to build out its operations in the new markets planned to open in 1997 and 1998 and meet its other cash requirements for at least the next 18 to 24 months. However, the Company believes that it may have opportunities to expand its business significantly and that access to capital would enable it to expand more quickly and effectively. See "Risk Factors--Risks of Expansion and Management of Growth." If the assumptions underlying the current operating plan are not met, or if the Company expands its operations beyond the 15 planned markets, the Company would need additional capital. There can be no assurance that additional financing would be available or that, if available, it would be obtained on terms favorable to the Company. See "Risk Factors--Potential Future Capital Needs."

                                    BUSINESS

    Teletrac is a leading provider of vehicle location and fleet management services, including associated two-way digital wireless messaging, to commercial fleet operators. The Company has developed a proprietary land-based location technology that provides customers with a low-cost, accurate and reliable real-time method of locating vehicles in selected metropolitan areas. The Company's system is designed to enable customers to better manage their mobile workforce, provide security for their property and personnel and communicate more effectively with mobile workers.


    As of December 31, 1996, the Company operated in six metropolitan markets:
Los Angeles, Miami, Chicago, Detroit, Dallas and Houston. The Company commenced operations in Orlando in March 1997 and plans to begin providing vehicle location and fleet management services in eight additional markets by the end of 1998, giving the Company operations in 15 of the largest MSAs in the United States, including New York and Boston. As of September 30, 1997, the Company served over 2,000 commercial fleet accounts, more than any other provider of fleet vehicle location services, and had 61,369 units in service with commercial customers. In its Miami and Los Angeles markets, the Company also uses its proprietary location systems to provide vehicle location and stolen vehicle recovery services to consumers. As of September 30, 1997, the Company had 10,176 consumer units in service.


    Market studies indicate that there are approximately 7.6 million total commercial fleet vehicles in the 15 markets in which the Company operates or plans to operate. The Company believes that there is substantial demand for cost-effective communications services that offer both reliable location tracking and two-way wireless messaging in metropolitan areas. The Company's products can be used either alone or in conjunction with other communications technologies. The Company believes that the majority of its target customers' vehicles are currently equipped with wireless communications devices that do not provide automatic location features, such as two-way radio, specialized mobile radio ("SMR"), pagers and cellular devices. The Company's products and services allow commercial fleet operators to (i) increase driver productivity and fleet efficiency, (ii) improve customer service, (iii) limit unauthorized vehicle use, and (iv) reduce driver overtime. The Company's customers include metropolitan commercial fleets (such as trade service providers, delivery services, bus and taxi fleets, ambulance companies, telecommunications companies, utility companies, municipal government vehicles and law enforcement agencies) and long-haul trucking fleets when operating within metropolitan markets.

    The Company offers a range of fleet management solutions, depending on the customer's budget and location and messaging needs. All of these solutions involve the installation of a VLU in each vehicle. The VLU is a radio transceiver that receives and transmits signals used to determine a vehicle's location. In addition to the VLU, commercial fleet customers generally purchase software or location services from the Company. The Company's primary product for commercial fleets is Fleet Director-Registered Trademark-, a proprietary software application that permits simultaneous location of all fleet vehicles on a real-time 24-hour-a-day basis through a digitized map displayed on the customer's dedicated personal computer, which is connected to the Company's networks. Fleet Director-Registered Trademark- can be complemented with the Company's messaging units, which allow two-way messaging between the fleet dispatcher and drivers directly from the Fleet Director-Registered Trademark-screen. The Company also offers Fleet Reporter-TM-, a lower cost alternative to Fleet Director-Registered Trademark- that provides fleet operators with daily printed reports of vehicle locations and access to real-time location information through OZZ-Registered Trademark-, a telephone-operated information system. In the second half of 1997, the Company intends to introduce Winfleet-TM-, a Microsoft Windows-Registered Trademark--based application based on Fleet Director-Registered Trademark- that will not require a dedicated computer.

    The Company believes that its wireless location and two-way messaging technology can serve its customers more reliably and more cost-effectively than competing systems, including those which rely on GPS technology combined with other forms of wireless communication. The Company's location technology, which consists of proprietary software and land-based transmitters and receivers that are licensed to operate in the 904-909.75 and 927.75-928 MHz bandwidth, operates reliably in a high-rise urban setting.

GPS-based systems, on the other hand, can lose accuracy in areas where high-rise buildings or other large structures obstruct the signal between the satellite and the vehicle. Unlike the Company's technology, GPS-based location systems must be coupled with a wireless communication system to transmit location information to a fleet operator. The other forms of wireless communication used in conjunction with GPS technology, such as cellular and SMR, generally make the incremental cost of determining and transmitting a vehicle's location to a fleet operator more expensive than the Company's technology.

    In its Miami and Los Angeles markets, the Company also uses its proprietary location systems to provide vehicle location and stolen vehicle recovery services to consumers. The Company's service locates and tracks stolen vehicles in real time and its equipment can be integrated with a vehicle's alarm system and/or ignition so that it is automatically activated if the vehicle is stolen. The Company's service also allows a subscriber to initiate vehicle location in other emergency or roadside assistance situations.

    In 1995, prior to the Acquisition, the Company's predecessor ceased to actively market its consumer vehicle services. The Company has continued providing consumer service as a legacy of the business acquired from AirTouch Teletrac but has not launched any new marketing efforts. While the Company intends to focus on its commercial business, it is currently exploring various potential strategies for marketing and distributing its products to consumers, including through strategic partnerships or third-party reseller arrangements, and expects to begin expanding its consumer operations in late 1997 or early 1998.

BUSINESS STRATEGY

    The Company's objective is to enhance its position as the leading national provider of vehicle location and fleet management services in metropolitan areas by exploiting its proprietary technology and systems. The key elements of the Company's strategy are:

    INCREASE MARKET PENETRATION. In its six original markets, the Company is rapidly building a trained sales force to market its products and services to operators of commercial fleets. Prior to the Acquisition, AirTouch Teletrac terminated all of its active sales and marketing efforts. Since the Acquisition, the Company hired approximately 90 direct sales representatives to service its six original metropolitan markets and the Company believes that it will more effectively exploit opportunities in its existing markets as its sales force gains experience. See "Commercial Fleet Management--Sales, Marketing and Customer Service." The Company believes it requires a modest penetration of its target markets to achieve its business plan.

    EXPAND GEOGRAPHIC COVERAGE AREAS. In 1996, the Company began constructing the network infrastructure to expand its coverage from six to 15 metropolitan markets. In March 1997, the Company introduced commercial fleet services in Orlando, and the Company expects to introduce commercial fleet services in two additional U.S. markets by the end of 1997 and a further six markets by the end of 1998. The Company expects to begin offering commercial fleet service in San Francisco and San Diego in the third quarter of 1997, and in the remaining markets during 1998. Management believes that, in addition to providing services to local fleet operators in its new markets, the planned geographic expansion will make the Company's services more appealing to regional and national customers that have fleets in several metropolitan areas. In connection with the roll-out of its commercial fleet services, the Company plans to add over 150 new sales representatives in its new markets by 2001. The Company also holds FCC licenses in 11 additional markets, but the Company expects that it would have to obtain additional licenses in certain of such 11 markets before it could commence commercial operations.

    CAPITALIZE ON LOW-COST SERVICE. The Company believes that its proprietary location solutions permit lower cost operation than most competing technologies, which generally require more expensive hardware, more expensive airtime, or both. With the Company's technology, the incremental cost of locating a vehicle and transmitting its location to the fleet operator is nominal, which permits the Company to provide services for a relatively low monthly fee. This price structure permits customers to locate their vehicles frequently throughout the day (typically, every 15 minutes), which the Company believes substantially improves the customer's ability to increase fleet efficiency and monitor driver compliance. The Company believes that the low cost of its products and services also enables its customers to quickly recover the cost of their purchase by reducing overtime costs and increasing fleet efficiency. The Company intends to pursue a larger market share by emphasizing its cost advantage and rapid return on investment.

    EXTEND PRODUCT OFFERINGS. The Company believes that its ability to expand and maintain its customer base depends on its continued marketing of low-cost and user-friendly solutions for fleet management. The Company plans to offer the first generation of Winfleet-TM-, a Windows-Registered Trademark--based solution, in the second half of 1997. The first generation product is a simplified version of Fleet Director-Registered Trademark- that does not require a dedicated computer. The second generation of Winfleet-TM- is being designed with an open client server architecture to permit it to operate on a variety of hardware platforms and to be integrated with the customer's other management information systems to serve the needs of customers with more sophisticated information needs and capabilities. The Company is also developing an Internet version of its fleet management software. In addition, the Company is exploring technological improvements that would expand the Company's messaging capabilities to include additional services such as free text return messaging, wireless e-mail, fax, database queries, credit card verification and inventory management.

    EXPLOIT NEW BUSINESS OPPORTUNITIES. The Company is considering entering into a number of strategic alliances and partnerships to develop and offer new products. In conjunction with certain strategic suppliers, the Company is currently developing a portable miniaturized device that would permit personal location through the Company's vehicle location networks. The Company also licenses its technology to Ituran, which provides location information and wireless messaging services in Israel, and is pursuing additional opportunities to license its technology abroad. In addition, the Company has discussed joint arrangements with several companies providing vehicle location coverage in rural locations. The Company has developed, and is currently testing, a prototype hybrid device that combines a VLU for use in covered metropolitan areas and a GPS location device and a cellular modem that can operate on a cellular digital packet data ("CDPD") network and/or a traditional cellular system for use outside the Company's system coverage areas. Such a device could permit customers to locate vehicles between covered markets (such as Los Angeles and San Francisco) on long-haul routes or in other areas where the Company does not currently operate.

COMMERCIAL FLEET MANAGEMENT

    TARGET MARKETS

    The Company believes that there is substantial demand in metropolitan markets for cost-effective communications services that offer both reliable location tracking and two-way wireless messaging for metropolitan fleets and for long-haul fleets when operating within metropolitan areas. Commercial fleet operators need a location and messaging solution that can accurately locate vehicles in urban settings in order to (i) increase driver productivity and fleet efficiency, (ii) improve customer service, (iii) limit unauthorized vehicle use, and (iv) reduce driver overtime. Commercial fleet operators also demand security systems for fleet drivers, vehicles and cargo.

    The Company's commercial fleet services provide reliable, low-cost location information, two-way messaging and fleet management services in real time. The Company markets its fleet management products both to metropolitan fleets and long-haul trucking fleets, which may desire to optimize driver efficiency in metropolitan areas because of the impact on customer service and overall fleet productivity. The Company believes that urban commercial fleets represent the largest market for its products. Market studies indicate that there are approximately 7.6 million total commercial fleet vehicles in the 15 markets in which the Company currently operates or plans to operate.

    Many metropolitan commercial fleet operators have not employed location information or messaging services because of the lack of low-cost, reliable location and messaging alternatives. Two-way voice services (such as cellular, SMR and two-way radio) cost significantly more to provide a similar level of location services and rely on the driver to report vehicle location. Although these two-way voice services may also be integrated with GPS-based technologies to provide location information, these integrated solutions can be unreliable in a high-rise urban setting and generally require more expensive equipment and/or higher service fees for a level of service comparable to the Company's. A significant number of metropolitan fleet vehicles utilize lower-cost one-way paging services, but such services lack both location tracking and two-way messaging capabilities. Management believes its commercial fleet service generates demonstrable cost benefits and efficiency gains for its metropolitan fleet customers.

    The Company believes that its cost-effective network allows it to provide more comprehensive fleet management services than are available at a competitive price using another technology. To provide effective fleet monitoring and management services in an urban or suburban environment, fleet operators need to frequently update the location of their vehicles. The Company's commercial fleet customers typically locate every vehicle simultaneously every 15 minutes throughout the day and send messages to the drivers as needed. Competitive systems, which rely on more expensive cellular or SMR communications coupled with a GPS system, generally do not offer a similar level of service at a similar price. The Company believes that less frequent location information reduces the effectiveness of fleet management in metropolitan markets.

    Due to the diversity of metropolitan commercial fleets, the Company's customer base ranges from independent plumbers with one or two vehicles to large municipal bus and ambulance fleets and national delivery companies. The Company's range of products allows it to provide a fleet management solution to meet each segment of this market. However, the Company has recently determined to target marketing and sales efforts primarily at fleets of at least ten vehicles, which it believes it can service more cost-effectively than smaller fleets. The Company believes that the expansion of its networks to its new metropolitan markets will allow it to attract nationwide customers with fleet operations in a number of metropolitan markets. Among the Company's current customers are Emery Air Freight, Inc., Budget Rent-a-Car Corporation, Brinks Incorporated (security transportation), Roto Rooter Corp., Tele-Communications, Inc., department stores such as Target, and the Dallas Independent School District.

    PRODUCTS AND SERVICES

    The Company offers its customers a range of fleet management, communications and security products. All of the Company's products rely on its networks of radio transmitters and receivers. Each customer must equip its vehicles with a VLU in order to use the location and communication features of the Company's products.

    FLEET MANAGEMENT. The Company's fleet management software products and services are designed to address the needs of a wide range of customers. The Company believes that software solutions that must be customized to the needs of individual fleet customers are too expensive and time-consuming to be sold effectively to any but the largest fleets. By emphasizing its off-the-shelf, user-friendly software, the Company believes it can attract a wide range of customers, many of whom would otherwise use less sophisticated communication and management systems, if any.

    FLEET DIRECTOR-Registered Trademark- is a proprietary software application that provides fleet customers accurate fleet vehicle location through the customer's detailed digitized map of a metropolitan area displayed on the customer's dedicated personal computer, which is connected to the Company's networks. Fleet Director-Registered Trademark-displays the position of all VLU-equipped vehicles at periodic intervals determined by the customer (typically every 15 minutes), at the time of each communication with a vehicle and otherwise as specified by the customer. Customers can adjust the level of map detail through a zoom in/zoom out feature, allowing a customer to simultaneously view the location of all fleet vehicles or to focus in on a single vehicle. Fleet operators can establish "zones of compliance" around their customers' locations, their drivers' homes, or other locations to detect whether vehicles enter or leave specific areas. Fleet Director-Registered Trademark- also produces reports that detail a driver's route and the time of each stop and provides documentation for customers who require verification of deliveries. Such reports are produced on screen in real-time and can be faxed or electronically transmitted daily to the customer by the Company. Real-time location reports can also be saved on the customer's computer to be retrieved and reviewed on-screen or printed at a later time.

    Fleet Director-Registered Trademark- can also act as a platform from which the customer can use the Company's two-way communications products (discussed below) to send and receive messages to and from drivers. Customers can type messages directly to drivers from the computer on which Fleet Director-Registered Trademark- operates and send the messages to a single vehicle, several vehicles or the entire fleet.

    Fleet Director-Registered Trademark- operates in a DOS environment on a dedicated personal computer located in the customer's office. The customer may maintain a dedicated line to the Company's local network control center to continually track vehicles and communicate with drivers. Alternatively, the Fleet Director-Registered Trademark- system may connect with the Company's system only as needed.

    The Company had approximately 1,800 Fleet Director-Registered Trademark-customer accounts as of June 30, 1997, constituting 90% of its commercial service customer accounts.

    Fleet Reporter-TM- is a lower cost alternative service to Fleet Director-Registered Trademark- that provides customers with daily hard-copy reporting of vehicle locations and OZZ-Registered Trademark- mobile information, but does not require the customer to use a computer. The Company's local network will periodically (typically every 15 minutes) locate each vehicle in a fleet and send the Fleet Reporter-TM- customer a daily fax detailing the location of each vehicle throughout the day. The customer can compare the report to each driver's time card or delivery log for compliance purposes, or otherwise use such data to manage its fleet more efficiently. Each customer who subscribes to Fleet Reporter-TM- can also use the OZZ-Registered Trademark- mobile information service (discussed below) to locate specific vehicles in real-time using a telephone, and has access to all of the security features of the Company's system. Fleet Reporter-TM- does not require the customer to have a computer and does not provide customers with a communications system. The Company had approximately 200 Fleet Reporter-TM- customer accounts at June 30, 1997, constituting 10% of its commercial service customer accounts. WINFLEET-TM- is the first generation of a Microsoft Windows-Registered Trademark--based software system that the Company is currently developing. The first generation product, which would not require a dedicated computer, is a simplified version of Fleet Director-Registered Trademark-. The second generation of Winfleet-TM- is being designed with an open client server architecture to permit it to operate on a variety of hardware platforms and to be integrated with the customer's other management information systems (such as billing, accounting and human resources), allowing the customer to use location information to measure and improve productivity in the field. The Company plans to introduce first generation Winfleet-TM- to customers in the second half of 1997.

    INTERNET SERVICES are currently being developed by the Company to allow customers to monitor vehicle locations on a detailed map in real-time, but would not allow communications between a customer and its drivers. This product would be a lower cost alternative similar to Fleet Reporter-TM-, but would be marketed to customers with existing computer and Internet capabilities. The Company plans to introduce an Internet-based product in 1997.

    COMMUNICATIONS. The Company offers two communication systems to its Fleet Director-Registered Trademark- customers. The Mobile Data Terminal ("MDT") is the Company's more advanced two-way messaging system. It allows for alphanumeric communications from the fleet operator to its drivers and up to thirty-five pre-programmed messages from the drivers to the fleet operator. The Status Messaging Terminal ("SMT") is a low-cost alternative to the MDT. The SMT allows for four pre-programmed messages which may be sent from the customer to the drivers and eight pre-programmed messages which may be sent from the drivers to the customer. The MDT and the SMT are both small terminals typically mounted on the fleet vehicle's dashboard and are connected to the VLU.

    Both the MDT and the SMT automatically provide customers with an electronic "receipt" when the message is received and therefore do not rely on drivers for vehicle locations or message delivery. As a result, the Company's system provides more reliable location information and messages than many competing technologies. The Company's communication applications generally have lower service costs than conventional real-time, two-way communication services, such as cellular, SMR and ESMR services. In 1996, the Company sold approximately 3,200 MDTs and approximately 1,300 SMTs, and approximately 30% of all new units sold to commercial customers in 1996 were SMTs or MDTs. In the first six months of 1997, the Company sold approximately 3,900 MDTs and approximately 2,300 SMTs, and approximately 40% of all new units sold to commercial customers in the period were SMTs or MDTs.

    Upon installation of the IBSU currently under development by Tadiran, the Company's system will support two-way free text alphanumeric messaging between the customer and its drivers. In order to offer two-way free text alphanumeric messaging, however, the Company will also need to develop a new messaging unit capable of composing free text alphanumeric messages. See "--Network and Subscriber Equipment".

    The following chart sets forth the list price of the Company's commercial fleet equipment, software and services:

                                                                LIST PRICE FOR               MONTHLY SERVICE
         FUNCTION                      PRODUCT                     EQUIPMENT                       FEE
---------------------------  ---------------------------  ---------------------------  ---------------------------
Vehicle Location (required   Vehicle Location Unit (VLU)       $595 per vehicle              $25 per vehicle
    for all customers)

     Fleet Management                   Fleet                  $2,695 for Fleet                   None
                             Director-Registered Trademark- Director-Registered Trademark-
                                                          Software
                                 Fleet Reporter-TM-                  None                    $4 per vehicle

      Communications         Mobile Data Terminal (MDT)        $300 per vehicle              $14 per vehicle
                              Status Messaging Terminal        $150 per vehicle              $4 per vehicle
                                        (SMT)

    SECURITY SERVICES. The Company offers its commercial fleet customers several vehicle security and driver safety options that operate through the Company's location networks. A VLU can be connected directly to a vehicle's alarm system, triggering the Company's security system when the alarm is set off, or connected to an alarm button either located in the vehicle or carried remotely by the driver. Customers with Fleet Director-Registered Trademark- may also establish a "zone of compliance" that activates the Company's security system when vehicles leave the zone. When the security system is activated, a signal is sent by the VLU to the Company's local network system which automatically alerts the customer through Fleet Director-Registered Trademark-. If the customer does not respond, or if the customer subscribes to Fleet Reporter-TM-, the Company will telephone the customer directly. If the customer believes that the vehicle has been stolen or a driver is in danger, the Company will work directly with the local law enforcement authorities to track the location of the vehicle in real-time. Many customers also attach VLUs directly to valuable cargo or to expensive equipment such as construction equipment. The Company believes it has developed excellent relations with local law enforcement officials due to the past performance of the Company's location system, and that such relations contribute to its ability to quickly recover stolen vehicles and equipment.

    SALES AND MARKETING; CUSTOMER SERVICE

    The Company uses a direct sales force to sell its commercial vehicle location and fleet management services, and has a sales force located in each market where it operates. The Company's sales efforts rely on sales managers who supervise the sales activities of sales representatives, contact and negotiate with larger potential customers, and have authority to negotiate prices within defined parameters. Sales commissions generally are directly linked to the number of units a sales person sells.


    Following a review conducted by outside consultants, the Company is refining its sales and marketing efforts in certain respects. To reduce the incremental cost of sales and customer service, sales representatives are now focusing marketing and sales efforts primarily on fleets of at least ten vehicles. The Company has also established a telemarketing staff to help target customers for potential sales calls and, in a pilot program in its Chicago market, is developing a customer service staff separate from the sales force to improve customer support while allowing the sales force to focus efforts exclusively on selling. In the Company's other markets, sales representatives continue to participate in ongoing customer service. The Company expects that it will significantly increase its sales force as it expands into new markets and offer new services. As of September 30, 1997, the Company's direct sales force consisted of approximately 85 employees and the Company expects that, as it expands into new markets, the sales force will grow to approximately 130 employees by the end of 1997 and to approximately 200 employees by the end of 1998.


    The Company's advertising and marketing efforts are generally directed to local and regional markets and its strategy has focused on print advertising in industry journals, direct mail, videos, telemarketing, industry trade shows and on-site marketing promotions and demonstrations.

CONSUMER VEHICLE SERVICES

    The Company is currently focusing on its core business of commercial fleet management. As a legacy of the business acquired from AirTouch Teletrac, the Company has continued providing consumer service (now sold under the name Teletracer-TM-) and has allowed dealer arrangements in place at the time of the Acquisition to continue, but has not launched any new marketing efforts. The Company is exploring various potential strategies for marketing and distributing its products to consumers, including through strategic partnerships or third-party reseller arrangements, and expects to begin expanding its consumer operations in late 1997 or early 1998.

    TARGET MARKET

    The demand for vehicle security products and services has grown as consumers have become increasingly concerned with vehicle theft. The consumer vehicle security industry encompasses a number of security products and services, including mechanical theft-prevention devices such as The
Club-Registered Trademark-, installed automated vehicle alarms and vehicle recovery services such as LoJack-Registered Trademark-.

    The vehicle security industry has developed rapidly since the late 1970s, as motor vehicle theft increased dramatically. According to industry sources, an estimated 22% of all new automobiles (or approximately 2.26 million new automobiles in 1994) and 62% of luxury vehicles purchased in the United States are equipped with an electronic car alarm. Vehicle theft and the demand for vehicle security are particularly high in the metropolitan centers and surrounding suburbs serviced by the Company.

    PRODUCTS AND SERVICES

    The Company's proprietary location technology and VLU equipment can be used for consumer applications without modification. A VLU is installed in a consumer's vehicle and is generally connected to a security alarm and/or integrated with the vehicle's internal ignition system. By connecting the unit to a vehicle security alarm, vehicle recovery service can be initiated automatically. If the vehicle alarm is triggered, the unit emits an emergency locate signal, notifying the Company's control center of a potential vehicle theft. Each regional control center is staffed twenty-four hours a day, seven days a week with Company employees who contact local law enforcement authorities and direct them to the location of the stolen vehicle. The Company currently distributes its consumer product and services through auto dealers, electronic retailers and other distributors.

    The Company's ability to offer automated, reliable and real-time service differentiates its stolen vehicle recovery service from other available services. The VLU provides automatic vehicle tracking at the time of theft. This is in contrast to other vehicle recovery services, such as LoJack-Registered Trademark-, that require a subscriber to report a vehicle stolen in order to begin the tracking process. As a result, over the past two years, of the approximately 214 Teletracer-TM--equipped vehicles that have been stolen to date in Los Angeles and Miami, approximately 75% were recovered within two hours of theft and approximately 90% were recovered overall.

    The Company also offers a proprietary telephone-operated mobile information service called OZZ-Registered Trademark-. This service allows its subscribers telephone access to a computer that will locate a subscriber's vehicle in real-time and report its location for compliance, security and convenience purposes. The subscriber calls the Teletrac OZZ-Registered Trademark- telephone number, enters a personal identification number for the vehicle to be located and within seconds receives an automated voice response indicating the location of the vehicle at that time. In addition to providing the customer with the location of the vehicle, OZZ-Registered Trademark- is a "mobile yellow pages" that provides the customer the location of nearby prominent businesses or landmarks from a menu of choices. The customer can call
OZZ-Registered Trademark- and obtain information such as the location of the nearest fast food restaurant, automatic teller machine, gas station, hospital, police station, or interstate on-ramp. Teletrac offers
OZZ-Registered Trademark-to both consumer and commercial customers. The OZZ-Registered Trademark- service can also be used to remotely instruct the VLU to lock/unlock the doors of the vehicle. The firm that has contracted to provide roadside assistance service for the Company estimates that 25% of roadside assistance calls are for keys locked in the vehicle.

    All of the Company's consumer customers can also telephone the Company's call-in Roadside Assistance Program, through which the Company will have a tow truck sent to the caller's location. Under its Automated Roadside Assistance Program, offered to its customers at a higher monthly fee, the Company can direct a tow truck directly to a subscribing customer's location when the customer presses a roadside assistance button installed in his or her vehicle.


    Monthly consumer service fees and equipment sales accounted for $2.5 million, or 16%, of the Company's revenues for 1996 and $1.7 million, or 9%, of the Company's revenues for the first nine months of 1997. The Company had 10,176 consumer VLUs in operation as of September 30, 1997.


    POTENTIAL DISTRIBUTION STRATEGIES

    AirTouch Teletrac distributed its consumer vehicle recovery system through indirect channels such as car dealerships and electronics retailers. Before the Acquisition, AirTouch Teletrac had scaled back its consumer sales efforts. Current management stopped actively supporting consumer selling efforts in order to concentrate its sales efforts on commercial markets. The Company is currently exploring a variety of possible marketing and distribution strategies for a consumer service, primarily focusing on third-party reseller arrangements or strategic partnerships with businesses such as home security companies, alarm companies and large regional auto dealerships. The Company believes such third-party arrangements would require less overhead than previous distribution efforts and could permit more cost-effective consumer operations.

TECHNOLOGY

    The Company has developed a proprietary, accurate and reliable spread spectrum-based wireless network architecture that provides for both location determination and two-way messaging. The Company's low-cost wireless network architecture permits cost-effective and accurate location and messaging services in metropolitan areas. The Company's networks use multilateration-based techniques and land-based receivers for position determination, avoiding the "line-of-sight" problems that may arise for satellite-based systems in urban areas where tall buildings can block a satellite's view of a vehicle. The Company believes that its land-based multilateration techniques are uniquely appropriate for precise location determination in urban settings and that it can accurately locate a vehicle equipped with its equipment in real-time within a range of less than one-half of an average city block (approximately 150 feet).

    In order to locate a subscriber vehicle, the Company's local network broadcasts a "paging" transmission (the "Forward Link") simultaneously from each transmitter on the network. The Forward Link is used to transmit both location commands and alphanumeric messages to the VLU. Each subscriber's vehicle is equipped with a VLU, a videocassette-sized "transceiver" unit which responds to the location command of the Forward Link by emitting a response signal (the "Reverse Link"). The Reverse Link is received by at least four nearby BSU's which calculate both the time of transmission of the Forward Link and the time of arrival of the Reverse Link and relay this data, via wireline telephone networks, to the Network Control Center ("NCC"), the local network's data processing center. The NCC uses the Company's proprietary network software to calculate the location of the VLU from the information received by the BSUs. The NCC consists of the Company's radio-frequency control equipment, telecommunication access connection computers, proprietary software and the Company's customer database. The NCC is staffed twenty-four hours a day, seven days a week by operators who are responsible for location monitoring, system support and customer service. The NCC instantaneously relays the location information to a subscriber's Fleet Director-Registered Trademark- software application or OZZ-Registered Trademark- call-in request (via automated response) and stores all location information for daily reports to Fleet Reporter-TM- and Fleet Director-Registered Trademark- subscribers.

    The Company's customers can also use the Forward Link to transmit alphanumeric messages from their centralized dispatch office to their fleet vehicles and the Reverse Link to transmit more limited messages from vehicles to the centralized dispatch office. The network system can transmit alphanumeric messages at a transmission speed of 2,400 bits per second. While the Company's current networks' capacity is more than sufficient to support its existing services, the Company's networks may be reconfigured in the future to permit increased transmission speed and messaging and location capacity. For example, the messaging capability of the Reverse Link is currently limited by the BSU, which does not permit alphanumeric messaging. The Company is, however, developing an advanced version of the BSU, the IBSU, which will permit alphanumeric messaging through the Reverse Link. See "--Network and Subscriber Equipment."

                                TELETRAC NETWORK

    The following diagram illustrates the sequence of events that occur when a customer utilizes the Company's vehicle location and messaging network:

      [Schematic chart illustrating the operation of Teletrac's Network.]

NETWORK AND SUBSCRIBER EQUIPMENT

    The Company has established a strategic relationship with Tadiran for the development and supply of several network components, including the VLUs and BSUs. Tadiran is an Israeli technology company and defense contractor which specializes in the development and production of communications equipment and products and is a leading manufacturer of location equipment. Tadiran and the Company are currently developing a miniaturized version of the VLU for use as a portable location device. As part of such development, the Company and Tadiran are also developing a simpler and lower cost VLU.

    The Company currently acquires its BSUs exclusively from Tadiran and is working with Tadiran to develop an upgrade for the BSU, the IBSU, which will offer significant advantages over current BSUs. The IBSU is expected to integrate a number of enhanced features, including multichannel capability, and will permit the Company to use its spectrum more efficiently, increase its overall network capacity, reduce site operating and build-out costs and permit longer alphanumeric messages. The Company expects to begin the installation of the IBSU in its current and planned markets in the second quarter of 1998. There can be no assurance that the Company and Tadiran will successfully develop the IBSU or that, if they do, it will be introduced on the current schedule. See "Risk Factors--Reliance on Sole Supplier."

    The Company's network also includes a number of components that are used in the wireless messaging industry. The Company purchases standard transmitters from Glenayre Technologies, Inc. and Motorola, Inc. The transmitters, which are similar to transmitters used in one-way paging networks, transmit the Forward Link in a manner similar to a paging network. Much of the Company's communications equipment, its antennas and many other components of its networks are also available through a number of existing suppliers of wireless messaging equipment.

    As part of ongoing capital improvements, the Company is working on several enhancements of its operating systems. The Company is enhancing its location monitoring system hardware and software to improve the operating networks' functionality and generate overall network operating savings. The planned network enhancements include a nationwide database to provide vehicle roaming capabilities between markets. Additionally, the Company's network enhancements will enable it to reduce its number of NCCs from one in each metropolitan market to three to four regional NCCs.

COMPETITION

    The Company currently faces competition for each type of service it offers. The Company expects that in the future it will face competition from new technologies as well as from existing products. Certain of the Company's competitors are larger and have substantially greater financial and research and development resources and more extensive marketing and selling organizations than the Company. There can be no assurance that additional competitors will not enter markets that the Company already serves or plans to serve or that the Company will be able to withstand such competition. Moreover, changes in technology could lower the cost of competitive services to a level where the Company's services would become less competitive or where the Company would need to reduce its service prices in order to remain competitive, which could have a material adverse effect on the Company's business. See "Risk Factors--Competition and Technological Change."

    COMMERCIAL VEHICLE MARKET

    The Company knows of three basic classes of products that offer commercial location and messaging capabilities competitive with the Company's products: (i) GPS, private satellite and Loran-C systems, (ii) LMS systems and (iii) traditional wireless communication.

    GPS, PRIVATE SATELLITE AND LORAN-C SYSTEMS. GPS, certain private satellite networks and Loran-C can provide location information, and when paired with a communications system, may provide a system competitive with the Company's products. GPS systems receive signals from NAVSTAR satellites, U.S. government-funded satellites used for position location. GPS systems and certain private satellite systems use satellite ranging techniques to measure a GPS device's distance relative to a group of satellites in space. Typically, a GPS device must be in "sight" of several satellites to receive adequate transmission data for the determination of relative location on earth. The Loran-C system uses land-based transmitting stations to send a low-frequency radio signal which is used by a vehicle to calculate its position relative to the location of other Loran-C transmitters. Satellite and Loran-C systems are generally not as effective as LMS networks such as the Company's in metropolitan areas. Because GPS and other satellite services require "line of sight" to the orbiting satellite, dense metropolitan areas, parking garages, tunnels or other covered areas can impact the system's effectiveness and reliability. Loran-C systems also frequently have difficulty penetrating "metropolitan canyons" and therefore may provide inaccurate position readings in urban areas.

    In most GPS, private satellite and Loran-C vehicle location systems, vehicle-mounted equipment gathers location data and transmits it by a wireless communication system to a dispatch center. There are a number of wireless systems that can be linked to a satellite system or a Loran-C system to transmit location information to a dispatch center:

    - CELLULAR AND PCS COMMUNICATION SYSTEMS-- Cellular and PCS systems can provide local or nationwide networks to transmit location information to a dispatcher. However, cellular and PCS operators generally price their airtime at price levels that do not allow for frequent location information transmittals by vehicles equipped with GPS, private satellite or Loran-C systems to dispatchers on a cost-basis competitive with the Company. Most vehicle location systems that link a satellite or Loran-C location system with a cellular or PCS communication system, such as HighwayMaster, are best-suited for long-haul trucking fleets. In addition, in certain U.S. markets, some cellular operators have added a data service over their existing cellular infrastructure that can improve the cost and delivery of location information over existing cellular networks. The data service, called CDPD, is an overlay of a packet switched data service on a traditional cellular system. CDPD is available in approximately 80 metropolitan markets throughout the U.S., including all the markets, other than Los Angeles, in which the Company is currently operating or plans to operate.

    - SMR/ESMR-- SMR has traditionally been used to serve the needs of local dispatch services, such as taxis and couriers, which typically broadcast short messages to a large number of units. Several SMR operators are constructing Enhanced Specialized Mobile Radio ("ESMR") digital systems that offer mobile telephone services. Some SMR and ESMR providers are beginning to integrate GPS with their systems to determine location and transmit the location information back to the subscriber via the SMR or ESMR communications network. An ESMR system with GPS location features has been developed by Geotek Communications, Inc. Geotek is offering an automatic vehicle location service using its own dedicated ESMR network to transmit location information. As of June 30, 1997, Geotek was available in nine metropolitan markets in the U.S. In certain markets, Geotek has developed a fleet management program incorporating GPS location information, which is being marketed with monthly service fees compatible with the Company's standard pricing.

    - SATELLITE-BASED COMMUNICATIONS-- Satellite-based communication is accomplished through transmission of a signal from a vehicle-based transmitter to a satellite, which automatically retransmits the signal to a dispatcher. Such systems provide seamless nationwide service for transmitting location information, but do not currently transmit location data at a cost competitive with the Company's system. Vehicle location products with satellite-based communications are currently offered by Orbcomm Global, L.P. and Qualcomm, Inc.

    - DEDICATED WIRELESS NETWORKS-- ARDIS and RAM are dedicated wireless two-way data networks that also can be used to transmit location information through integration with GPS. ARDIS is owned by Motorola and RAM is owned by a joint venture between RAM Broadcasting Corp. and BellSouth. Both wireless providers cover primarily metropolitan markets. ARDIS covers approximately the top 400 markets in the United States, and RAM reports coverage in approximately the top 100 markets (in both cases, including all the markets in which the Company currently operates or plans to operate).

    LMS SYSTEMS. The Company knows of other companies that are developing competitive LMS location and messaging systems. Pinpoint Communications Inc., METS Inc./MobileVision, L.P. and Comtrak Inc. each have developed technologies that use LMS spectrum to provide both location information and messaging. Such alternative LMS systems are also land-based wireless systems suited for providing accurate and cost-effective service in metropolitan areas. Current LMS operators and prospective LMS operators may also benefit from an FCC auction of three frequency bands, including the band on which the Company's system operates, for LMS purposes. The Company believes that to date it is the only company that has established a commercially operational LMS network in the U.S.

    TRADITIONAL WIRELESS COMMUNICATION. Many fleet managers use existing SMR, ESMR, two-way radio, cellular or paging systems to communicate with vehicles and obtain their location. Such systems are less reliable than the Company's products, however, because they rely exclusively on drivers to accurately identify their location.

    CONSUMER VEHICLE MARKET

    LOJACK-REGISTERED TRADEMARK-. The Company's principal competitor to date in the consumer vehicle market has been LoJack-Registered Trademark-. The LoJack-Registered Trademark- system is based on a VHF transponder (essentially a homing device) with a range of approximately two miles. The
LoJack-Registered Trademark- vehicle recovery system requires a customer to report a stolen vehicle to LoJack-Registered Trademark- in order to initiate the location process. Once a stolen vehicle report is received, LoJack-Registered Trademark- personnel activate the transponder unit located in the stolen vehicle by transmitting a signal across the area in which the vehicle was stolen. Police equipped with LoJack-Registered Trademark- equipment track the signal from the stolen vehicle by the strength of the signal. The LoJack-Registered Trademark- system is not an automatic, real-time, screen-based tracking system, and it does not provide the service features of the Company's OZZ-Registered Trademark- and roadside assistance products.

    GPS/CELLULAR SYSTEMS. Several companies have begun to link GPS location technology with cellular communications to create emergency location systems for consumer vehicles. Carcop-Registered Trademark-, Onstar-TM- and Lincoln Rescu-TM- all rely on this technology to provide emergency roadside assistance and/or stolen car recovery. Such systems, because they are based on GPS locating technology, can be less effective in metropolitan areas where most auto thefts occur.

    THEFT DETERRENTS. A number of products are currently sold for vehicle theft deterrence. Consumer products range from The Club-Registered Trademark- to automatic alarm systems. While such systems do not provide the location information or range of services of the Company's consumer products, they are often available at a significantly lower cost.

PRODUCT PROTECTION

    The Company currently has no material patents and generally seeks to protect its proprietary network software, software products and trade secrets by requiring that its consultants, employees and others with access to such software and trade secrets sign nondisclosure and confidentiality agreements. Management believes that these actions provide appropriate legal protection for the Company's intellectual property rights in its software and products. Furthermore, management believes that the competitive position of the Company depends primarily on the technical competence and creative ability of its personnel and that its business is not materially dependent on patents, copyright protection or trademarks. See "Risk Factors-- Proprietary Rights and Patents."

MIS, ADMINISTRATIVE AND BILLING SYSTEMS

    During 1996, the Company centralized all of its accounting, payables, billing and management information systems in its corporate headquarters in Kansas City, Missouri, and based its nationwide inventory and order fulfillment operations at its Los Angeles office. The Company recently converted to a new billing system which centralizes customer billing to one location, yet allows the local offices the flexibility to handle customer data input and inquiry, thus allowing for quicker and more efficient response for sales and customer service. The Company has also implemented a wide-area network architecture to provide quick and easy communication and transfer of data among all employees of the Company.

REGULATION

    The construction, operation and acquisition of radio-based systems in the LMS industry in the U.S. are subject to regulation by the FCC under the Communications Act. Multilateration LMS is a service operating under new FCC rules. As such, the LMS rules have not been subject to any significant interpretation by the FCC in written decisions and remain subject to further reconsideration. Several parties, including the Company, requested that the FCC reconsider various aspects of the newly-adopted rules governing LMS. In some cases, the reconsideration requests, if granted by the FCC, could have a material adverse effect on the Company's business. In September 1997, the FCC rejected most of the reconsideration requests and reaffirmed its existing rules, but the decision remains subject to further reconsideration. As a pioneer in this new service, the Company may operate under rules with significant ambiguities. The application of largely uninterpreted rules in situations that the Company may encounter will present matters of first impression to the FCC's staff. The Company cannot predict how changes to or interpretations of these rules may affect its operations or its business plans.

    The FCC regulates LMS services pursuant to rules adopted in a February 1995 LMS Order and modified in a March 1996 LMS Reconsideration Order and in a September 1997 LMS Clarification Order. The February 1995 LMS Order, the March 1996 LMS Reconsideration Order, and the September 1997 LMS Clarification Order are hereinafter together referred to as the "LMS Order."

    CONSTRUCTION AND OPERATION OF GRANDFATHERED SYSTEMS

    The FCC's 1995 LMS Order established that LMS licenses would be granted in the future on a geographic basis. LMS licenses granted prior to the 1995 rules, including those under which the Company operates its system, were granted for individual transmitter sites. The FCC announced that no further applications for authorizations for new multilateration LMS transmitter sites will be accepted, pending its development of rules and procedures for auctioning the LMS spectrum. In its 1995 rules, the FCC established procedures for the "grandfathering" of LMS systems that were in operation or authorized as of February 3, 1995. In order to maintain grandfathered status, the Company was required, among other things, to complete its construction of licensed transmitter sites by January 1, 1997, to a level where each system would be capable of locating a vehicle and otherwise in compliance with the 1995 rules (as modified). By December 31, 1996, the Company had constructed LMS systems capable of locating a vehicle in 26 markets, including the six markets in which the Company had systems operating prior to the adoption of the LMS Order.

    The grandfathered authorizations issued to the Company allow the operation of multilateration LMS base stations at particular sites specified in the authorization. Under present rules, the FCC will not authorize the relocation of a base station to a site more than two kilometers from an initially authorized site. To the extent that a previously authorized base site becomes unavailable or is no longer suitable because of potential interference from nearby radio facilities, the two-kilometer restriction will limit the ability of the Company to find optimal alternative sites and, in some instances, could require that the Company abandon the opportunity to construct or operate a previously authorized site, or require that the Company accept diminished performance from some sites. In a few instances, the Company has obtained waivers from the FCC to permit the relocation of a transmitter site to a location more than two kilometers from the original site. Due to minor variations in certain parameters for sites noted during construction, the Company has submitted applications to the FCC for correction or modification of its authorizations for such sites. At the Company's request, the FCC granted special temporary authority for the operation of those sites pending the processing of the applications, which the Company anticipates will be processed in the normal course. The Company recently discovered additional minor parameter violations and has submitted modification applications and requests for special temporary authority relating to the operation of these facilities.

    To prevent grandfathered LMS licensees from expanding coverage into auctionable territory, current FCC rules do not permit those licensees to construct additional LMS transmitters. Consequently, grandfathered licensees are prevented from adding supplemental, or "fill-in," transmitters in locations where it is discovered that, due to terrain or other obstructions, gaps in service coverage exists. The Company filed requests for the FCC to change and/or waive those rules to allow grandfathered LMS licensees to construct "fill-in" transmitters where the aggregate service territory boundaries are not increased. The inability of the Company to use "fill-in" transmitters could create less than optimal signal coverage and penetration in certain of the Company's markets. In the 1997 Clarification Order, the FCC declined to adopt a general rule allowing fill-in transmitters, but said that it would accept applications for fill-in transmitters on a case-by-case basis, so long as the coverage footprint was not increased, a standard which the Company believes its pending waiver request would meet. There is no assurance that the Company's request for waivers to use "fill-in" transmitters will be granted, and it has been opposed in filings by other parties. There is also no assurance that the petitions for reconsideration of the FCC's rules for multilateration LMS that were filed by parties advocating changes that could have a material adverse effect on the Company's business, though not granted in the 1997 Clarification Order, will not be granted in whole or in part by the FCC after final review.

    FREQUENCY CONVERSION

    Grandfathered multilateration LMS systems that were constructed and in operation as of February 3, 1995, must conform their already-constructed facilities to a new radio frequency band plan established by the LMS Order. To comply, the Company is required to change the frequency on which the Forward Link operates and modify system equipment accordingly. The frequency conversion must be complete by April 1, 1998, the date on which the authority to operate on the previous LMS frequencies will expire. Although the frequency conversion only affects the Company's Forward Link, transition of the Company's operating facilities to the new band plan will require the modification of both transmitting and subscriber equipment. The Company constructed transmission equipment in 1996 that modified the frequency on which the Forward Link operates in all of its existing markets. The Company's Forward Link in the existing markets now operates on both the old and the new frequencies, but the Company still must convert its existing customers' VLUs to conform to the new spectrum band plan. The Company has begun an active program of converting its existing customers' VLUs to operate within the new spectrum band plan. The Company anticipates that the frequency conversion process for existing markets will be completed prior to the April 1, 1998 deadline. The Company estimates that the total cost of such conversion will be approximately $7.2 million. There can be no assurance that the Company will complete its frequency conversion by April 1, 1998 or that the cost to the Company will not exceed $7.2 million. In addition, non-multilateration LMS systems that were operating on segments of the frequency band that the FCC allocated for multilateration LMS use in 1995 were grandfathered until April 1, 1998. This means that multilateration LMS systems may be required to share their frequencies with such non-multilateration LMS systems until April 1998.

    LMS SPECTRUM AUCTION

    In the LMS Order, the FCC concluded that it would award the remaining spectrum for multilateration LMS through competitive bidding in an auction, a procedure that the FCC is using for other wireless communications services. The FCC intends to auction one license in each of three spectrum bands allotted for multilateration LMS on an "Economic Areas" (EAs) basis. There are 172 EAs covering the continental United States. The FCC dropped its plans in the September 1997 LMS Clarification Order to license spectrum using the larger Major Trading Area geographic basis. Procedures for the LMS auctions that generally conform with previously proposed generic competitive bidding rules were proposed in the LMS Clarification Order, and the FCC has requested public comment on the proposed rules for the multilateration LMS auction. Members of the FCC staff have told the Company that they expect such auctions to be held in early 1998, although the schedule for such auctions has been subject to repeated delays. The Company expects to participate in the auction process and to bid on specific licenses to acquire the additional spectrum necessary to establish coverage in major metropolitan areas nationwide. The extent of funding that may be needed by the Company for a successful outcome in these auctions is not yet known by the Company. The Company understands that the FCC will expect cooperative arrangements for sharing between grandfathered licensees and the eventual EA licensees resulting from the auction. To the extent that the Company does not submit the winning bid for a license in an EA in which it operates a grandfathered system, the Company would be permitted to continue operating its grandfathered facilities in that EA, but it would be precluded from expanding its coverage area within such EA.

    PERMISSIBLE USE RESTRICTIONS AND INTERCONNECTION

    In the LMS Order, the FCC stated that it did not intend that LMS be used for "general messaging purposes." The FCC did modify the existing permissible use definition, however, so as to authorize multilateration LMS systems to transmit status and instructional messages, either voice or non-voice, so long as they are related to the location or monitoring functions of the system. This restriction precludes the Company from offering messaging services other than as part of its location and monitoring services.

    The LMS Order also expanded the permissible use definition to include location of non-vehicular traffic by multilateration LMS systems whose primary operations involve location of vehicles. The requirement that an LMS system's primary operations be location of vehicular traffic may preclude the Company from having a majority of customers who have subscribed to non-vehicular location or monitoring services, such as personal location services, and may be interpreted to impose other restrictions on non-vehicular location and monitoring services.

    In addition, the FCC order requires that interconnection to the public switched telephone network be on a "store and forward" basis. This requirement limits the Company's ability to offer real-time voice communications services, except with respect to emergency communications. LMS customers may engage in delayed voice or data messaging over the telephone system. The FCC set a thirty-second delay as the "safe harbor" for store-and-forward interconnection, but acknowledged that other approaches may also be acceptable depending upon the configuration of the system.

    FOREIGN OWNERSHIP

    The FCC has not declared whether multilateration LMS will be classified as a private mobile radio service (PMRS) or as a commercial mobile radio service
(CMRS), but has proposed to classify LMS providers on a case-by-case basis. This implies that the greater the level and nature of interconnection with the public switched telephone network offered by the LMS provider, the more likely the provider would be classified as CMRS. Because multilateration LMS is offered on a for-profit basis and can be connected with the public switched telephone network, however, the Company believes that it is likely that the FCC will classify multilateration LMS as CMRS. If the Company's services were reclassified as CMRS rather than as PMRS, the Company, which holds its FCC authorizations through a wholly-owned subsidiary, Teletrac License, Inc., would be subject to the foreign ownership restrictions under the Communications Act that apply to the parent corporations of CMRS licensees. Under this restriction, non-U.S. persons would not be permitted to hold, directly or indirectly, in the aggregate, more than 25% of the ownership or 25% of the voting rights in the Company, absent a waiver or determination by the FCC that a higher level of foreign ownership would be in the public interest.

    Although the Company is controlled by U.S. citizens, non-U.S. persons currently hold slightly more than 25% of the ownership of the Company. If the FCC were to reclassify its multilateration LMS as CMRS at a time when the Company's level of foreign ownership or foreign voting rights exceeded 25%, the Company would be required to obtain a public interest determination from the FCC approving its level of foreign ownership or to restructure its ownership to meet the 25% benchmark. The FCC recently instituted a rule making proceeding to develop rules to implement the World Trade Organization ("WTO") agreements scheduled to become effective January 1, 1998. It is anticipated that the WTO agreements and the FCC's implementing rules will open additional opportunities for foreign investment in U.S. entities that control CMRS licensees. However, it is not clear that any relief granted as a result of the FCC's implementation of the WTO agreements would necessarily exempt the Company from the requirement to secure a public interest determination from the FCC approving its level of foreign ownership or to restructure its ownership to meet the 25% benchmark if the FCC should reclassify its service as CMRS.

    TECHNICAL REQUIREMENTS

    Multilateration LMS systems must use equipment that is "type-accepted" by the FCC. Under the type-acceptance procedure, the FCC confirms that the model of equipment proposed for use in a particular radio service conforms to the technical requirements for the service as specified in the FCC's rules. All equipment used by the Company that is required to be type-accepted has been type-accepted.

    Multilateration LMS systems operate on frequencies that have been allocated to LMS by the FCC on a secondary basis. This means that LMS operations cannot cause interference to, and may be required to accept interference from, users of those same or adjacent frequencies in the Industrial, Scientific, and Medical radio service and in the Federal government's radiolocation service. In addition, under Part 15 of the FCC's rules, certain unlicensed radio devices (such as spread spectrum devices used for local area networks) operate on the same or adjacent frequencies as LMS systems. Although multilateration LMS systems generally have priority in the use of their frequencies over such Part 15 devices, the FCC's rules provide a "safe harbor" for the operation of Part 15 devices in LMS spectrum. If a Part 15 device is operated in a manner that satisfies those safe harbor requirements (which were designed to avoid or minimize the risk of interference to LMS services), an LMS system that nonetheless suffers interference from such a Part 15 device may have no recourse other than to negotiate with the Part 15 user on methods for eliminating or reducing the interference. In addition, as a condition of the LMS license, the FCC has stated that operators of new LMS systems must perform testing to demonstrate that the system does not cause unacceptable interference to Part 15 devices. To date, the FCC has specifically declined to specify the nature of such testing and how they might be used to determine whether the multilateration LMS system is causing unacceptable interference to Part 15 devices. The FCC has indicated that the purpose of the testing is to insure that multilateration LMS licensees take efforts to minimize interference to existing Part 15 devices when designing and constructing their systems; Part 15 devices remain secondary to multilateration LMS operations. An association of entities operating Part 15 devices has asked that the Company engage in cooperative testing in certain of the markets in which the Company is operating to ascertain the existence of any potential for interference, and the Company has expressed its willingness to cooperate in a testing program.

    CURRENT FCC APPLICATIONS AND PROCEEDINGS

    PENDING APPLICATIONS. The Company has pending before the FCC a request for waiver to permit the addition of fill-in transmitter sites within the present coverage area of its grandfathered facilities. In addition, the Company has pending before the FCC various site-specific applications (together with related waivers and request for special temporary authority) for minor corrections of operating parameters and for the relocation of sites within the two kilometer relocation restriction because of site unavailability and other causes. It is anticipated that the Company will have other such applications from time to time in the ordinary course of business.

    RECONSIDERATION PROCEEDINGS FOR THE LMS RULES. The FCC released its September 1997 LMS Clarification Order which clarified and modified various issues relating to the provision of LMS and grandfathered operation. Interested parties may seek further reconsideration of the order.

    OTHER PROCEEDINGS. Other proceedings pending from time to time at the FCC may affect the business and operations of the Company. These proceedings include, but are not limited to, (i) pending proceedings to modify rules for low power transmitters operating under Part 15 of the FCC's rules that also operate in the 902-928 MHz frequency band in which the Company operates its LMS systems;
(ii) changes in spectrum allotments and usage restrictions that may permit the operation of terrestrial location-related services in other bands; (iii) changes in FCC rules and policies governing interconnection with the switched telephone network; (iv) the anticipated institution of rule making proceedings to develop the rules and policies that will govern the auction of the LMS spectrum; (v) changes in the general licensing rules and policies of the FCC affecting LMS applications; and (vi) changes in FCC regulatory policies generally governing the CMRS services (which would affect the Company, to the extent that the FCC classified multilateration LMS as CMRS).

    The Company cannot predict when the FCC will act on any of these matters or what effect such action may have on its business.

LEGAL PROCEEDINGS

    Prior to the Acquisition, PacTel Teletrac (predecessor to AirTouch Teletrac) brought an action before the United States Patent and Trademark Trial and Appeal Board against T.A.B. Systems ("TAB") opposing TAB's registration of the mark "Teletrak." The Trademark Trial and Appeal Board granted PacTel Teletrac's motion for summary judgment, but summary judgment was reversed by the U.S. Court of Appeals for the Federal Circuit. Under the terms of the Asset Purchase Agreement between AirTouch Teletrac and the Company, AirTouch Teletrac must pay the costs of any litigation relating to this matter and must indemnify the Company against any losses relating thereto. AirTouch Teletrac has notified the Company that it intends to continue to litigate this matter on its own behalf as well as on behalf of the Company, and that it will bear the cost of such litigation. There can be no assurance that AirTouch Teletrac will be successful in such litigation or that AirTouch Teletrac will honor its indemnification obligations (including any costs or losses relating to a change of name, if required as a result of the litigation).

    The Company is from time to time subject to claims and suits arising in the ordinary course of business. The Company is not currently a party to any proceeding which, in management's opinion, is likely to have a material adverse effect on the Company's business.

EMPLOYEES


    On September 30, 1997, the Company had 309 employees. Substantially all of the Company's employees are full-time. The Company's employees are not unionized and the Company believes that its relations with its employees are good.


FACILITIES AND EQUIPMENT


    The Company currently leases approximately 12,800 square feet of office space in Kansas City, Missouri for its headquarters facility for a term expiring in 2002. As of September 1997, the Company leased approximately 28,000 square feet in Garden Grove, California for a term expiring in 2002, as well as office space in Rolling Meadows, Illinois; Farmington Hills, Michigan; Arlington, Texas; Fort Lauderdale, Florida; Houston, Texas; Orlando, Florida; San Francisco, California; and San Diego, California.



    As of September 30, 1997, the Company had approximately 415 site and tower leases for the operation of its transmitters and other equipment on commercial broadcast towers and at other fixed sites. The Company believes that in general the terms of its leases are competitive based on market conditions. The Company believes its facilities are suitable and adequate for its purposes. The Company relocates its transmission and receiver sites from time to time and does not anticipate any material problems in obtaining and retaining site and tower leases in the future.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding the executive officers and directors of the Company.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
James A. Queen.......................................          46   Chairman of the Board, Chief Executive Officer and
                                                                    Director
Lawrence P. Jennings.................................          42   Vice President of Operations
Alan B. Howe.........................................          36   Vice President of Finance and Corporate Development
Steven D. Scheiwe....................................          36   General Counsel and Secretary
James E. Seng........................................          52   Vice President of Engineering
Sanford Anstey.......................................          50   Director
Robert Benbow........................................          60   Director
David J. Berkman.....................................          34   Director
Michael A. Greeley...................................          33   Director
Michael Markbreiter..................................          34   Director
Marc H. Michel.......................................          36   Director
Brian A. Rich........................................          36   Director

    Each Director of the Company has been elected pursuant to the terms of the Stockholders' Agreement. See "Certain Relationships and Related
Transactions--Stockholders' Agreement."

    Each Director of the Company is also a Director of Holdings. Mr. Queen is also Chairman of the Board and Chief Executive Officer of Holdings. Mr. Howe and Mr. Scheiwe are also Vice Presidents of Holdings and are the Treasurer and Secretary of Holdings, respectively.

    JAMES A. QUEEN has been Chairman of the Board, Chief Executive Officer and Director of the Company since November 1995. From February through November 1995, Mr. Queen was Chief Executive Officer of Pentapage Inc. ("Pentapage"), a company formed by Messrs. Queen, Jennings and Scheiwe to pursue business opportunities in the communications industry. Pentapage was dissolved in connection with the initial capitalization of the Company. Mr. Queen served as Chairman of the Board and Chief Executive Officer of Premiere Page from its inception in 1988 through December 1994.

    LAWRENCE P. JENNINGS has been Vice President of Operations of the Company since November 1995. From February through November 1995, Mr. Jennings was a Vice President of Pentapage. Mr. Jennings served as Vice President of Operations of Premiere Page from July 1992 through December 1994. Prior to joining Premiere Page, Mr. Jennings was General Manager for Centel Cellular/United Telespectrum, Inc. in Charleston, South Carolina.

    ALAN B. HOWE has been Vice President of Finance and Corporate Development of the Company since November 1995. From April through November 1995, Mr. Howe was Chief Financial Officer of Pentapage. Mr. Howe served as a Director of Corporate Development for Sprint Corp. as well as in various finance positions within Sprint Corp.'s Wireless Task Force and Corporate Treasury Group. Mr. Howe's last position at Sprint Corp. was with WirelessCo, L.P., the PCS joint venture among Sprint Corp., Tele-Communications, Inc., Comcast Corporation and Cox Communications, Inc.

    STEVEN D. SCHEIWE has been General Counsel and Secretary of the Company since November 1995. From February through November 1995, Mr. Scheiwe was a Vice President of Pentapage. Mr. Scheiwe had served as General Counsel and Secretary to Premiere Page and its predecessor companies from their inception in 1988.

    JAMES E. SENG has been Vice President of Engineering of the Company since February 1996. Prior to joining the Company, Mr. Seng was President of Project Group 2000, an engineering consulting firm. From 1990 to 1994, Mr. Seng was Vice President of Engineering at Premiere Page.

    SANFORD ANSTEY has been a Director of the Company since December 6, 1996. Mr. Anstey is Managing Director of BancBoston Capital, BancBoston's private equity investing subsidiary, and is head of the firm's media and communications investments team. Mr. Anstey has been employed by BancBoston Capital since 1988 and is currently a member of the Advisory Board of Baring Communications Equity, the Board of Directors of Six Flags Entertainment and the Board of Advisors of Prime Enterprises.

    ROBERT BENBOW has been a Director of the Company since November 1995. Mr. Benbow has been a Vice President of Burr, Egan, Deleage & Co. and a General Partner in certain funds affiliated with Burr, Egan, Deleage & Co. since 1990. Mr. Benbow serves as a director of ST Enterprises, a local exchange company; Golden Sky Systems, Inc.; Incom Communications Corp.; and Brooks Fiber Properties, Inc. Mr. Benbow also served as a director of U.S. One Communications Corp., which filed for bankruptcy in 1997, after Mr. Benbow had resigned from the Board of Directors thereof.

    DAVID J. BERKMAN has been a Director of the Company since November 1995. Since 1994, Mr. Berkman has served as Executive Vice President and a member of the Board of Directors of The Associated Group, Inc. For the prior fifteen years, Mr. Berkman was employed by a Associated Communications Corporation, the predecessor of the Associated Group, Inc., most recently as a Vice President. Mr. Berkman is currently Vice Chairman of the Board of Portatel del Sureste, Mexico and Associated Communications, L.L.C. Mr. Berkman is a former member of the Board of Directors, and a former member of the Executive Committee, of the Cellular Telephone Industry Association.

    MICHAEL A. GREELEY has been a Director of the Company since December 6, 1996. Mr. Greeley is the Senior Vice President of GCC Investments, the investment arm of GC Companies, which operates General Cinema Theatres. Additionally, Mr. Greeley serves as the Senior Investment Officer of GC Companies, Inc. From June 1989 to June 1994, Mr. Greeley was a Vice President of Wasserstein Perella & Co., Inc. Mr. Greeley is currently a director of Global TeleSystems, Inc. and Crescent Communications.

    MICHAEL MARKBREITER has been a Director of the Company since its formation in November 1995. Mr. Markbreiter has been a portfolio manager at Kingdon Capital Management Corp. for private equity investments since August 1995. Mr. Markbreiter co-founded Ram Investment Corp., a venture capital company, from March 1994 through March 1995, and had previously been a portfolio manager for Asia at Kingdon Capital Management Corp. from February 1993 through January 1994.

    MARC H. MICHEL has been a Director of the Company since its formation in November 1995. Mr. Michel is currently a General Partner of Eos Partners SBIC, L.P. and a Managing Director of Eos Partners, L.P. Prior to joining Eos in 1994, Mr. Michel was a Vice President of Merrill Lynch Interfunding Inc., a subsidiary of Merrill Lynch & Co. Mr. Michel is a director of a number of companies, including Intervest Holdings.

    BRIAN A. RICH has been a Director of the Company since its formation in November 1995. Mr. Rich is Managing Director of Toronto Dominion Capital (U.S.A.), Inc., Toronto Dominion Bank's U.S. merchant bank. Prior to this position, Mr. Rich had been an investment banker in Toronto Dominion's Communications Finance Group since 1991.

    The Company's former Chief Financial Officer resigned in June 1997. During the search for a replacement, Alan B. Howe, the Company's Vice President of Finance and Corporate Development, is acting Chief Financial Officer of the Company.

    The executive officers of the Company are elected by the Board of Directors and serve at its discretion.

    All directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Directors do not receive an annual retainer or meeting attendance fees. However, the Company reimburses non-management directors for expenses incurred in attending meetings of the Board of Directors.

    During 1996, the Board of Directors of the Company held eight meetings. The only standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The current members of the Audit Committee are Messrs. Benbow, Greeley and Michel. The Audit Committee periodically consults with the Company's management and independent public accountants on financial matters, including the Company's internal financial controls and procedures. The Audit Committee held one meeting in 1996. The current members of the Compensation Committee are Messrs. Anstey, Berkman and Rich. The Compensation Committee approves compensation arrangements for the Company's executive officers and administers the Company's stock option plans. The Compensation Committee held two meetings in 1996.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain compensation information as to the Chief Executive Officer and the four other highest paid executive officers of the Company for the fiscal year ended December 31, 1996:

SUMMARY COMPENSATION TABLE

                                                                                                          LONG-TERM
                                                                                                        COMPENSATION
                                                                                                           AWARDS
                                                                                                        -------------
                                                                 ANNUAL COMPENSATION                     SECURITIES
                                                ------------------------------------------------------   UNDERLYING
NAME AND                                                                               OTHER ANNUAL        OPTIONS
  PRINCIPAL POSITION                              YEAR     SALARY ($)    BONUS ($)     COMPENSATION          (#)
----------------------------------------------  ---------  -----------  -----------  -----------------  -------------
James A. Queen
  Chairman of the Board
  Chief Executive Officer.....................       1996     201,000       38,000          --               24,671
James E. Seng
  Vice President of Engineering...............       1996      87,500       18,500          --                1,699
Lawrence P. Jennings
  Vice President of Operations................       1996     158,000       29,000          --                3,876
Alan B. Howe
  Vice President of Finance and Corporate
  Development.................................       1996     106,000       19,000          --                1,699
Steven D. Scheiwe
  General Counsel and Secretary...............       1996     117,000       21,000          --                4,442


                                                   ALL OTHER
NAME AND                                         COMPENSATION
  PRINCIPAL POSITION                                (1) ($)
----------------------------------------------  ---------------
James A. Queen
  Chairman of the Board
  Chief Executive Officer.....................         1,000
James E. Seng
  Vice President of Engineering...............         1,000
Lawrence P. Jennings
  Vice President of Operations................         1,000
Alan B. Howe
  Vice President of Finance and Corporate
  Development.................................         1,000
Steven D. Scheiwe
  General Counsel and Secretary...............         1,000

------------------------

(1) Amounts shown for each officer consist of amounts accrued by the Company for contribution to the Company's 401(k) Savings Plan that are allocable to such officer.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning grants of stock options to the named executive officers during the fiscal year ended December 31, 1996:

                                  INDIVIDUAL GRANTS                                         POTENTIAL
-------------------------------------------------------------------------------------    REALIZABLE VALUE
                                              PERCENT OF                                AT ASSUMED ANNUAL
                                NUMBER OF       TOTAL                                     RATES OF STOCK
                                SECURITIES     OPTIONS                                  PRICE APPRECIATION
                                UNDERLYING    GRANTED TO                                 FOR OPTION TERM
                                 OPTIONS     EMPLOYEES IN     EXERCISE     EXPIRATION   ------------------
NAME                            GRANTED(1)   FISCAL YEAR    PRICE ($/SH)      DATE      5% ($)    10% ($)
------------------------------  ----------   ------------   ------------   ----------   -------  ---------
James A. Queen................    8,224         57.3%           100           2003      464,000  1,724,000
                                  8,224                         125
                                  8,223                         150
James E. Seng.................      567          3.9%           100           2003       32,000    119,000
                                    566                         125
                                    566                         150
Lawrence P. Jennings..........    1,292          9.0%           100           2003       73,000    271,000
                                  1,292                         125
                                  1,292                         150
Alan B. Howe..................      567          3.9%           100           2003       32,000    119,000
                                    566                         125
                                    566                         150
Steven D. Scheiwe.............    1,481         10.3%           100           2003       84,000    310,000
                                  1,481                         125
                                  1,480                         150

------------------------

(1) See "--Stock Option Plans."

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

    The following table sets forth the number of options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended December 31, 1996 and the value of outstanding options held by such executive officers as of December 31, 1996:

                                                                                  NUMBER OF SECURITIES        VALUE OF
                                                                                       UNDERLYING            UNEXERCISED
                                                                                       UNEXERCISED          IN-THE-MONEY
                                                                                    OPTIONS AT FISCAL          OPTIONS
                                      NUMBER OF SHARES                                    YEAR           AT FISCAL YEAR END
                                    ACQUIRED ON EXERCISE                            END EXERCISABLE/        EXERCISABLE/
NAME                                     OF OPTIONS            VALUE REALIZED         UNEXERCISABLE       UNEXERCISABLE(1)
--------------------------------  -------------------------  -------------------  ---------------------  -------------------
James A. Queens.................             --                      --                  0/24,671          0/$   1,190,400
James E. Seng...................             --                      --                   0/1,699          0/$      82,000
Lawrence P. Jennings............             --                      --                   0/3,876          0/$     187,000
Alan B. Howe....................             --                      --                   0/1,699          0/$      82,000
Steven D. Scheiwe...............             --                      --                   0/4,442          0/$     214,400

------------------------

(1) Assumes a price per share of $173.25, the price per share of the Preferred Stock sold on December 6, 1996.

EMPLOYMENT AGREEMENTS

    In November 1995, the Company and Mr. Queen entered into an agreement pursuant to which Mr. Queen agreed to serve as the Chief Executive Officer of the Company through December 31, 1998. Under the agreement, Mr. Queen is paid compensation of $200,000 per year (plus the cost of health insurance) and is eligible to receive a bonus of up to 25% of his base salary at the discretion of the Board of Directors. In addition, in 1996 Mr. Queen was granted options to purchase 24,671 shares of Class A Common Stock at prices ranging from $100 to $150 per share. One-third of the options granted vest on each of the following three one-year anniversaries of the date of grant. The agreement also includes a confidentiality provision and a non-compete provision.

    In January 1996, the Company and Mr. Scheiwe entered into an agreement pursuant to which Mr. Scheiwe agreed to serve as the General Counsel and Secretary of the Company through December 31, 1998. Under the agreement, Mr. Scheiwe is paid compensation of $114,200 per year (plus the cost of health insurance) and is eligible to receive a bonus of up to 20% of his base salary at the discretion of the Board of Directors. In addition, in 1996 Mr. Scheiwe was granted options to purchase 4,442 shares of Class A Common Stock at prices ranging from $100 to $150 per share. One-third of the options granted vest on each of the following three one-year anniversaries of the date of grant. The agreement also includes a confidentiality provision and a non-compete provision.

    In January 1996, the Company and Mr. Jennings entered into an agreement pursuant to which Mr. Jennings agreed to serve as the Vice President of Operations of the Company through December 31, 1998. Under the agreement, Mr. Jennings is paid compensation of $154,000 per year (plus the cost of health insurance) and is eligible to receive a bonus of up to 20% of his base salary at the discretion of the Board of Directors. In addition, in 1996 Mr. Jennings was granted options to purchase 3,876 shares of Common Stock at prices ranging from $100 to $150 per share. One-third of the options granted vest on each of the following three one-year anniversaries of the date of grant. The agreement also includes a confidentiality provision and a non-compete provision.

STOCK OPTION PLANS

    In November 1995, the Company adopted a Stock Option Plan (the "1995 Stock Plan") which provides for the granting of options to purchase up to 43,060 shares of Class A Common Stock to qualified employees of the Company, all of which were granted by November 1996. Under the terms of Option Agreements between the Company and each of Messrs. Queen, Seng, Jennings, Howe and Scheiwe to date, the Company has granted each of them the right to purchase from the Company up to 24,671; 1,699; 3,876; 1,699; and 4,442 shares of Class A Common Stock, respectively, under the terms of the 1995 Stock Plan. In each case, one-third of the shares may be purchased at an option price of $100 per share, one-third may be purchased at $125 per share, and the final one-third may be purchased at $150 per share. One-third of the options granted vest on each of the following three one-year anniversaries of the date of grant. The Company also has Option Agreements with certain other employees with similar terms under which it has granted options to purchase an additional 4,599 shares of Class A Common Stock pursuant to the 1995 Stock Plan.

    In November 1996, the Company adopted the Teletrac, Inc. and its Subsidiaries 1996 Stock Option and Restricted Stock Purchase Plan (the "1996 Stock Plan") so as to promote the interests of the Company and its stockholders by providing an opportunity to selected employees, officers and directors of the Company or any subsidiary thereof to purchase Class A Common Stock of the Company. The 1996 Stock Plan provides for the granting of non-qualified stock options and/or incentive stock options ("ISOs") to acquire Class A Common Stock of the Company and/or by the granting of rights to purchase Class A Common Stock of the Company subject to certain restrictions ("Restricted Stock").

    The 1996 Stock Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). The Compensation Committee, upon the approval of the Board of Directors, has the discretion under the Plan (i) to select the employees who will be granted an option or right to purchase Class A Common Stock of the Company; (ii) to designate whether the options will be granted as ISOs or as non-qualified stock options; (iii) to establish the number of shares of Class A Common Stock of the Company that may be issued under each option or right; (iv) to determine the time and the conditions subject to which options may be exercised in whole or in part; (v) to determine the form of consideration that may be used to purchase shares of Class A Common Stock of the Company issued upon exercise of an option or right; (vi) to impose restrictions and/or conditions upon shares of Class A Common Stock of the Company acquired upon exercise of an option or right; (vii) to determine the circumstances under which shares of Class A Common Stock of the Company acquired upon exercise of any option or right may be subject to repurchase by the Company; (viii) to determine the circumstances under which shares acquired upon exercise of an option or right may be sold or transferred;
(ix) to establish a vesting provision for any option relating to the time, or circumstance, when the option may be exercised by a participant; and (x) to accelerate the time when outstanding options may be exercised.


    The Company is currently authorized to issue up to 25,397 shares of Class A Common Stock under the 1996 Stock Plan. As of September 30, 1997, options to purchase 1,250 shares of Class A Common Stock were outstanding under the 1996 Stock Plan, all of which were ISOs. Of such options granted, one-third of the shares may be purchased at an option price of $175.00 per share, one-third may be purchased at $218.75 per share, and the final one-third may be purchased at $262.50 per share. None of the named officers has received stock options under the 1996 Stock Plan. The Company has not issued any Restricted Stock under the Plan.


    In connection with the creation of a holding company structure for the Company, the 1995 Stock Plan and the 1996 Stock Plan were assumed by Holdings and all of the outstanding options granted under such Plans were converted to options to purchase shares of the Class A Common Stock of Holdings on identical terms and conditions.

401(K) PLAN

    The Company maintains a 401(k) Savings Plan for its full-time employees which permits employee contributions up to 15% of annual compensation to the plan on a pre-tax basis. In addition, the Company may make a matching contribution of up to 50% of each participating employee's annual compensation, not to exceed $1,000, before taxes. The Company may also make additional discretionary contributions to the Plan in any plan year up to the annual 401(k) plan contribution limits as defined in the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is administered by the Compensation Committee.

    For the plan year ended December 31, 1996, the Company has accrued an aggregate of $121,000 for contributions to the Plan in 1997, of which $1000 was accrued on behalf of each of Messrs. Queen, Seng, Jennings, Howe and Scheiwe, and all of which has been contributed.

                              SECURITIES OWNERSHIP


    Holdings owns all the issued and outstanding capital stock of Teletrac. The following table sets forth certain information regarding the beneficial ownership of Holdings' Class A Common Stock and Preferred Stock as of the Closing by (i) certain stockholders or groups of related stockholders who, individually or as a group, are the beneficial owners of 5% or more of any class of Holdings Common Stock, (ii) the executive officers and directors of Holdings and (iii) the executive officers and directors of Holdings as a group.

                                                                                 SHARES BENEFICIALLY OWNED
                                                                    ----------------------------------------------------
                                                                     CLASS A COMMON STOCK(1)
                                                                                                    PREFERRED STOCK
                                                                    -------------------------  -------------------------

                                                                     NUMBER OF      PERCENT     NUMBER OF      PERCENT
NAME(2)                                                                SHARES      OF CLASS       SHARES      OF CLASS
------------------------------------------------------------------  ------------  -----------  ------------  -----------

PRINCIPAL STOCKHOLDERS:

Burr, Egan, Deleage Funds(3)......................................     73,088.02        28.0%     23,088.02        12.2%
  c/o Burr, Egan Deleage & Co.
  One Post Office Square
  Boston, MA 02109

Alta Communications Funds(4)......................................     23,088.01         8.5      23,088.01        12.1
  c/o Alta Communications, Inc.
  One Embarcadero Center,
  Suite 4050
  San Francisco, CA 94111

Kingdon Associates, L.P...........................................     13,398.99         5.3       5,898.99         3.1

Kingdon Partners, L.P.............................................     13,435.06         5.4         935.06           *

M. Kingdon Offshore NV............................................     52,025.97        19.2      22,025.97        11.6
  52 West 57th Street
  New York, NY 10019

Toronto Dominion Capital (U.S.A.), Inc............................     55,772.01        21.9       5,772.01         3.0
  31 West 52nd Street
  20th Floor
  New York, NY 10019

TruePosition, Inc.................................................     55,772.01        21.9       5,772.01         3.0
  3 Bala Plaza East
  Suite 502
  Bala Cynwyd, PA 19004

Eos Partners SBIC, L.P............................................     34,772.01        13.6       5,772.01         3.0
  320 Park Avenue
  22nd Floor
  New York, NY 10022

BancBoston Ventures Inc...........................................     34,632.03        12.2      34,632.03        18.2
  100 Federal Street
  Boston, MA 02110

Chestnut Hill Wireless, Inc.......................................     40,404.04        14.0      40,404.04        21.2
  1300 Boylston Street
  Chestnut Hill, MA 02167

                                                                                 SHARES BENEFICIALLY OWNED
                                                                    ----------------------------------------------------
                                                                     CLASS A COMMON STOCK(1)
                                                                                                    PREFERRED STOCK
                                                                    -------------------------  -------------------------
                                                                     NUMBER OF      PERCENT     NUMBER OF      PERCENT
NAME(2)                                                                SHARES      OF CLASS       SHARES      OF CLASS
------------------------------------------------------------------  ------------  -----------  ------------  -----------
EXECUTIVE OFFICERS AND DIRECTORS:
James A. Queen(5).................................................     18,023.00         7.2              0           0
Steven D. Scheiwe(5)..............................................      3,135.00           *              0           0
Lawrence P. Jennings(5)...........................................      2,351.00           *              0           0
James E. Seng(5)..................................................        404.00           *              0           0
Alan B. Howe(5)...................................................        404.00           *              0           0
Sanford Anstey(6).................................................     34,632.03        13.9      34,632.03        18.2
Robert Benbow(7)..................................................     96,176.03        32.6      46,176.03        15.2
David J. Berkman(8)...............................................     55,772.01        22.4       5,772.01         3.0
Michael A. Greeley(9).............................................     40,404.04        16.2      40,404.04        21.2
Michael Markbreiter(10)...........................................     78,860.02        31.7      28,860.02        15.2
Marc H. Michel(11)................................................     34,772.01        14.0       5,772.01         3.0
Brian A. Rich(12).................................................     55,772.01        22.4       5,772.01         3.0
All executives officers and directors as a group (14                  323,394.12        76.2     167,388.15        63.6
  persons)(13)....................................................

------------------------

*   Less than 1%.

(1) Includes all shares issuable upon conversion of the Preferred Stock.

(2) Except as otherwise noted below, the persons named in the table have sole voting power and investment power with respect to all shares set forth in the table. The shares listed include shares of Class A Common Stock that may be acquired upon exercise of presently exercisable options, or options that will become exercisable within 60 days from the date hereof.

(3) Includes (i) 18,525, shares of Common Stock and 8,554.11 shares of Preferred Stock owned by Alta Subordinated Debt Partners III, L.P., (ii) 31,145 shares of Common Stock and 14,381.53 shares of Preferred Stock owned by Alta V Limited Partnership and (iii) 330 shares of Common Stock and 152.38 shares of Preferred Stock owned by Customs House Partners. Alta Subordinated Debt Partners III, L.P., Alta V Limited Partnership and Customs House Partners are part of an affiliated group of investment funds referred to, collectively, as the Burr, Egan, Deleage Funds. The general partner of Alta Subordinated Debt Partners III, L.P. is Alta Subordinated Debt Management III, L.P. The general partner of Alta V Limited Partnership is Alta V Management Partners, L.P. Each of Alta Subordinated Debt Management III, L.P. and Alta V Management Partners, L.P. exercises sole voting and investment power with respect to all of the shares held of record by the investment fund for which it serves as general partner. Burr, Egan, Deleage & Co., directly or indirectly, provides investment advisory services to each of the investment funds comprising the Burr, Egan, Deleage Funds. Certain of the principals of Burr, Egan, Deleage & Co. are partners in Alta Subordinated Debt Management III, L.P. and Alta V Management Partners, L.P. and, as such, may be deemed to have or share voting or investment power with respect to the shares held by the investment fund for which such entity serves as general partner. The principals of Burr, Egan, Deleage & Co. disclaim beneficial ownership of all of such shares except to the extent of their proportionate pecuniary interests therein. Certain principals of Burr, Egan, Deleage & Co. are general partners of Customs House Partners and may be deemed to share voting and investment power with respect to the shares held of record by Customs House Partners. Such principals of Burr, Egan, Deleage & Co. disclaim beneficial ownership of all of such shares except to the extent of their proportionate pecuniary interests therein. In addition, certain principals of Burr, Egan, Deleage & Co. are affiliated with Alta Communications, Inc.

(4) Includes (i) 22,574.16 shares of Preferred Stock owned by Alta Communications VI, L.P. and (ii) 513,85 shares of Preferred Stock owned by Alta Comm S by S, L.L.C. Alta Communications VI, L.P. and Alta Comm S by S are part of an affiliated group of investment funds referred to, collectively, as the Alta Communications Funds. The general partner of Alta Communications VI, L.P. is Alta Communications VI Management Partners, L.P. Alta Communications VI Management Partners, L.P., exercises sole voting and investment power with respect to all of the shares held of record by Alta Communications VI, L.P. Alta Communications, Inc. provides investment advisory services to each of the funds comprising the Alta Communications Funds. Certain of the principals of Alta Communications, Inc. are partners of Alta Communications VI Management Partners, L.P. and as such may be deemed to have or share voting or investment power with respect to the shares held by Alta Communications VI, L.P. The principals of Alta Communications, Inc. disclaim beneficial ownership of all of such shares except to the extent of their proportionate pecuniary interests therein. Certain principals of Alta Communications, Inc. are members of Alta Comm S by S and may be deemed to share voting and investment power with respect to the shares held of record by Alta Comm S by S. Such principals of Alta Communications, Inc. disclaim beneficial ownership of such shares except to the extent of their proportionate pecuniary interests therein. In addition, certain principals of Alta Communications, Inc. are affiliated with Burr, Egan, Deleage & Co.

(5) Includes options to purchase shares of Common Stock that are presently exercisable, or that will become exercisable within 60 days from the date hereof.

(6) Mr. Anstey may be deemed to beneficially own the shares of capital stock owned by BancBoston Ventures. Mr. Anstey disclaims beneficial ownership of such shares.

(7) Mr. Benbow is a general partner of Alta Subordinated Debt Management III, L.P., Alta V Management Partners, L.P. and Alta Communications VI Management Partners, L.P. As a general partner of these funds, he may be deemed to share voting and investment power with respect to the shares of Common Stock and Preferred Stock owned by the investment funds for which these funds serve as general partner. Mr. Benbow disclaims beneficial ownership to such shares except to the extent of his proportionate pecuniary interests therein. In addition, Mr. Benbow disclaims all beneficial ownership to all the shares held by Customs House Partners and Alta Comm S by S, L.L.C.

(8) Mr. Berkman may be deemed to beneficially own the shares of capital stock owned by TruePosition, Inc., a subsidiary of the Associated Group, Inc. Mr. Berkman disclaims beneficial ownership of such shares.

(9) Mr. Greeley may be deemed to beneficially own the shares of capital stock owned by Chestnut Hill Wireless, Inc., a subsidiary of GCC Investments, Inc. Mr. Greeley disclaims beneficial ownership of such shares.

(10) Mr. Markbreiter may be deemed to beneficially own the shares of capital stock owned by Kingdon Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore NV. Mr. Markbreiter disclaims beneficial ownership of such shares.

(11) Mr. Michel may be deemed to beneficially own the shares of capital stock owned by Eos Partners SBIC, Inc. Mr. Michel disclaims beneficial ownership of such shares.

(12) Mr. Rich may be deemed to beneficially own the shares of capital stock owned by Toronto Dominion Capital (U.S.A.), Inc. Mr. Rich disclaims beneficial ownership of such shares.

(13) Includes shares held by (i) BancBoston Ventures Inc. that may be deemed to be beneficially owned by Mr. Anstey, (ii) TruePosition, Inc. that may be deemed to be beneficially owned by Mr. Berkman, (iii) Chestnut Hill Wireless, Inc. that may be deemed to be beneficially owned by Mr. Greeley,
    (iv) Kingdon Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore NV that may be deemed to be beneficially owned by Mr. Markbreiter,
    (v) Eos Partners SBIC, L.P. that may be deemed to be beneficially owned by Mr. Michel and (vi) Toronto Dominion Capital (U.S.A.), Inc. that may be deemed to be beneficially owned by Mr. Rich. Does not include shares held by Alta Subordinated Debt Partners III, L.P., Alta V Limited Partnership, Customs House Partners, Alta Communications VI, L.P. and Alta Comm S by S that may be deemed to be beneficially owned by Mr. Benbow.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PREFERRED STOCK PURCHASE AGREEMENT

    In December 1996, the Company sold 190,476.19 shares of Series A Redeemable Convertible Participating Preferred Stock to Alta Subordinated Debt Partners, L.P., Alta V Limited Partnership, Customs House Partners, Alta Communications VI, L.P., Alta Comm S by S, LLC, Kingdon Associates, L.P., Kingdon Partners L.P., M. Kingdon Offshore NV, Toronto Dominion Capital (U.S.A.), Inc., Associated RT, Inc. (the predecessor of TruePosition, Inc.), Eos Partners SBIC, L.P., BancBoston Ventures Inc., Northwood Ventures, Chestnut Hill Wireless, Inc., Westbury Capital Partners, L.P., Boston Capital Ventures III, L.P., High Point Keller Limited Partnership, R.B. Keller and Richard B. Keller II (the "Preferred Investors") pursuant to a Stock Purchase Agreement (the "Preferred Stock Purchase Agreement") dated December 6, 1996 for an aggregate purchase price of $33.0 million. The Preferred Stock Purchase Agreement was amended and assigned by the Company to, and assumed by, Holdings pursuant to the terms of the Exchange Agreement discussed below.

    In the Preferred Stock Purchase Agreement assumed by Holdings, Holdings made certain covenants to the Preferred Investors which survive until such time as all of the shares of Preferred Stock have either been redeemed or converted to shares of Common Stock. Such covenants include, among others, a covenant by Holdings not to declare or pay any dividends or make any distributions of cash, property or securities of Holdings with respect to any shares of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its capital stock, except as expressly provided in the Preferred Stock Purchase Agreement or Holdings' Certificate of Incorporation and except for repurchases of Common Stock at cost by Holdings under employee stock plans and programs. Holdings also covenanted that, until February 1, 2008 it will not, and will not permit any subsidiary to, without the consent of the holders of a majority of the outstanding shares of Preferred Stock: (i) issue any shares of its capital stock senior to or on parity with the Preferred Stock with respect to dividends, conversions, liquidation, redemptions or special voting rights, (ii) create, incur, assume, become liable for, or permit to exist any indebtedness for borrowed money, capital leases, or other similar commitments or obligations which, for any one such borrowing or series of related borrowings, is in excess of $250,000, except under the Indenture or the Credit Facility or as permitted by the Indenture as in effect on the Closing Date or by the Credit Facility as in effect on the date of execution and delivery of definitive documentation with respect thereto or indebtedness incurred to refinance any of the same; PROVIDED, that any such refinancing indebtedness (a) shall not have an original principal amount exceeding the sum of the aggregate principal amount of indebtedness refinanced thereby, plus accrued interest and any applicable premiums, penalties, fees and costs payable in respect of the indebtedness refinanced thereby, plus out-of-pocket expenses payable as a result of such refinancing; and (b) having a maturity later than February 1, 2008 shall not by its terms expressly restrict payments due to the holders of the Series A Preferred Stock in connection with redemption of such shares at the option of such holders on or after February 1, 2008 (any such refinancing indebtedness being hereinafter called "Refinancing Indebtedness"),
(iii) grant or permit to exist any material liens, security interests or encumbrances on any of Holdings' assets or properties, except under the Indenture or the Credit Facility or as permitted by the terms of the Indenture or the Credit Facility (including, without limitation, under any Refinancing Indebtedness), (iv) enter into any agreement with any party which by its terms restricts the payments due to the holders of the Preferred Stock as set forth in Holdings' Certificate of Incorporation, except under the Indenture or the Credit Facility or as permitted by the Indenture or the Credit Facility (including, without limitation, under any Refinancing Indebtedness), or (v) authorize any merger or consolidation of Holdings with or into any other corporation, partnership or entity (with the result that less than a majority of the outstanding voting power of the surviving corporation is held by persons who were stockholders of Holdings immediately prior to such event) or permit the sale of all or any material portion of the capital stock or assets of Holdings (other than sales in the ordinary course of business and consistent with past practices). Holdings also covenanted to the Preferred Investors that it will not, without the consent of the holders of 66 2/3% of the outstanding shares of Preferred Stock, authorize or permit the voluntary bankruptcy, reorganization, liquidation, dissolution or winding up of Holdings. Furthermore, Holdings covenanted not to make any amendment to its Certificate of Incorporation or By-laws (a) so as to adversely affect the rights of the holders of the Preferred Stock with respect to dividends, liquidation preferences or redemption without the consent of 80% of the outstanding shares of Preferred Stock, or (b) that adversely affects any other preference, powers, rights or privileges of holders of the Preferred Stock without the consent of holders of at least 66 2/3% in interest of the Preferred Stock. Holdings also covenanted that it would not make any expenditures for fixed or capital assets, or any commitments for such expenditures, in excess of $1.0 million for a single or series or related expenditures without the prior approval of the Board of Directors. Following February 1, 2008, if any shares of Preferred Stock remain outstanding, the amendments to the Preferred Stock Purchase Agreement effected by the Exchange Agreement will be of no further force and effect, and certain of the covenants discussed above will be modified.

    In addition, Holdings made certain affirmative covenants to the Preferred Investors pursuant to the terms of the Preferred Stock Purchase Agreement. Such covenants include covenants to provide the Preferred Investors with the financial statements and budget forecasts of Holdings, to pay all taxes owed by Holdings, to comply with applicable laws and regulations, and to keep its property insured by financially sound and reputable insurers.

    Certain of the Preferred Investors are Small Business Investment Companies (each an "SBIC") licensed by the Small Business Administration pursuant to 13 C.F.R. Parts 107 and 121 (the "SBIC Regulations"). In the event that, prior to December 7, 1997, Holdings changes its principal business activity to an ineligible business activity (within the meaning of the SBIC Regulations), Holdings will be required to repurchase each share of Preferred Stock held by an SBIC at the purchase price under the Preferred Stock Purchase Agreement plus all accrued and unpaid dividends thereon.

STOCKHOLDERS' AGREEMENT

    The Company and the current holders of its issued and outstanding capital stock (the "Stockholders") have entered into a Stockholders' Agreement, dated as of December 6, 1996 (the "Stockholders' Agreement"). The Stockholders' Agreement was amended and assigned by the Company to Holdings pursuant to the terms of the Exchange Agreement described below.

    Under the terms of the Stockholders' Agreement, the Stockholders have certain rights of last refusal and co-sale rights with respect to sales of Common Stock and/or Preferred Stock of Holdings by other Stockholders. In addition, the Stockholders' Agreement creates drag-along obligations in the event that the holders of specified percentages of Common Stock and Preferred Stock agree to (i) sell or otherwise dispose of the assets of Holdings or a majority of its capital stock to a non-affiliate of Holdings or certain Stockholders or (ii) merge Holdings with or into a non-affiliate of Holdings or certain Stockholders.

    Under the Stockholders' Agreement, Holdings also granted the Stockholders preemptive rights to purchase their pro rata portion of the issuance by Holdings of (i) shares of capital stock of Holdings, (ii) securities convertible into or exchangeable for capital stock of Holdings, or (iii) options, warrants or rights carrying any rights to purchase capital stock of Holdings, all except in connection with an acquisition or joint venture with a non-affiliate, an issuance under a Holdings stock option plan, or certain other issuances. The Stockholders have waived all such preemptive rights with respect to the issuance of the Warrants (and underlying shares) and certain additional warrants (including any underlying shares) issued (or which the Company has committed to issue) at any time within 90 days of the Closing Date.

    The Stockholders' Agreement has fixed the number of directors of the Board of Directors of Holdings at eight and will require each of the Stockholders to vote their shares of Preferred Stock and/or Common Stock for the election to the Board of Directors of: one individual nominated by certain members of management, one individual nominated by Burr, Egan, Deleage & Co. and its affiliates, one individual nominated by Eos Partners SBIC, L.P., one individual nominated by Kingdon Associates, L.P. and its affiliates, one individual nominated by TruePosition, Inc. and one individual nominated by Toronto Dominion Capital (U.S.A.), Inc. In addition, the Stockholders who are holders of Preferred Stock further agreed to vote their shares of Preferred Stock for the election to the Board of Directors, as representatives of the holders of Preferred Stock, one individual nominated by BancBoston Ventures Inc. and one individual nominated by GCC Investments, Inc. As soon as practicable after the effective date of the registration statement filed with the Commission in connection with the Exchange Offer, the number of directors shall be increased to nine and each of the Stockholders will be required to vote its shares of Common Stock and/or Preferred Stock to elect to the Board of Directors an outside nominee selected by a majority of the Board of Directors.

    The consent of a majority of the holders of Holdings' Common Stock and Preferred Stock, voting as a single class, is required under the Stockholders' Agreement for Holdings to: (i) authorize or issue any equity security senior to or on parity with the Preferred Stock, (ii) incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any new or additional indebtedness or liability except as permitted by the Preferred Stock Purchase Agreement, as amended, (iii) redeem, purchase or otherwise acquire for value any shares of Common Stock or of any class of capital stock of Holdings or any of its outstanding options, warrants or convertible or exchangeable securities, except for repurchases of Common Stock at cost by Holdings under employee stock plans and programs, (iv) enter into any transaction or agreement with any officer, director or shareholder of Holdings, or any wholly or partially owned subsidiary of Holdings, or any other affiliate of Holdings, except transactions that are on terms no less favorable than would be available in an arms-length transaction and that are approved by the Audit Committee, (v) authorize any merger or consolidation of Holdings with or into any other corporation, partnership or entity (with the result that less than a majority of the outstanding voting power of the surviving corporation is held by persons who were stockholders of Holdings immediately prior to such event) or permit the sale of all or any material portion of the capital stock or assets of Holdings (other than sales in the ordinary course of business and consistent with past practices), or (vi) increase or decrease the total number of authorized shares of Preferred Stock.

    The consent of both the holders of a majority of the issued and outstanding shares of Common Stock and Preferred Stock voting together as a single class, and the holders of 66 2/3% of the issued and outstanding shares of Preferred Stock, is required for Holdings to permit or authorize the voluntary reorganization, liquidation, dissolution or winding up of Holdings. Furthermore, Holdings is not permitted to amend its Certificate of Incorporation or By-laws
(a) so as to adversely affect the rights of the holders of the Preferred Stock with respect to dividends, liquidation preferences or redemption without the consent of the holders of a majority of the issued and outstanding shares of Common Stock and Preferred Stock, voting together as a single class, and the consent of the holders of 80% of the outstanding shares of Preferred Stock, or
(b) so as to adversely affect any other preference, powers, rights or privileges of holders of the Preferred Stock without the consent of holders of a majority of the issued and outstanding shares of Common Stock and Preferred Stock, voting together as a single class, and the consent of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock.

    The rights and obligations of Holdings and the Stockholders pursuant to the Stockholders' Agreement will remain in effect until the earlier of the sale of the Company and certain qualified public offerings of the Company's Common Stock.

REGISTRATION RIGHTS AGREEMENT

    The Company and the Stockholders have also entered into an Amended and Restated Registration Rights Agreement, dated December 6, 1996 (the "Registration Agreement"). The Registration Agreement was amended and assigned by the Company to Holdings pursuant to the terms of the Exchange Agreement described below.

    Under the Registration Agreement, the Holdings has agreed, subject to certain conditions, to effect up to three demand registrations of the Common Stock held by the Stockholders for a sale to the public under applicable federal and state securities laws. In addition, the Stockholders have certain "piggy-back" registration rights and rights to registration on Form S-3. In consideration for such registration rights, under the Registration Agreement the Stockholders have agreed not to sell or otherwise dispose of shares of Holdings' Common Stock for seven days prior to and 180 days following any initial public offering by Holdings without the prior written approval of the underwriter for such offering. The addition of any new holders of Holdings' securities as parties to the Registration Agreement will require the approval of 75% of existing holders of Common Stock (or securities exchangeable therefor or convertible thereto). The approval of the holders of a majority of the shares of Holdings' capital stock will be required under the Registration Agreement in order for Holdings to grant registration rights to any other person that are superior to the registration rights contained in the Registration Agreement. The Registration Agreement will terminate as to any party thereto (other than Holdings) after an initial public offering of Holdings' securities at such time as such party holds less than one percent of Holdings' outstanding Common Stock. The Stockholders have waived all such registration rights with respect to any registration of the Notes or Warrants.

EXCHANGE AGREEMENT

    The Company, Holdings and the Stockholders have entered into an Exchange Agreement establishing the holding company structure. Under the terms of the Exchange Agreement, each of the Stockholders has exchanged their shares of Company Common Stock and Preferred Stock for substantially similar shares of Holdings Common Stock and Preferred Stock. The Exchange Agreement also assigned the Preferred Stock Purchase Agreement, the Stockholders' Agreement and the Registration Agreement from the Company to Holdings and released the Company from any liabilities thereunder arising after the date of assignment. Certain provisions of the Stockholders' Agreement, the Registration Agreement and the Preferred Stock Purchase Agreement will also be amended to facilitate the Units Offering, as described above. Under the Exchange Agreement, each Stockholder has also subordinated the payment of any amount due to such Stockholder, and all other rights and claims of such Stockholder, arising under the Exchange Agreement, the Preferred Stock Purchase Agreement, the Stockholders' Agreement or the Registration Agreement to the indebtedness of the Company under or relating to the Notes or otherwise arising under the Indenture or the Credit Facility.

    Under the terms of the Exchange Agreement, Holdings has filed an amendment to its Certificate of Incorporation. Such amendment extends to February 1, 2008 the date on which the holders of a majority in interest of the Series A Preferred Stock may require Holdings to redeem all of the outstanding shares of Series A Preferred Stock. In addition, such amendment includes certain provisions requiring the affirmative vote of the holders of a majority of the shares of Preferred Stock, voting as a single class on an as-converted basis, for Holdings to: (i) authorize or issue, or obligate itself to issue, any equity security senior to or on parity with the Series A Preferred Stock, (ii) incur, create, assume, become or be liable in any manner with respect to any new or additional indebtedness or liability, except under the Indenture or the Credit Facility, or as permitted by the Indenture as in effect on the Closing Date or the Credit Facility as in effect on the date of execution and delivery of a definitive agreement with respect thereto and Refinancing Indebtedness, (iii) redeem, purchase or otherwise acquire for value any shares of Common Stock or of any class of capital stock of Holdings, or any of its outstanding options, warrants or convertible or exchangeable securities, except for repurchases of shares of Common Stock at cost by Holdings under employee stock plans and programs, (iv) enter into any transaction or agreement with any officer, director or stockholder of Holdings, or any wholly or partially owned subsidiary of Holdings, or any other affiliate of Holdings, except in an arms-length transaction approved by the Audit Committee, (v) authorize any merger or consolidation of Holdings with or into any other corporation, partnership or entity (with the result that less than a majority of the outstanding voting power of the surviving corporation is held by persons who were stockholders of Holdings immediately prior to such event) or permit the sale of all or any material portion of the capital stock or assets of Holdings (other than sales in the ordinary course of business and consistent with past practices), or (vi) increase or decrease the total number of authorized shares of Preferred Stock. In addition, the consent of the holders of 66 2/3% of the issued and outstanding shares of Preferred Stock is required for Holdings to permit or authorize the voluntary reorganization, liquidation, dissolution or winding up of Holdings. Furthermore, Holdings is not permitted to amend its Certificate of Incorporation or By-laws (a) so as to adversely affect the rights of the holders of the Preferred Stock with respect to dividends, liquidation preferences or redemption without the consent of 80% of the outstanding shares of Preferred Stock, or (b) so as to adversely affect any other preference, powers, rights or privileges of holders of the Preferred Stock without the consent of holders of at least
66 2/3% of the outstanding shares of Preferred Stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following summary of the agreements governing the outstanding long-term indebtedness of the Company and its subsidiaries does not purport to be complete and is qualified in its entirety by reference to the various agreements described herein.

14% SENIOR NOTES DUE 2007

    On August 6, 1997, Teletrac issued an aggregate $105,000,000 of its 14% Senior Notes due 2007 pursuant to the Indenture. The Notes mature on August 1, 2007. Interest on the Notes accrues at the rate of 14% per annum and is payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998. The Notes represent senior, unsecured obligations of the Company, rank pari passu in right of payment with all existing and future senior indebtedness of the Company and rank senior in right of payment to all existing and future subordinated indebtedness of the Company.

    The Company has purchased certain Pledged Securities, representing funds sufficient to pay the first six semi-annual interest payments on the Notes (estimated at approximately $39.9 million), as security for repayment of the first six interest payments on the Notes. The Pledged Securities will be held by Norwest Bank Minnesota, National Association as Collateral Agent under a Pledge Agreement pending disbursement.

    The Notes will not be redeemable prior to August 1, 2002. Thereafter, the Notes will be redeemable at the option of the Company, in whole or in part, at redemption prices set forth in the Indenture. Notwithstanding the foregoing, prior to August 1, 2000, the Company may redeem outstanding Notes with the net proceeds of one or more sales of capital stock of the Company or Holdings to one or more persons at a redemption price equal to 114% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date; provided that not less than $68.3 million aggregate principal amount of Notes remain outstanding immediately after any such redemption; and such redemption shall occur within 30 days after the date of the closing of such sale of capital stock. Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase.

    The Indenture contains certain covenants that limit the ability of the Company and certain of its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, make certain other restricted payments, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests or enter into certain mergers and consolidations.

CREDIT FACILITY

    On September 18, 1997, Teletrac, Inc. entered into a bank credit facility (the "Credit Facility") pursuant to which Banque Paribas, Fleet National Bank and certain other banks (the "Banks") have agreed to provide the Company a five and one-half-year $30 million secured revolving line of credit.

    The loans under the Credit Facility are, at the election of the Company, domestic loans or Eurodollar loans. During the first year of the facility, loans bear interest (i) in the case of domestic loans, at 2.50% per annum plus a reference rate (which is the prime rate) and (ii) in the case of Eurodollar loans, at 3.50% per annum plus a reference Eurodollar loan rate. For the remaining term of the facility, the applicable margin rates may be increased or decreased quarterly depending upon the Company's debt to operating cash flow ratio. The applicable margins may range between 1.00% and 2.50% for domestic loans and 2.00% and 3.50% for Eurodollar loans. The Company will also be required to pay a commitment fee for all unused committed amounts under the facility. During the period from November 15, 1997 through February 14, 1998, the commitment fee will be 0.50% per annum, and the commitment rate may be increased or decreased thereafter, and may range between 0.375% and 0.50%, depending upon the Company's debt to operating cash flow ratio.

    The maximum aggregate commitment of the Banks under the Credit Facility is reduced each quarter, beginning December 31, 1999, until all amounts borrowed thereunder are paid in full on March 31, 2003. All amounts outstanding in excess of the commitment as so reduced must be paid by the Company in full. The aggregate commitment of the Banks under the Credit Facility will be reduced by a total of $6.0 million over the four quarters ended September 30, 2000, by a total of $9.0 million over each of the four quarters ended September 30, 2001 and 2002, and by a total of $6.0 million over the two quarters ended March 31, 2003.

    The Credit Facility contains restrictive covenants that, among other things, impose limitations on the Company and its subsidiaries with respect to (i) the incurrence and maintenance of indebtedness, including guarantees, (ii) the incurrence, creation or maintenance of liens, (iii) the making of dividends and certain payments, (iv) transactions with affiliates, (v) the disposition of assets, (vi) the types of acquisitions that can be made and the amount which can be invested in acquisitions, (vii) the amount of rental payments that can be incurred, and (viii) consolidations and mergers.

    The obligations of the Company under the Credit Facility are secured by a first priority security interest in and a lien upon all of the assets of the Company. Furthermore, the obligations of the Company have been fully guaranteed by Teletrac Holdings, Inc., which has secured such guarantee with a pledge of all of the capital stock of Teletrac, Inc.

    The Credit Facility provides for events of default customary in facilities of its type, including, among others: (i) failure by the Company to make payments thereunder when due, (ii) failure by the Company or any subsidiary to perform or observe covenants, (iii) breach of representations or warranties in any material respect when made, (iv) failure by the Company or any of its subsidiaries to make payments or observe covenants in respect of certain indebtedness, (v) change of ownership or control, (vi) bankruptcy, insolvency or similar events with respect to Holdings or any of its subsidiaries, (vii) judgments in excess of certain threshold amounts with respect to the Company or any of its subsidiaries which remain unsatisfied or unstayed for a certain period of time, (viii) ERISA defaults with respect to the Company or any of its subsidiaries, and (ix) impairment of loan documentation or security.

                            SELLING SECURITY HOLDERS

    The following table sets forth, as of the date of this Prospectus, certain information with respect to the Warrants owned by the Selling Security Holders that are being offered pursuant to this Prospectus. As of the date hereof, none of the Selling Security Holders owns any of the Warrant Shares offered hereby.


                                                      WARRANTS                                 WARRANTS
                                                    BENEFICIALLY    PERCENT    WARRANTS      BENEFICIALLY       PERCENT
                                                   OWNED PRIOR TO     OF         BEING        OWNED AFTER        AFTER
NAME                                                THE OFFERING     CLASS      OFFERED      THE OFFERING      OFFERING
-------------------------------------------------  --------------  ---------  -----------  -----------------  -----------
The Bank of New York.............................        22,020          21%       22,020         --                  0%
Bear, Stearns Securities Corp....................         2,750         2.6%        2,750         --                  0%
The Bank of New York/Toronto Dominion Securities
  Inc............................................        10,500        10.0%       10,500         --                  0%
Boston Safe Deposit and Trust Company............         1,050         1.0%        1,050         --                  0%
Brown Brothers Harriman & Co.....................         3,500         3.3%        3,500         --                  0%
Chase Manhattan Bank.............................        24,230        23.1%       24,230         --                  0%
Corestates Bank, N.A.............................           500         0.5%          500         --                  0%
Bank of America Personal Trust...................         4,000         3.8%        4,000         --                  0%
Firstar Trust Company............................         2,000         1.9%        2,000         --                  0%
Goldman, Sachs & Co..............................         4,250         4.1%        4,250         --                  0%
Investors Bank & Trust...........................         5,550         5.3%        5,550         --                  0%
Norwest Bank Colorado, National Association......           250         0.2%          250         --                  0%
Northern Trust Company...........................           500         0.5%          500         --                  0%
SSB--Custodian...................................        23,500        22.4%       23,500         --                  0%
Wachovia Bank of North Carolina, N.A.............           250         0.2%          250         --                  0%
First Bank National Association..................           150         0.1%          150         --                  0%
                                                                                                      --              --
                                                        -------    ---------  -----------
Total............................................       105,000       100.0%      105,000         --                  0%
                                                                                                      --              --
                                                                                                      --              --
                                                        -------    ---------  -----------
                                                        -------    ---------  -----------


                            DESCRIPTION OF WARRANTS

    The Warrants have been issued pursuant to a Warrant Agreement, dated August 6, 1997 (the "Warrant Agreement"), between Holdings and Norwest Bank of Minnesota, N.A., as Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Agreement including the definitions therein of certain terms used below. A copy of the Warrant Agreement will be made available to Warrantholders and prospective purchasers of the Warrants upon request.

GENERAL

    Each Warrant, when exercised, entitles the registered holder thereof to receive .537495 fully paid and nonassessable shares of Class A Common Stock at an exercise price of $.01 per share (the "Exercise Price"). The number of Warrant Shares is subject to adjustment in the certain cases referred to below. The Warrants entitle the holders thereof to purchase in the aggregate 56,437 Warrant Shares, or approximately 10% of the Class A Common Stock on a fully diluted basis, subject to adjustment as described herein. The Warrants will be exercisable at any time on or after the Separation Date and prior to 5:00 p.m., New York City, time on August 1, 2007. The exercise of the Warrants will be subject to applicable federal and state securities laws and to compliance with the Communications Act if the exercise of the Warrants would result in a change of control or in foreign ownership or foreign voting rights exceeding the then-approved limits. See "Risk Factors--Requirements for Exercising Warrants."

    The Warrants may be exercised by surrendering to Holdings the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made in the form of cash or by certified or official bank check payable to the order of Holdings. Upon surrender of the warrant certificate and payment of the Exercise Price, Holdings will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of Class A Common Stock to which the holder is entitled. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Warrants.

    No fractional shares of Class A Common Stock will be issued upon exercise of the Warrants. Holdings will arrange to have paid to the holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional shares of Class A Common Stock less a corresponding fraction of the Exercise Price.

    The holders of the Warrants have no right (i) to vote on matters submitted to the stockholders of Holdings, (ii) to receive notice of any meeting of stockholders of Holdings and (iii) to receive dividends. The holders of the Warrants are not entitled to share in the assets of Holdings in the event of liquidation, dissolution or the winding up of Holdings. In the event a bankruptcy or reorganization is commenced by or against Holdings, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by Holdings with approval of the bankruptcy court, and the holders of the Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.

    In the event of a taxable distribution to holders of shares of Class A Common Stock that results in an adjustment to the number of shares of Class A Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Tax Considerations-- Tax Consequences to U.S. Persons--Warrants; Warrant Shares." The number of shares of Class A Common Stock purchasable upon exercise of the Warrants will be subject to adjustment in certain events including: (i) the payment by Holdings of dividends and other distributions on its shares of Class A Common Stock in shares of Class A Common Stock, (ii) subdivisions, combinations and reclassifications of the shares of Class A Common Stock, (iii) the issuance to all holders of shares of Class A Common Stock of rights, options or warrants entitling them to subscribe for shares of Class A Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Class A Common Stock within sixty (60) days after the record date for such issuance of rights, options or warrants at an offering price (or with an initial conversion, exchange or exercise price) which is less than the current market price per share (as defined in the Warrant Agreement) of shares of Class A Common Stock, (iv) the distribution to holders of shares of Class A Common Stock of any of Holdings's assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in clause (iii) above), (v) the issuance of shares of Class A Common Stock for a consideration per share less than the then current market price per share (excluding securities issued in transactions referred to in clauses (i) through (iv) above), (vi) the issuance of securities convertible into or exchangeable for shares of Class A Common Stock for a conversion or exchange price plus consideration received upon issuance less than the then current market price per share of Common Stock (excluding securities issued in transactions referred to in clauses (iii) and (iv) above) and (vii) certain other events that could have the effect of depriving holders of the Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants; provided, however, that no adjustment will be required upon conversion of the Series A Preferred or upon issuance of shares pursuant to employee stock option plans. In addition, Holdings is required under the Warrant Agreement to adjust the number of shares of Class A Common Stock purchasable upon exercise of the Warrants in the event of any issuance or any commitment to issue (with respect to such commitment, the adjustment will occur on the actual date of issuance), at any time within 90 days of the closing of the Units Offering, of Class A Common Stock or rights, options or warrants to subscribe therefor to any person; any such adjustment shall be intended to preserve the relative ownership interest in Holdings of the holders of such Warrants as of the closing of the Units Offering.

    In the case of certain consolidations or mergers of Holdings, or the sale of all or substantially all of the assets of Holdings to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

AMENDMENT

    From time to time, Holdings and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by Holdings or any of its Affiliates). The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Class A Common Stock purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

REGISTRATION RIGHTS

    Holdings is required under the Warrant Agreement to file and use its best efforts to cause one or more shelf registration statements to be filed by September 5, 1997 and to be effective on or within 90 days thereof (the "Warrant Shelf Registration Statements") on the appropriate form covering the Warrants and the issuance of the shares of Class A Common Stock upon the exercise of Warrants and to keep such registration statements effective until 30 days after the Expiration Date or, in the case of the registration statement covering the Warrants, for two years or until such earlier date as Warrants held by non-affiliates of the Company are tradeable without restriction under Rule 144(k). During any consecutive 365-day period, Holdings shall have the right to suspend availability of the Warrant Shelf Registration Statements for up to two 30 consecutive day periods, except for the consecutive 30-day period immediately prior to the Expiration Date, if Holdings's Board of Directors determines in the exercise of its reasonable judgment that there is a valid business purpose for such suspension. Holders of Warrants will be able to exercise the Warrants only if a registration statement relating to the shares of Class A Common Stock underlying the Warrants is then in effect or if the exercise of such Warrants is exempt from the registration requirements of the Securities Act and only if such securities are qualified for sale or exempt from the registration requirements of the Securities Act and only if such securities are qualified for sale or exempt from qualifications under the applicable securities laws of the states in which the various holders of the Warrants reside. Holdings will be unable to issue shares of Class A Common Stock to those persons desiring to exercise their Warrants if a registration statement covering the securities issuable upon the exercise of the Warrants is not effective (unless the sale and issue of shares upon the exercise of such Warrant is exempt from the registration requirements of the Securities Act) or if such securities are not qualified or exempt from qualification in the states in which the holders of the Warrants reside. If Holdings does not comply with these obligations as set forth in the Warrant Agreement it will be required to pay liquidated damages to holders of Warrants or Warrant Shares under certain circumstances.

    Each holder of Warrants that sells such Warrants pursuant to a Warrant Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Warrant Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Warrants will be required to deliver information to be used in connection with such Warrant Shelf

Registration Statement in order to have its Warrants included in such Warrant Shelf Registration Statement.

                     DESCRIPTION OF HOLDINGS CAPITAL STOCK


    The authorized capital stock of Holdings consists of (i) 1,000,000 shares of Class A Common Stock, of which 249,000 shares are outstanding, 57,071 are reserved for issuance upon exercise of the Warrants, 190,477 are reserved for issuance upon conversion of the Preferred Stock, 68,997 shares are reserved for issuance upon the exercise of outstanding options under the Stock Plan, (ii) 70,000 shares of Class B Common Stock (together with the Class A Common Stock, the "Common Stock"), none of which are outstanding, (iii) 190,477 shares of Series A Redeemable Convertible Participating Preferred Stock (the "Series A Preferred"), 190,476.19 of which are outstanding, and (iv) 190,477 shares of one or more series of undesignated preferred stock (together with the Series A Preferred, the "Preferred Stock"), all of which are reserved for issuance upon automatic conversion of the Series A Preferred under certain circumstances, as provided in Holdings' Certificate of Incorporation.


    The holders of Holdings' Common Stock and Preferred Stock have certain voting and other rights, and certain obligations, pursuant to the Preferred Stock Purchase Agreement, the Stockholders' Agreement, and the Registration Agreement, as amended and assigned to Holdings pursuant to the Exchange Agreement. See "Certain Relationships and Related Transactions."

COMMON STOCK

    The holders of the Class A Common Stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. The holders of the Class B Common Stock have the same rights as the holders of Class A Common Stock, but are not entitled to vote except in limited situations in which they are allowed to vote as a separate class. Subject to the rights and preferences of any holder of Preferred Stock that is or may be issued, the holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors, and to receive, pro rata, the assets of Holdings upon liquidation after distribution of such amounts to holders of Preferred Stock as are required by the terms of such stock. Holdings has entered into agreements with the holders of its Preferred Stock that limit the ability of Holdings to declare and pay dividends on its Common Stock. It is anticipated that earnings, if any, which might be generated from operations of Holdings will be used to finance the growth of Holdings and that cash dividends will not be paid to holders of Common Stock for the foreseeable future.

PREFERRED STOCK

    The following summary sets forth certain information concerning each series of the Preferred Stock that is currently outstanding.

SERIES A CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK

    Holdings has authorized 190,477 shares of Series A Preferred, of which 190,476.19 shares are issued prior and outstanding.

    The holders of Series A Preferred are entitled to receive cumulative, compounding dividends at a rate per annum of 15%, payable when and as declared by the Board of Directors and, in any event, upon redemption of the Series A Preferred Stock or any liquidation of Holdings. In addition, the holders of the Series A Preferred shall be entitled to receive dividends at the same rate as dividends paid with respect to the Common Stock, on an as-converted basis. In the event Holdings declares a special dividend with respect to all or any portion of the net proceeds received in connection with the spinoff or sale of assets of Holdings that constitute a separate business unit, such dividend shall be first paid in the ratio of 1.7325 to 1.00 on each share of the Preferred Stock and the Common Stock, respectively, until such time as an aggregate of $173.25 shall have been paid on each share of Preferred Stock, and thereafter such special dividend shall be paid ratably among the shares of Preferred Stock and Common Stock, on an as-converted basis.

    In the event of any liquidation, dissolution or winding up of Holdings, the holders of the Series A Preferred will be entitled to receive, pro rata with holders of any other series of Preferred Stock, the greater of (i) $190.86 (as adjusted) plus accrued and unpaid dividends (the "Liquidation Amount") and (ii) an amount equal to the ratable share of the assets and funds available for distribution to the holders of the Common Stock, on an as-converted basis. For the purposes of such distributions, a liquidation event is defined to include a merger or consolidation of Holdings, a sale of all or substantially all of Holdings' assets, or a sale of a majority of the Holdings' outstanding capital stock to a non-affiliate, unless the holders of 66 2/3% of the outstanding shares of Preferred Stock elect (on an as-converted basis) to receive, upon such merger, consolidation or sale, the amount such holders would have received had they converted their shares of Preferred Stock to Common Stock immediately prior to such event.

    Each share of Series A Preferred may be converted at any time, at the holder's option, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) $173.25 by (ii) $173.25, adjusted to reflect certain antidilution protections (as so adjusted, the "Conversion Price"). In addition, each share of Series A Preferred will automatically be converted on the same basis upon (a) the closing of an underwritten public offering of Holdings' Common Stock pursuant to an effective registration statement under the Securities Act at an offering price not less than $354.38 per share (subject to adjustment) and resulting in gross proceeds of at least $30.0 million or (b) upon any underwritten public offering of Holdings' Common Stock pursuant to an effective registration statement with the written election of the holders of not less than 66 2/3% of the outstanding Preferred Stock.

    At any time on or after February 1, 2008, at the election of the holders of a majority of the outstanding Preferred Stock (on an as-converted basis), Holdings shall redeem each share of Series A Preferred for the greater of (i) the Liquidation Amount and (ii) the fair market value of a share of Series A Preferred.

    Under the terms of the Certificate of Incorporation, the holders of shares of Series A Preferred, voting as a class, are entitled to elect one director of Holdings. In addition to any voting rights provided by law, the holders of shares of Series A Preferred are entitled to vote on all matters voted on by holders of the Common Stock, voting together as a single class, at all meetings of the stockholders of Holdings. With respect to any such vote, each share of Series A Preferred shall entitle the holder thereof to cast a number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of Series A Preferred if such shares had been converted into Common Stock on the record date of such vote. In addition, the affirmative vote of the holders of a majority of the shares of Preferred Stock, voting as a single class on an as-converted basis, is required for Holdings to: (i) authorize or issue, or obligate itself to issue, any equity security senior to or on parity with the Series A Preferred Stock, (ii) incur, create, assume, become or be liable in any manner with respect to any new or additional indebtedness or liability, except under the Indenture or the Credit Facility or as permitted by the Indenture or the Credit Facility or Refinancing Indebtedness, (iii) redeem, purchase or otherwise acquire for value any shares of Common Stock or of any class of capital stock of Holdings or any of its outstanding options, warrants or convertible or exchangeable securities, except for repurchases of shares of Common Stock at cost by Holdings under employee stock plans and programs, (iv) enter into any transaction or agreement with any officer, director or stockholder of Holdings or any wholly or partially owned subsidiary of Holdings, or any other affiliate of Holdings, except in an arms-length transaction approved by the Audit Committee, (v) authorize any merger or consolidation of Holdings with or into any other corporation, partnership or entity (with the result that less than a majority of the outstanding voting power of the surviving corporation is held by persons who were stockholders of Holdings immediately prior to such event) or permit the sale of all or any material portion of the capital stock or assets of Holdings (other than sales in the ordinary course of business and consistent with past practices), or (vi) increase or decrease the total number of authorized shares of Preferred Stock. In addition, the consent of the holders of 66 2/3% of the issued and outstanding shares of Preferred Stock is required for Holdings to permit or authorize the voluntary reorganization, liquidation, dissolution or winding up of Holdings. Furthermore, Holdings may not amend its Certificate of Incorporation or By-laws (a) so as to adversely affect the rights of the holders of the Preferred Stock with respect to dividends, liquidation preferences or redemption without the consent of 80% of the outstanding shares of Preferred Stock, or (b) so as to adversely affect any other preference, powers, rights or privileges of holders of the Preferred Stock without the consent of holders of at least 66 2/3% of the outstanding shares of Preferred Stock.

    In the event that Holdings issues new securities and any holder of Series A Preferred Stock does not exercise such holder's preemptive rights provided for in the Stockholders' Agreement with respect to such new securities, the shares of Series A Preferred Stock held by such person will not be entitled to antidilution adjustments to the Conversion Price. Instead, each share of Series A Preferred held by such person shall be converted to a share of a new series of Preferred Stock as described below under "--Undesignated Preferred Stock."

UNDESIGNATED PREFERRED STOCK

    Holdings has authorized 190,477 shares of Undesignated Preferred Stock, none of which are currently outstanding. One or more series of Preferred Stock may be issued from time to time (each such series, "New Preferred") in the event that Holdings issues new securities and any holder of Series A Preferred Stock does not exercise such holder's preemptive rights provided for in the Stockholders' Agreement with respect to such new securities. Each share of Series A Preferred held by such person shall be converted to a share of New Preferred. The New Preferred will be identical in all respects to the Series A Preferred except that (i) the Conversion Price of the New Preferred shall be equal to the Conversion Price of the Series A Preferred Stock immediately prior to such event and (ii) the New Preferred will not have the antidilution protections of the Series A Preferred.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    The following discussion is a summary of the material federal income tax considerations that may be relevant to persons acquiring, holding or disposing of the Warrants. This summary does not purport to address specific tax consequences that may be relevant to certain persons (including, for example, foreign persons, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, S corporations and persons subject to alternative minimum tax).


    The discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations (including proposed treasury regulations), judicial authority and administrative rulings and practice. Any such authorities are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Warrants. Further, there can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no rulings from the IRS have been or will be sought.

    PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE SPECIFIC TO THEM, AS WELL AS WITH RESPECT TO ANY STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS IN ACQUIRING, HOLDING OR DISPOSING OF THE WARRANTS.

SALE OF THE WARRANTS

    Generally, a holder of the Warrants will recognize gain or loss upon the sale or exchange of the Warrants in an amount equal to the difference between the amount realized on the sale and the holder's adjusted tax basis for the Warrants. The adjusted tax basis of the Warrants for holders will generally be equal to the purchase price paid for such Warrants (adjusted as described below under "Adjustments under the Warrants"). Under section 1234 of the Code, gain or loss attributable to the sale or exchange of an option to buy or sell property is considered gain from the sale or exchange of property that has the same character as the property to which the option relates. Because the Warrants relate to Common Stock, gains or losses attributable to the sale or exchange of the Warrants will generally constitute capital gains and losses if the Common Stock would be a capital asset in the hands of the Warrant holder. Such capital gains and losses will be long term if the Warrants have been held for more than one year.

EXERCISE OF THE WARRANTS

    The exercise of a Warrant will not result in a taxable event to the holder of the Warrant (except with respect to cash, if any, paid by the Company in lieu of the issuance of fractional shares of Common Stock). The holder's basis in the shares of Common Stock received upon exercise of a Warrant will be equal to the sum of (a) such holder's basis in the Warrant and (b) the cash paid by the holder upon exercise of the Warrant. The holding period for capital gain and loss purposes for the shares of Common Stock acquired upon exercise of a Warrant will not include the period during which the Warrant was held. If any cash is received in lieu of fractional shares, the holder will recognize gain or loss, and the character and amount of gain or loss will be determined as if the holder had received such fractional shares and then immediately sold such fractional shares back to the Company for cash.

EXPIRATION OF THE WARRANTS

    Upon the expiration of an unexercised Warrant, the holder will recognize a loss equal to the adjusted tax basis of the Warrant in the hands of the holder. Under section 1234 of the Code, the character of the loss realized upon the failure to exercise an option is determined based on the character of the property to which the option relates. Because the Warrants relate to Common Stock, a loss realized upon expiration of a Warrant will generally be a capital loss if the Common Stock would be a capital asset in the hands of the Warrant holder. Such capital loss will be long term if the Warrant has been held for more than one year.

ADJUSTMENTS UNDER THE WARRANTS

    Pursuant to the terms of the Warrants, the number of shares that may be purchased upon exercise of the Warrants is subject to adjustment from time to time upon the occurrence of certain events. Under section 305 of the Code, a change in conversion ratio or any transaction having a similar effect on the interest of a Warrant holder may be treated as a distribution with respect to any Warrant holder whose proportionate interest in the earnings and profits of the Company is increased by such change or transaction. Thus, under certain future circumstances which may or may not occur, such an adjustment pursuant to the terms of the Warrants may be treated as a taxable distribution to the Warrant holders to the extent of the Company's current or accumulated earnings and profits, without regard to whether the Warrant holders receive any cash or other property. If the Warrant holders receive such a taxable distribution their tax bases in the Warrants will be increased by an amount equal to the taxable distribution.

    THE RULES WITH RESPECT TO ADJUSTMENTS ARE COMPLEX AND WARRANT HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS IN THE EVENT OF AN ADJUSTMENT.

BACKUP WITHHOLDING

    A holder of a Warrant may be subject to backup withholding at the rate of 31% with respect to gross proceeds upon sale or exchange of a Warrant unless such holder (a) is a corporation or other exempt recipient, and, when required, demonstrates this fact or (b) provides, when required, a correct taxpayer identification number, certifies that backup withholding is not in effect and otherwise complies with applicable requirements of the backup withholding rules. Furthermore, a holder of a Warrant that does not provide its correct taxpayer identification number when required may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax; any amounts so withheld are creditable against the holder's federal income tax liability, if any.

                              PLAN OF DISTRIBUTION

    The Warrant Shares offered by the Company and the Selling Security Holders hereby are issuable upon exercise of the outstanding Warrants. No underwriter has been or will be engaged by the Company in connection with the offering of the Warrant Shares. The exercise price of the Warrants was determined through negotiation between the Company and the Initial Purchasers under of the Unit offering, and should not be assumed to bear any relationship to the Company's asset value, net worth or other established criteria of valuation.

    The Warrants and the Warrant Shares may be sold from time to time to purchasers directly by the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer such securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the securities for whom they may act as agents. The Selling Security Holders and any underwriters, dealers or agents that participate in the distribution of the Warrants or the Warrant Shares may be deemed to be "underwriters" under the Securities Act, and any profit on the sale of such securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    At the time a particular offer of the Warrants or the Warrant Shares is made, if required, a Prospectus Supplement will be distributed which will set forth the number of Warrants or Warrant Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Warrants or Warrant Shares purchased from the Selling Security Holders, any discounts, commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

    The Warrants and the Warrant Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Security Holders or by agreement between the Selling Security Holders and any underwriters or dealers, and the criteria used by them to establish price are likely to include subjective factors.

    In order to comply with the applicable securities laws of certain states, if any, the Warrant Shares and the Warrants may only be sold through registered or licensed brokers or dealers in those states. In addition, in certain states such securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, in connection with transactions in the Warrants and the Common Stock during the effectiveness of the Registration Statement of which this Prospectus forms a part. All the foregoing may affect the marketability of the Warrant Shares and the Warrants.

                                 LEGAL MATTERS

    The validity of the Securities will be passed upon for the Company by Reboul, MacMurray, Hewitt, Maynard & Kristol, New York, New York. Reboul, MacMurray, Hewitt, Maynard & Kristol owns an aggregate 458 shares of Class A Common Stock of Holdings, constituting less than 1% of the outstanding shares of Class A Common Stock of Holdings.

                              INDEPENDENT AUDITORS

    The consolidated balance sheets of AirTouch Teletrac General Partnership as of December 28, 1995 and Teletrac Holdings, Inc. as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity (partners' capital/deficiency) and cash flows for the years then ended included in this Prospectus and elsewhere in this Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent auditors, and are included herein in reliance upon the authority of such firm as experts in giving said report.

    The consolidated balance sheet of AirTouch Teletrac General Partnership as of December 31, 1994 and the related consolidated statements of operations, partners' capital/deficiency and cash flows for the year then ended included in this Prospectus and elsewhere in this Registration Statement have been audited by Coopers & Lybrand LLP, independent auditors.

                                    GLOSSARY

    ACQUISITION--the purchase of the assets of AirTouch Teletrac by the Company on January 17, 1996.

    AIRTOUCH TELETRAC--AirTouch Teletrac, a California general partnership, its predecessor, PacTel Teletrac, and its successor, AirTouch Services.

    RPU--Average revenue per subscriber unit per month.

    BSU--Base Station Unit, a wireless transmission receiver which records the Reverse Link communications from a VLU.

    CMRS--Commercial Mobile Radio Service, a FCC classification of wireless telecommunications services.

    COMMON STOCK--Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, of the Company.

    COMPANY--Teletrac, Inc., its predecessors and its subsidiary, Teletrac License, Inc.

    COMMUNICATIONS ACT--The Communications Act of 1934, as amended.

    ESMR--Enhanced Specialized Mobile Radio, an advanced, digital version of Specialized Mobile Radio ("SMR").

    FCC--The Federal Communications Commission.

    FLEET DIRECTOR-REGISTERED TRADEMARK---A product of the Company that allows fleet customers to track the real-time location of fleet vehicles and communicate with those vehicles. Fleet Director-Registered Trademark- can be combined with a Mobile Data Terminal ("MDT") or a Status Messaging Terminal ("SMT") to provide two-way communication between a customer and its drivers.

    FLEET REPORTER-TM---A lower cost alternative to Fleet
Director-Registered Trademark-, Fleet Reporter-TM- is a service offered by the Company to provide daily vehicle location reports to customers.

    FORWARD LINK--A wireless digital radio transmission, emitted simultaneously from each transmitter on the Company's network, which transmits location commands and/or messages to a VLU.

    GPS--The Global Positioning Satellite system, which uses U.S.
government-funded satellites to provide location information.

    IBSU--Integrated Base Station Unit, an advanced version of the BSU receiver, currently under development, which will permit multichannel capability and free-text alphanumeric messaging.

    LMS--Location and Monitoring Services.

    LORAN-C--A system that uses land-based transmitting stations emitting low-frequency radio signals to provide location information.

    MDT--Mobile Data Terminal, the Company's more advanced two-way messaging system, is a small terminal, connected to the VLU, and typically mounted on a vehicle's dashboard.

    MSA--Metropolitan Statistical Area, as defined in the 1993 Rand-McNally Commercial Atlas.

    MTA--Major Trading Area, as defined in the 1993 Rand-McNally Commercial
Atlas.

    MULTILATERATION--a technique that locates a transceiver by measuring its distance from a number of known locations.

    NCC--the local Network Control Center located in each metropolitan market, which consists of RF control equipment, telecommunications access connection computers and the Company's data base. The

NCC uses algorithms and multilateration techniques to determine the location of VLUs and relays the information to the subscriber.

    OZZ-REGISTERED TRADEMARK---A product of the Company marketed to both consumer and commercial customers, which provides a telephone-operated mobile information service. In addition, OZZ-Registered Trademark- provides a "mobile yellow pages," informing the customer of the prominent businesses or landmarks near a vehicle's location.

    PCS--A type of wireless telephone system that uses light-weight, inexpensive handheld sets and communicates via low power antennas.

    PMRS--Private Mobile Radio Service, a FCC classification of wireless telecommunications services.

    PREFERRED STOCK--The Series A Redeemable Convertible Participating Preferred Stock, par value $.01 per share, of the Company or Holdings, as applicable, and one or more series of undesignated preferred stock, par value $.01 per share, of the Company or Holdings, as applicable, which has been reserved for issuance upon automatic conversion of the Series A Preferred Stock as provided in the Certificate of Incorporation.

    REVERSE LINK--A response signal, providing location and messaging information, emitted from a VLU after the receipt of a Forward Link.

    SMR--Specialized Mobile Radio, a two-way wireless voice communications system.

    SMT--Status Messaging Terminal, the Company's lower cost two-way messaging system offered as an alternative to the MDT, is a small terminal, connected to the VLU and typically mounted on a vehicle's dashboard.

    TADIRAN--Tadiran Telematics, Ltd., a leading Israeli technology supplier and a wholly-owned subsidiary of Tadiran Limited, a publicly traded Israeli company a majority of the stock of which is owned by Koor Industries Ltd.

    TELETRACER-TM---The name under which the Company markets its consumer product.

    VLU--Vehicle Location Unit, a "transceiver" unit which receives location commands and messages, transmits response signals to the base stations indicating its location and initiates preprogrammed messages.

    WINFLEET-TM---A product currently under development by the Company, expected to be introduced in the second half of 1997. Winfleet-TM- is a Microsoft Windows-Registered Trademark--based application similar to Fleet
Director-Registered Trademark-, but which does not require a dedicated computer.

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
TELETRAC HOLDINGS, INC.

NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)

Condensed Consolidated Balance Sheet as of September 30, 1997 (unaudited)..................................  F-2
Condensed Consolidated Statements of Operations for the six months ended September 30, 1996 and 1997
  (unaudited)..............................................................................................  F-4
Condensed Consolidated Statement of Cash Flows for the six months ended September 30, 1996 and 1997
  (unaudited)..............................................................................................  F-5
Consolidated Statement of Stockholder's Equity (Deficit)...................................................  F-6
Notes to Condensed Consolidated Financial Statements.......................................................  F-7

FISCAL YEAR 1996
Report of Arthur Andersen LLP, Independent Auditors........................................................  F-9
Consolidated Balance Sheet as of December 31, 1996.........................................................  F-10
Consolidated Statement of Operations for the year December 31, 1996........................................  F-11
Consolidated Statement of Stockholder Equity for the year ended December 31, 1996..........................  F-12
Consolidated Statement of Cash Flows for the year ended December 31, 1996..................................  F-13
Notes to Consolidated Financial Statements.................................................................  F-14

AIRTOUCH TELETRAC GENERAL PARTNERSHIP

FISCAL YEAR 1995
Report of Arthur Andersen LLP, Independent Auditors........................................................  F-20
Balance Sheet as of December 28, 1995......................................................................  F-21
Statement of Operations for the period from January 1, 1995 through December 28, 1995......................  F-22
Statement of Cash Flows for the period from January 1, 1995 through December 28, 1995......................  F-23
Notes to Financial Statements..............................................................................  F-24

FISCAL YEAR 1994

Report of Coopers & Lybrand LLP, Independent Auditors......................................................  F-29
Balance Sheet as of December 31, 1994......................................................................  F-30
Statement of Operations for the year ended December 31, 1994...............................................  F-31
Statement of Partners' Deficit.............................................................................  F-32
Statement of Cash Flows for the year ended December 31, 1994...............................................  F-33
Notes to Financial Statements..............................................................................  F-34

                     TELETRAC HOLDINGS, INC. AND SUBSIDIARY



                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                             DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                                             -----------------  ------------------
                                                                                                   (UNAUDITED)

                                  ASSETS
CURRENT ASSETS:
Cash and cash equivalents..................................................    $  27,639,168     $     53,733,172
Accounts receivable, net...................................................        2,504,173            5,034,407
Inventories (note 3).......................................................        2,782,932            3,338,475
Prepaid expenses and other.................................................        2,113,076            3,830,477
                                                                             -----------------  ------------------
    Total current assets...................................................       35,039,349           65,936,531
                                                                             -----------------  ------------------

RESTRICTED CASH............................................................        1,256,285            1,756,327
RESTRICTED INVESTMENTS.....................................................         --                 40,285,811
PROPERTY AND EQUIPMENT, net of depreciation................................       16,845,801           24,567,356
LICENSES AND OTHER, net of amortization....................................          571,899            5,729,494
                                                                             -----------------  ------------------
    Total assets...........................................................    $  53,713,334     $    138,275,519
                                                                             -----------------  ------------------
                                                                             -----------------  ------------------

                     TELETRAC HOLDINGS, INC. AND SUBSIDIARY

                                                                             DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                                             -----------------  ------------------
                                                                                                   (UNAUDITED)

              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable...........................................................   $     1,900,168    $      1,057,135
Current portion of long-term obligations...................................         1,382,340             491,007
Interest payable on senior notes...........................................         --                  2,245,833
Accrued expenses...........................................................           664,675           1,618,081
Unearned revenue and contracts.............................................           250,053           1,126,427
Refrequency liability......................................................         7,234,158           3,807,876
Other current liabilities..................................................           216,008             413,338
                                                                             -----------------  ------------------
    Total current liabilities..............................................        11,647,402          10,759,697
                                                                             -----------------  ------------------

SENIOR NOTES, 14% due 8/1/2007 (note 2)....................................         --                 98,077,379
OTHER LONG-TERM OBLIGATIONS................................................         1,615,344           2,025,942
PREFERRED STOCK, redeemable cumulative, 15% dividend, 190,477 shares
  authorized and 190,476.19 shares issued and outstanding..................        33,340,000          37,052,500
PREFERRED STOCK, undesignated, 190,477 shares authorized, none issued or
  outstanding..............................................................         --                  --
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, Class A, $.01 par value, 1,000,000 shares authorized and
    249,000 issued and outstanding.........................................             2,490               2,490
  Common stock, Class B, $.01 par value, 70,000 shares authorized and none
    issued or outstanding..................................................         --                  --
Warrants, 105,000 units to purchase 57,071 shares of Class A common stock
  outstanding..............................................................         --                  7,039,954
  Paid-in-capital..........................................................        22,024,094          22,022,656
  Accumulated deficit......................................................       (14,915,996)        (38,705,099)
                                                                             -----------------  ------------------
    Total stockholders' deficit............................................         7,110,589          (9,639,999)
                                                                             -----------------  ------------------
    Total liabilities and stockholders' deficit............................   $    53,713,334    $    138,275,519
                                                                             -----------------  ------------------
                                                                             -----------------  ------------------



  The accompanying notes are an integral part of these Condensed Consolidated
                              Financial Statements

                     TELETRAC HOLDINGS, INC. AND SUBSIDIARY



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                                  (UNAUDITED)



                                                           FOR THE NINE MONTHS           FOR THE THREE MONTHS
                                                           ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                      -----------------------------  ----------------------------
                                                          1996            1997           1996           1997
                                                      -------------  --------------  -------------  -------------
OPERATING REVENUES..................................  $  10,329,584  $   18,687,936  $   4,388,534  $   7,318,012
  Cost of revenues..................................      3,735,357       9,036,378      1,977,942      3,834,315
  Selling and advertising...........................      3,538,524       8,872,007      1,708,122      2,661,294
  General and administrative........................      9,853,082      14,951,434      3,619,346      4,915,253
  Research & development costs......................       --             2,873,084       --              833,038
  Refrequency costs.................................        677,114        --              271,474       --
  Depreciation and amortization.....................        883,763       1,754,243        340,333        755,008
                                                      -------------  --------------  -------------  -------------
    Loss from operations............................     (8,358,256)    (18,799,210)    (3,528,683)    (5,680,896)
OTHER EXPENSE (INCOME):
  Interest expense..................................         33,461       2,527,979         23,387      2,441,545
  Interest and other income.........................        (86,546)     (1,250,586)       (12,070)      (845,800)
                                                      -------------  --------------  -------------  -------------
    Loss before income taxes........................     (8,307,171)    (20,076,603)    (3,540,000)    (7,276,641)
PROVISION FOR INCOME TAXES..........................       --              --             --             --
                                                      -------------  --------------  -------------  -------------
NET LOSS............................................  $  (8,307,171) $  (20,076,603) $  (3,540,000)    (7,276,641)
                                                      -------------  --------------  -------------  -------------
                                                      -------------  --------------  -------------  -------------



  The accompanying notes are an integral part of these Condensed Consolidated
                             Financial Statements.

                     TELETRAC HOLDINGS, INC. AND SUBSIDIARY



                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS



                                  (UNAUDITED)



                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                                                     -----------------------------
                                                                                         1996            1997
                                                                                     -------------  --------------
OPERATING ACTIVITIES:
  Net Loss.........................................................................  $  (8,307,171) $  (20,076,603)
  Adjustments to reconcile net loss to net cash used in operating activities-
    Depreciation and amortization..................................................        883,763       1,754,243
    Accretion of discount on senior notes..........................................       --               117,333
    Changes in working capital and other assets and liabilities, net of acquisition
      and refrequency..............................................................     (2,463,131)     (3,610,634)
    Restricted cash................................................................       (722,114)       (500,042)
    Refrequency liability..........................................................        677,113      (3,426,282)
    Accrued interest on senior notes...............................................       --             2,245,833
                                                                                     -------------  --------------
      Total Adjustments............................................................     (1,624,369)     (3,419,549)
                                                                                     -------------  --------------
      Cash used in operating activities............................................     (9,931,540)    (23,496,152)
                                                                                     -------------  --------------

INVESTING ACTIVITIES:
  Acquisition of property and equipment............................................     (6,460,339)     (8,854,274)
  Acquisition of other intangible assets...........................................       --               (62,002)
  Acquisition of Airtouch Teletrac.................................................     (2,098,875)     (1,000,000)
                                                                                     -------------  --------------
      Cash used in investing activities............................................     (8,559,214)     (9,916,276)
                                                                                     -------------  --------------

FINANCING ACTIVITIES:
  Issuance of common stock, net....................................................     18,838,627        --
  Proceeds from issuance of senior notes and warrants, net.........................       --           100,607,766
  Restricted investments...........................................................    (40,285,811)
  Cost of credit facility..........................................................       --              (815,523)
                                                                                     -------------  --------------
      Cash provided by financing activities........................................     18,838,627      59,506,432

NET CHANGE IN CASH.................................................................        347,873      26,094,004

CASH AND CASH EQUIVALENTS, beginning of period.....................................        310,564      27,639,168
                                                                                     -------------  --------------

CASH AND CASH EQUIVALENTS, end of period...........................................  $     658,437  $   53,733,172
                                                                                     -------------  --------------
                                                                                     -------------  --------------



              The accompanying notes are an integral part of these
                  Condensed Consolidated Financial Statements.

                     TELETRAC HOLDINGS, INC. AND SUBSIDIARY



            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)



                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997



                                  (UNAUDITED)



                                                       COMMON STOCK
                                                   --------------------                   PAID-IN      ACCUMULATED
                                                    CLASS A    CLASS B     WARRANTS       CAPITAL        DEFICIT
                                                   ---------  ---------  ------------  -------------  --------------
BALANCE, December 31, 1996.......................  $   2,490  $  --      $    --       $  22,024,094  $  (14,915,996)
  Issuance of warrants related to senior debt....     --         --         7,039,954       --              --
  Cost of issuance of preferred stock............     --         --           --              (1,438)
  Net loss.......................................     --         --           --            --           (20,076,603)
  Preferred stock dividends......................     --         --           --            --            (3,712,500)
BALANCE, September 30, 1997......................  $   2,490  $  --      $  7,039,954  $  22,022,656  $  (38,705,099)
                                                   ---------  ---------  ------------  -------------  --------------
                                                   ---------  ---------  ------------  -------------  --------------



              The accompanying notes are an integral part of these
                  Condensed Consolidated Financial Statements.

                            TELETRAC HOLDINGS, INC.



                        NOTES TO CONDENSED CONSOLIDATED



                         UNAUDITED FINANCIAL STATEMENTS



NOTE 1 -- BASIS OF PRESENTATION.



    The condensed consolidated interim financial statements of Teletrac Holdings, Inc. and subsidiary ("Teletrac" or the "Company") included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission") and reflect all adjustments that are, in the opinion of management, necessary to fairly present the financial position, results of operations, and cash flows for the interim periods. Teletrac Holdings, Inc. and Teletrac, Inc. completed an exchange agreement on August 6, 1997, whereby stockholders of Teletrac, Inc. exchanged common and preferred stock of Teletrac, Inc. for common and preferred stock of Teletrac Holdings, Inc. This transaction was accounted for as a combining of interests under common control, similar to a pooling of interests. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules and regulations. Management believes that the disclosures made are adequate to make the information presented not misleading. The results for interim periods are not necessarily indicative of the results for the full year. The interim financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's Registration Statement on Form S-1.



NOTE 2 -- LONG-TERM DEBT



    In August 1997, the Company issued $105.0 million of 14% Senior Notes due August 1, 2007 ("the Notes"). Gross proceeds of the Notes were approximately $61.4 million in unrestricted funds and $39.9 million in restricted funding allocated for the first three years of interest payments on the Notes. The Notes were issued with 105,000 detachable warrants (the "Warrants"). Each Warrant entitles the holder to purchase .537495 shares (collectively, the "Warrant Shares") of the Company's Class A Common Stock at an exercise price of $.01 per share, currently representing 10% of the Class A Common Stock on a fully diluted basis. The Warrants have been valued at $7.04 million. The discount of $7.04 million is being accreted over the life of the Notes. The Company has recorded in other assets approximately $4.4 million of deferred financing costs which are being amortized over the life of the Notes. The Notes accrue interest until maturity at a rate of 14% per annum. Interest on the Notes will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998.



    In September 1997, the Company entered into an agreement to establish revolving credit facilities (the "Revolvers") in the aggregate principal amount of $30.0 million expiring on March 31, 2003. Pursuant to this agreement, the Company issued 5,707 warrants to purchase one share each of the Company Class A Common Stock at an exercise price of $202 per share. The Company has recorded in other assets approximately $816,000 of deferred financing costs which are being amortized over the life of the Revolvers. The Revolvers have a .500% commitment fee rate based on the total principal amount, paid quarterly. To date, the Company has made no draws against the Revolvers.



    In September 1997, the Company increased the Warrant Shares of the Senior Notes to purchase an additional 634 shares of Class A Common Stock. The additional Warrant Shares were issued subject to the Senior Note agreement having allocated 10% of Class A Common Stock, on a fully diluted basis, to the holders of the Notes. The need to issue the additional shares arose from the issuance of Warrants to the participating banks involved in the Revolvers agreement.

                            TELETRAC HOLDINGS, INC.



                        NOTES TO CONDENSED CONSOLIDATED



                   UNAUDITED FINANCIAL STATEMENTS (CONTINUED)



NOTE 3 -- INVENTORIES



    Inventories consisted of the following at December 31, 1996 and September 30, 1997 (unaudited):



                                                         DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                         -----------------  ------------------
Vehicle Location Units.................................    $   2,087,976      $    1,680,010
Messaging Units........................................          356,528             844,065
Computers & Software...................................           84,377             354,485
Other Inventory........................................          254,051             459,915
                                                         -----------------  ------------------
    Total Inventory....................................    $   2,782,932      $    3,338,475
                                                         -----------------  ------------------
                                                         -----------------  ------------------



NOTE 4 -- PROPERTY AND EQUIPMENT



    Property and equipment, including equipment under capital leases, consisted of the following at December 31, 1996 and September 30, 1997 (unaudited):



                                                         DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                         -----------------  ------------------
System Equipment.......................................    $   4,986,898      $   10,136,267
Automobiles............................................           89,545             363,700
Furniture & Fixtures...................................          761,937           1,394,643
Computer Equipment.....................................        2,411,855           3,358,260
Leasehold Improvements.................................           42,539             215,444
Construction in Progress...............................        9,774,693          11,972,271
                                                         -----------------  ------------------
Total Property & Equipment.............................    $  18,067,467      $   27,440,585
                                                         -----------------  ------------------
Accumulated Depreciation...............................    $  (1,221,666)     $   (2,873,229)
                                                         -----------------  ------------------
Net Property & Equipment...............................    $  16,845,801      $   24,567,356
                                                         -----------------  ------------------
                                                         -----------------  ------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Teletrac Holdings, Inc.:

    We have audited the accompanying consolidated balance sheet of Teletrac Holdings, Inc. (a Delaware corporation) and subsidiaries, as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Teletrac Holdings, Inc., and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Kansas City, Missouri,
August 6, 1997

                            TELETRAC HOLDINGS, INC.

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1996

                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................................  $27,639,168
  Accounts receivable- less allowances of $460,000.............................   2,504,173
  Inventory- less reserves of $155,642.........................................   2,782,932
  Prepaid expenses and other current assets....................................   2,113,076
                                                                                 ----------
      Total current assets.....................................................  35,039,349
RESTRICTED CASH................................................................   1,256,285
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $1,221,666..........  16,845,801
LICENSES AND OTHER, net of accumulated amortization of $38,355.................     571,899
                                                                                 ----------
      Total assets.............................................................  $53,713,334
                                                                                 ----------
                                                                                 ----------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................................................  $1,547,566
  Accrued expenses.............................................................   1,483,338
  Notes payable................................................................   1,001,015
  Current portion of leases payable............................................     381,325
  Refrequencing liability......................................................   7,234,158
                                                                                 ----------
      Total current liabilities................................................  11,647,402
                                                                                 ----------
LONG-TERM LEASES PAYABLE.......................................................   1,615,344
PREFERRED STOCK, undesignated, 190,477 shares authorized, none issued or
  outstanding..................................................................      --
PREFERRED STOCK, redeemable cumulative, 15% dividend, 190,477 shares authorized and 190,476.19 shares issued and outstanding.................................  33,340,000
STOCKHOLDERS' EQUITY:
  Common stock, Class A, $0.01 par value, 507,934 shares authorized and 249,000
    issued and outstanding.....................................................       2,490
  Common stock, Class B, $0.01 par value, 70,000 shares authorized and none
    issued or outstanding......................................................      --
  Paid-in capital..............................................................  22,024,094
  Accumulated deficit..........................................................  (14,915,996)
                                                                                 ----------
    Total stockholders' equity.................................................   7,110,588
                                                                                 ----------
    Total liabilities and stockholders' equity.................................  $53,713,334
                                                                                 ----------
                                                                                 ----------

    The accompanying notes are an integral part of this financial statement.

                            TELETRAC HOLDINGS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

OPERATING REVENUES.............................................................  $15,956,984

OPERATING EXPENSES:
  Cost of revenues.............................................................    7,030,847
  Selling, general and administrative..........................................   14,035,038
  Engineering..................................................................    5,149,488
  Research and development.....................................................    1,001,000
  Refrequencing costs..........................................................    1,340,315
  Depreciation and amortization................................................    1,254,049
                                                                                 -----------
      Loss from operations.....................................................  (13,853,753)
                                                                                 -----------
OTHER EXPENSE (INCOME):
  Interest expense.............................................................      108,600
  Interest income..............................................................     (170,884)
                                                                                 -----------
      Total other income.......................................................      (62,284)
                                                                                 -----------
      Loss before income taxes.................................................  (13,791,469)

INCOME TAXES...................................................................      --
                                                                                 -----------
NET LOSS.......................................................................  $(13,791,469)
                                                                                 -----------
                                                                                 -----------
WEIGHTED AVERAGE SHARES OUTSTANDING............................................      206,549
                                                                                 -----------
                                                                                 -----------
NET LOSS PER SHARE.............................................................  $    (66.77)
                                                                                 -----------
                                                                                 -----------

    The accompanying notes are an integral part of this financial statement.

                            TELETRAC HOLDINGS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                      COMMON STOCK
                                                                 ----------------------     PAID-IN      ACCUMULATED
                                                                  CLASS A     CLASS B       CAPITAL        DEFICIT
                                                                 ---------  -----------  -------------  --------------
BALANCE, December 31, 1995.....................................  $     190   $      37   $   2,267,025  $     (784,527)
Issuance of common stock.......................................      1,980         283      21,634,814              --
Conversion of Class B common to Class A common.................        320        (320)             --              --
Cost of issuance of preferred stock............................         --          --      (1,877,745)             --
Net loss.......................................................         --          --              --     (13,791,469)
Preferred stock dividends......................................         --          --              --        (340,000)
                                                                 ---------         ---   -------------  --------------
BALANCE, December 31, 1996.....................................  $   2,490   $      --   $  22,024,094  $  (14,915,996)
                                                                 ---------         ---   -------------  --------------
                                                                 ---------         ---   -------------  --------------

    The accompanying notes are an integral part of this financial statement.

                            TELETRAC HOLDINGS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

OPERATING ACTIVITIES:
  Net loss.....................................................................  $(13,791,469)
  Adjustments to reconcile net loss to cash used in operating activities--
    Depreciation and amortization..............................................    1,254,049
    Changes in working capital and other assets and liabilities, net of acquisition--
      Receivables..............................................................   (1,668,164)
      Restricted cash..........................................................       66,904
      Inventory................................................................   (2,674,519)
      Prepaids and other.......................................................   (1,448,858)
      Accounts payable and accrued expenses....................................    2,084,258
      Deferred revenue.........................................................     (745,221)
      Refrequencing liability..................................................    1,298,088
      Other liabilities........................................................     (609,872)
                                                                                 -----------
        Cash used in operating activities......................................  (16,234,804)
                                                                                 -----------
INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net..............................   (7,097,173)
  Acquisition of AirTouch Teletrac.............................................   (2,098,875)
                                                                                 -----------
        Cash used in investing activities......................................   (9,196,048)
                                                                                 -----------
FINANCING ACTIVITIES:
  Issuance of common stock, net................................................   21,637,077
  Issuance of preferred stock, net.............................................   31,122,255
                                                                                 -----------
        Cash provided by financing activities..................................   52,759,332
                                                                                 -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS......................................   27,328,480
CASH AND CASH EQUIVALENTS, beginning of year...................................      310,688
                                                                                 -----------
CASH AND CASH EQUIVALENTS, end of year.........................................  $27,639,168
                                                                                 -----------
                                                                                 -----------
SUPPLEMENTAL DISCLOSURE:
  Cash paid during the year for interest.......................................  $   107,549

    The accompanying notes are an integral part of this financial statement.

                            TELETRAC HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. ORGANIZATION AND BUSINESS ACTIVITIES:

The accompanying consolidated financial statements include the accounts of Teletrac Holdings, Inc. ("Holdings") and its subsidiaries (collectively, the "Company"). To create the holding company, Holdings, Teletrac, Inc. and all of the stockholders of Teletrac, Inc. entered into an exchange agreement whereby all of Teletrac, Inc.'s stockholders exchanged their shares of the common stock and preferred stock of Teletrac, Inc. for substantially similar shares of the common stock and preferred stock of Holdings. This transaction was completed August 6, 1997, and has been accounted for as a combination of interests under common control, similar to a pooling of interests. All significant intercompany accounts have been eliminated. The Company is licensed by the Federal Communications Commission (FCC) to construct and operate radio location networks for the purpose of locating, tracking and communicating with commercial fleet and consumer vehicles as a result of its acquisition of AirTouch Teletrac (see
Note 2). The Company has operating networks in six U.S. cities, Chicago, Dallas, Detroit, Houston, Los Angeles and Miami, and has site specific licenses in approximately 20 additional cities. The networks consist of antennas, transmission and receiving equipment, customer-owned vehicle locating units
(VLUs) that receive and transmit signals, and operating centers that interpret and relay the transmissions.

SIGNIFICANT RISKS AND UNCERTAINTIES

The Company and its predecessors have incurred losses in each year of operations. The Company expects to continue to incur net losses as it pursues plans to expand its operating networks, product offerings and customer base. There can be no assurance that the Company will be profitable in the future.

The Company is facing increased competition for its services. Certain of the Company's competitors are larger and have substantially greater financial, research and development and sales and marketing capabilities. Additionally, there can be no assurance additional competitors will not enter markets that the Company serves or plans to serve and that the Company will be able to withstand the competition. Moreover, changes in technology could lower the cost of competitive services to a level where the Company's services would be less competitive, which could have a material adverse effect on the Company's business and the ability to realize its assets.

2. PURCHASE OF AIRTOUCH TELETRAC:

On January 17, 1996, the Company purchased the assets of AirTouch Teletrac, a California general partnership, from AirTouch Services, for $3,099,000 in cash, and the assumption of certain liabilities and working capital as defined. An amount of $2,099,000 was paid at closing, with $1,000,000 due one year from the date of closing. Funds necessary for the closing were provided by the current common stockholders of the Company through sales of common stock. The allocation of purchase price was made

                            TELETRAC HOLDINGS, INC.

                               DECEMBER 31, 1996

first to the current assets and liabilities and assumed liabilities, and the remainder to the long-term assets in proportion to the fair values of the assets, as follows (in thousands):

                                                                                ASSETS AND
                                                                                LIABILITIES
                                                                                 ACQUIRED
                                                                                JANUARY 17,
                                                                                   1996
                                                                              ---------------
Working capital.............................................................     $     217
Property and equipment......................................................         8,218
Licenses....................................................................           600
Refrequencing liability.....................................................        (5,936)
                                                                                   -------
  Total.....................................................................     $   3,099
                                                                                   -------
                                                                                   -------

3. ACCOUNTING POLICIES:

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company services the commercial market for use in fleet management and the consumer market for individual vehicle tracking. The commercial systems include VLUs, computer hardware, and vehicle tracking software. The sales of commercial systems are recognized upon shipment of the system, and the commercial service fee revenues are recognized monthly as the services are provided.

The VLUs for the consumer market are sold along with monthly service contracts. Service revenues for the consumer market may be paid in advance and are recognized monthly as earned. Unearned service fees are recorded as deferred revenue and included in accrued expenses in the accompanying balance sheet.

CASH AND CASH EQUIVALENTS

The Company considers cash and cash equivalents to be temporary cash investments with an original maturity of three months or less.

INVENTORIES

Inventories consist of VLUs, computer systems and other receiving and transmitting equipment held for sale. Inventory is stated at the lower of cost or market using the first-in, first-out method of valuation.

                            TELETRAC HOLDINGS, INC.

                               DECEMBER 31, 1996

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and consist of the following (in thousands):

                                                                                      ESTIMATED
                                                                          COST      USEFUL LIVES
                                                                        ---------  ---------------
System equipment......................................................  $   4,832             7
Computers and office equipment........................................      2,412             3
Furniture and fixtures................................................        578             7
Other.................................................................        471           3-7
Construction in progress..............................................      9,774
                                                                        ---------
Property and equipment................................................     18,067
Less- Accumulated depreciation........................................      1,221
                                                                        ---------
Net property and equipment............................................  $  16,846
                                                                        ---------
                                                                        ---------

Repairs, maintenance and renewal of minor items are charged to expense as incurred. Major renewals and improvements are capitalized and depreciated over their remaining useful lives. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the underlying lease.

LICENSES

Licenses, as acquired from AirTouch Services, represent a long-term intangible asset that allows FCC authorization to broadcast at designated frequencies. They are amortized using the straight-line method over 15 years. FCC license terms are for 5-year periods with unlimited options to renew for subsequent 5-year periods.

INCOME TAXES

The Company is a C corporation for federal income tax purposes. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities applying tax regulations existing at the end of the reporting period. The Company has fully reserved its deferred tax asset, principally the net operating loss carryforward generated, as of December 31, 1996.

EARNINGS (LOSS) PER SHARE

Earnings (Loss) per share are computed on the basis of the weighted average number of common shares outstanding during the period. Additionally, the warrants issued in connection with the offering of senior notes due 2007 and warrants to purchase common shares, completed on August 6, 1997, have been considered outstanding since January 1, 1996.

4. STOCKHOLDERS' EQUITY:

The Company's Restated Certificate of Incorporation, dated December 4, 1996, provides for 958,888 authorized shares of capital stock, consisting of 507,934 shares of authorized Class A common stock at $0.01 par value per share, 70,000 shares of authorized Class B common stock at $0.01 par value per share, 190,477 shares of authorized Series A Redeemable Convertible Participating preferred stock at $0.01 par value per share, and 190,477 shares of authorized undesignated preferred stock at $0.01 par value per share.

                            TELETRAC HOLDINGS, INC.

                               DECEMBER 31, 1996

COMMON STOCK

The Class A common stock and Class B common stock are substantially identical in all respects and entitle the holders to the same rights, preferences and privileges. However, owners of Class B common stock have no right to vote on any matters to be voted on by the Company's stockholders except as a separate class on any proposed merger or consolidation of the Company, or any recapitalization or reorganization in which shares of Class B common stock would receive treatment different from or be exchanged for consideration different on a per share basis from the consideration received with respect to or in exchange for shares of Class A common stock. Owners of Class B common stock, upon the occurrence of certain conversion events, have the right to exchange equivalent shares of their Class B common stock for shares of Class A common stock. In December 1996 all then outstanding Class B common stock was converted into Class A common stock.

PREFERRED STOCK

During December 1996, 190,476.19 shares of $0.01 par value Series A Redeemable Convertible Participating preferred stock were issued for net cash proceeds of $31,122,255. They entitle holders to receive cumulative, compounding dividends at the rate of 15 percent per annum. Dividends accrue on a daily basis from the issuance date and are payable as declared by the board of directors. As of December 31, 1996, $340,000 was accrued for dividends. Holders are entitled to voting rights, preference on liquidation, voluntary equal share conversion into common stock at a defined conversion price, and automatic equal share conversion into common stock after either a qualified public stock offering or a certain non-qualified public stock offering as defined. Additionally, on or after December 4, 2001, at the election of the holders of a majority of the outstanding preferred stock, the Company is obligated to redeem the preferred stock at a cash price equal to the liquidation preference amount of $173.25 per share plus cumulative unpaid dividends. From and after December 4, 2003 the redemption price will be equal to the greater of the liquidation preference amount or the fair market value of the preferred stock.

STOCK OPTIONS

The Company has two stock option plans, the 1995 Stock Option Plan (the 1995
Plan) and the 1996 Stock Option Plan (the 1996 Plan). The Company accounts for these plans in accordance with Accounting Principles Board Opinion No. 25 under which no compensation cost has been recognized in 1996. Had compensation cost been recognized in accordance with Financial Accounting Standards Board Statement No. 123, "Accounting for Stock Based Compensation," the Company's operating loss would have been increased by $506,000 for the year ended 1996.

The plans permit grants of nonqualified, and incentive stock options. The Company has reserved 43,060 and 25,083 shares of its common stock under the 1995 Plan and the 1996 Plan, respectively. Under the 1995 Plan the exercise prices and vesting periods of the options are as follows:

DATE                                                              PRICE        VESTING AMOUNT
--------------------------------------------------------------  ---------  ----------------------
One year after grant..........................................  $     100    One-third of grant
Two years after grant.........................................        125    One-third of grant
Three years after grant.......................................        150    One-third of grant

During 1996, 43,060 options were granted under the 1995 Plan at a weighted average price of $125. The weighted average fair value of the options issued during 1996 was $119. No options were canceled or exercised during 1996. During 1996, 510 options were forfeited. The options outstanding at December 31,

                            TELETRAC HOLDINGS, INC.

                               DECEMBER 31, 1996

1996, have a weighted average remaining contract life of approximately seven years and none were exercisable as of December 31, 1996.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the 1996 grants: risk-free interest rate from 5.48 to 6.87 percent; an expected option life of 7 years; and no expected dividend yields.

Options granted under the 1996 Plan must have exercise prices equal to the fair market value as determined by the board of directors, and the term of the options shall not exceed ten years from grant date. No shares under the 1996 Plan have been granted.

5. CAPITAL LEASES:

The Company holds leases on telephony and frequency receiving and transmitting equipment for periods greater than one year. Minimum payments under such capital leases are as follows (in thousands):

                                                                   PRINCIPAL    INTEREST      TOTAL
                                                                  -----------  -----------  ---------
1997............................................................   $     381    $     187   $     568
1998............................................................         403          147         550
1999............................................................         446          104         550
2000............................................................         494           56         550
Thereafter......................................................         273           10         283
                                                                  -----------       -----   ---------
                                                                   $   1,997    $     504   $   2,501
                                                                  -----------       -----   ---------
                                                                  -----------       -----   ---------

6. REFREQUENCING LIABILITY:

In 1995 the FCC issued an order which requires the Company to relocate its existing operating frequency from a portion of the 925 MHz band to a portion of the 927 MHz band. As a result, the Company has recorded a liability, including $5,936,000 assumed in the acquisition, for the cost of implementing the order so that the Company can continue to deliver its contractual service obligation to its customers. The cost recorded during 1996 of $1,340,000 represents the estimated costs to comply with this obligation for all customers added to service during 1996.

7. EMPLOYEE BENEFIT PLANS:

The Company sponsors a defined contribution profit sharing 401(k) plan which covers all full-time employees. The benefits of this plan are based on years of service, the employee's compensation, employee contributions and earnings of plan assets. The Company's funding policy is to contribute an amount equal to $0.50 for every dollar contributed by the employees up to $1,000 annually. The Company has accrued $121,000 during 1996.

8. INCOME TAXES:

Deferred income taxes are provided for temporary differences between the financial accounting basis and tax basis of assets and liabilities and temporary differences in reporting income and expense.

The Company has net operating losses (NOLs) which it can carryforward up to 15 years to reduce taxable income in the future. The Company's NOLs and Alternative Minimum Tax (AMT) NOLs total approximately $13,300,000 and $12,700,000, respectively. The NOLs and AMT NOLs may be utilized through 2011. The Company has fully reserved these deferred tax assets and has provided no income tax benefit related thereto.

                            TELETRAC HOLDINGS, INC.

                               DECEMBER 31, 1996

The components of net deferred tax assets (liabilities) are as follows (in thousands):

                                                                                         DECEMBER 31, 1996
                                                                                 ---------------------------------
                                                                                  CURRENT   NONCURRENT     TOTAL
                                                                                 ---------  -----------  ---------
Deferred tax asset-NOL.........................................................  $  --       $   5,040
Allowance for doubtful accounts................................................        175      --
Start-up costs, capitalized for income tax purposes, net.......................     --             279
Other..........................................................................         88      --
Deferred tax liabilities.......................................................        (32)        (26)
                                                                                 ---------  -----------
Net deferred tax assets........................................................  $     231   $   5,293   $   5,524
                                                                                 ---------  -----------
                                                                                 ---------  -----------

Tax asset reserve..............................................................                             (5,524)
                                                                                                         ---------
                                                                                                         ---------
Net deferred taxes.............................................................                          $  --
                                                                                                         ---------
                                                                                                         ---------

The Company's utilization of its NOLs many be limited in the future due to its issuance of preferred stock and the IRS regulations pertaining to change in control.

9. COMMITMENTS AND CONTINGENCIES:

The Company has operating leases for office space and antenna sites for periods greater than one year. Minimum payments under such operating leases are as follows (in thousands):

1997................................................................  $   2,399
1998................................................................      2,353
1999................................................................      1,844
2000................................................................      1,265
Thereafter..........................................................        841
                                                                      ---------
                                                                      $   8,702
                                                                      ---------
                                                                      ---------

The Company purchases all of its VLU's from a single foreign supplier, and has entered into a commitment with the supplier to purchase 200,000 units beginning October 1996, through October 1998. The agreement allows the Company to extend this period until November 2000 and has a provision to buy-out of the commitment at a nominal fee. As of December 31, 1996, the remaining purchase commitment is approximately $35,700,000, including $1,500,000 which has been prepaid by the Company. Related to this commitment, at December 31, 1996, the Company maintained a $1,750,000 irrevocable letter of credit to support the purchase of the VLU's, of which $1,250,000 is funded and is recorded as restricted cash in the accompanying balance sheet. Additionally, the Company has committed to acquire other equipment and fund certain research and development activities of approximately $2,900,000 and $3,500,000, respectively.

The Company is party to certain litigation and claims arising in the normal course of business. In the opinion of management, the amount of liability arising from these lawsuits would not be material to the financial position or results of operations of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Teletrac, Inc:

We have audited the accompanying balance sheet of AirTouch Teletrac General Partnership as of December 28, 1995, and the related statements of operations and changes in partners' deficit and cash flows for the period from January 1, 1995, to December 28, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AirTouch Teletrac General Partnership as of December 28, 1995, and the results of its operations and its cash flows for the period from January 1, 1995, to December 28, 1995, in conformity with generally accepted accounting principles.

                                              ARTHUR ANDERSEN LLP

Kansas City, Missouri
May 1, 1996

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                                 BALANCE SHEET

                               DECEMBER 28, 1995

                                     ASSETS

CURRENT ASSETS:
  Cash.........................................................................  $   --
  Accounts receivable, net of allowance for doubtful accounts of $290,094......    1,804,213
  Inventory....................................................................      501,915
  Other current assets.........................................................      394,916
                                                                                 -----------

    Total current assets.......................................................    2,701,044
PROPERTY, PLANT AND EQUIPMENT, net.............................................    7,836,070
INTANGIBLE ASSETS, net.........................................................      600,000
                                                                                 -----------

    Total assets...............................................................  $11,137,114
                                                                                 -----------
                                                                                 -----------

                       LIABILITIES AND PARTNERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable--Trade......................................................  $   183,875
  Due to affiliates............................................................   15,995,945
  Accrued salaries and benefits................................................    2,910,760
  Other current liabilities....................................................    1,203,747
                                                                                 -----------

    Total current liabilities..................................................   20,294,327
REFREQUENCING LIABILITY........................................................    5,936,070
CONVERTIBLE DEBT...............................................................  226,100,585
OTHER NON-CURRENT LIABILITIES..................................................      224,088
                                                                                 -----------

    Total liabilities..........................................................  252,555,070

COMMITMENTS AND CONTINGENCIES (Notes 1 and 5)
PARTNERS' DEFICIT..............................................................  (241,417,956)
                                                                                 -----------

    Total liabilities and partners' deficit....................................  $11,137,114
                                                                                 -----------
                                                                                 -----------

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

            STATEMENT OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

            FOR THE PERIOD FROM JANUARY 1, 1995 TO DECEMBER 28, 1995

REVENUES......................................................................  $ 13,244,367
OPERATING EXPENSES:
  Cost of products sold.......................................................     4,322,710
  Selling, general and administrative.........................................    23,673,935
  Depreciation and amortization...............................................     4,458,454
  Asset impairment............................................................    10,966,716
  Refrequencing costs.........................................................     5,936,070
                                                                                ------------
      Loss from operations....................................................   (36,113,518)

OTHER EXPENSES:
  Interest expense............................................................    21,239,650
  Other, net..................................................................        26,988
                                                                                ------------
      Net loss................................................................   (57,380,156)

PARTNERS' DEFICIT:
  Balance, December 31, 1994..................................................  (184,037,800)
                                                                                ------------
  Balance, December 28, 1995..................................................  $(241,417,956)
                                                                                ------------
                                                                                ------------

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                            STATEMENT OF CASH FLOWS

            FOR THE PERIOD FROM JANUARY 1, 1995 TO DECEMBER 28, 1995

OPERATING ACTIVITIES:
  Net loss.....................................................................  $(57,380,156)
  Adjustments to reconcile net loss to net cash used for operating activities--
    Depreciation and amortization..............................................    4,458,454
    Asset impairment...........................................................   10,966,716
    Refrequencing costs........................................................    5,936,070
    Changes in operating assets and liabilities--
      Accounts receivable, net.................................................      633,387
      Inventory................................................................    1,046,485
      Other current assets.....................................................      (45,916)
      Accounts payable--Trade..................................................     (461,118)
      Due to affiliates........................................................   11,150,645
    Increase in other liabilities..............................................      165,371
                                                                                 -----------
        Net cash used for operating activities.................................  (23,530,062)
                                                                                 -----------
INVESTING ACTIVITIES:
  Retirements of property, plant and equipment, net............................      110,160
                                                                                 -----------
        Net cash provided by investing activities..............................      110,160
                                                                                 -----------
FINANCING ACTIVITIES:
  Proceeds from convertible debt...............................................   22,905,585
  Other........................................................................      (31,483)
                                                                                 -----------
        Net cash provided by financing activities..............................   22,874,102
                                                                                 -----------
NET DECREASE IN CASH...........................................................     (545,800)
CASH, December 31, 1994........................................................      545,800
                                                                                 -----------
CASH, December 28, 1995........................................................  $   --
                                                                                 -----------
                                                                                 -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest to affiliate..........................................  $ 9,763,242
  Cash paid for income taxes...................................................      --

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 28, 1995

1. ORGANIZATION AND NATURE OF BUSINESS:

NATURE OF OPERATIONS

AirTouch Teletrac General Partnership (the Partnership) was formed on December 16, 1987, under the laws of the State of California. The Partnership has been licensed by the Federal Communications Commission (FCC) to construct and operate radio location networks. During 1995 the Partnership operated in six U.S. cities as follows: Chicago, Dallas, Detroit, Houston, Los Angeles and Miami.

The set up of the location network is capital intensive, and the Partnership has been dependent upon the financial support of its majority partner, Location Technologies Inc. (LTI), and its parent, AirTouch Communications.

The principal operation consists of tracking vehicles through signals sent by Vehicle Location Units (VLUs) placed in a vehicle and received by a base unit. The system processes the signals and provides the location and movement of a vehicle on an electronic map grid display.

OWNERSHIP

During 1995 certain of the partners, North American Teletrac and International Teletrac Services, sold all ownership interests in the Partnership to AirTouch Services (ATS) and LTI. LTI also transferred two percent of its ownership interest in the Partnership to ATS during 1995. Prior to the dissolution of the Partnership on December 28, 1995, the partners' ownership interests were as follows:

Location Technologies, Inc., a wholly owned subsidiary of AirTouch
  Services............................................................          73%
AirTouch Services, a wholly owned subsidiary of AirTouch
  Communications......................................................          27%

On December 28, 1995, LTI merged with ATS, thereby dissolving the Partnership by operation of law. Accordingly, the accompanying financial statements are as of December 28, 1995, and for the period from January 1, 1995, to December 28, 1995. No material transactions or events of the business occurred between December 28, 1995, and December 31, 1995.

SUBSEQUENT SALE OF ASSETS

On January 17, 1996, ATS sold substantially all of the assets previously owned by the Partnership to Teletrac, Inc., a Delaware corporation, for $2,500,000, the assumption of the refrequencing liability, and an adjustment for working capital, as defined. An amount of $1,500,000 was paid in cash at closing, with $1,000,000 due on the earlier of one year from the date of closing or the date on which the order issued by the FCC addressing emission mask standards for multilateration vehicle location systems shall have become final.

As a result of the subsequent sale, management determined that the net realizable value of the long- term assets (property, plant, equipment and intangible assets) was less than net book value. The impairment of property, plant and equipment, FCC licenses, and goodwill of $2,249,000, $2,610,000, and $6,108,000, respectively, was recorded in the 1995 statement of operations.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                               DECEMBER 28, 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Partnership serviced the commercial market for use in fleet management and the consumer market for individual vehicle tracking. The commercial systems include VLUs, computer hardware, and vehicle tracking software. The sales of commercial systems are recognized upon shipment of the system, and the commercial service fee revenues are recognized monthly as the services are provided based on the number of VLUs in the fleet.

The VLUs for the consumer market were manufactured by third parties and were sold to consumers through unrelated retailers. The Company's service contracts to individual consumers were initiated by the retailers. Service revenues for the consumer market may be paid in advance and are recognized monthly as earned. Unearned service fees are recorded as deferred revenue and included in other current liabilities in the accompanying balance sheet.

INVENTORIES

Inventories consist of VLUs, computer systems and related components. Inventory is stated at the lower of cost or market using the first-in, first-out method of valuation.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment were recorded at cost. Subsequent to 1995 substantially all of the Partnership's assets were sold (Note 1). As a result, property, plant and equipment were determined to be impaired and were recorded at their net realizable values as of December 28, 1995. Property, plant and equipment includes the following:

Equipment......................................................  $22,896,113
Office furniture and equipment.................................    1,276,205
Vehicles.......................................................      349,296
Leasehold improvements.........................................      190,085
                                                                 -----------
                                                                  24,711,699
Less- Accumulated depreciation and amortization................  (16,875,629)
                                                                 -----------
      Net property, plant and equipment........................  $ 7,836,070
                                                                 -----------
                                                                 -----------

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                               DECEMBER 28, 1995

Repairs, maintenance and renewal of minor items were charged to expense as incurred. Major renewals and improvements are capitalized and depreciated over their remaining useful lives. Depreciation is recorded using the straight-line method over the applicable estimated useful lives as follows:

Equipment.........................................................  3-7 years
Office furniture and equipment....................................  5 years
Vehicles..........................................................  3 years

Leasehold improvements were amortized using the straight-line method over the lesser of the estimated useful life of the asset or the remaining terms of the underlying lease.

INTANGIBLE ASSETS

Intangible assets represent the cost of acquiring FCC licenses as well as goodwill resulting from an acquisition of a previous network partner. Both FCC licenses and goodwill were amortized using the straight-line method over 20 years. FCC license terms are for a five-year period with unlimited options to renew for subsequent five-year periods. As discussed above, subsequent to 1995 substantially all of the Partnership's assets were sold (Note 1). As a result, the intangible assets were determined to be impaired and were recorded at their net realizable values as of December 28, 1995. The goodwill previously recorded was fully impaired and the FCC licenses were written down to $600,000.

PARTNERSHIP INCOME ALLOCATION

Partnership profits and losses were allocated based on the partners' percentage ownership interest in the Partnership during the year.

INCOME TAXES

No provision has been made for federal or state income taxes since such taxes, if any, are the responsibility of the individual partners.

3. RELATED-PARTY TRANSACTIONS:

CONVERTIBLE DEBT

The Partnership had convertible debt payable to LTI. Interest on the debt was at prime plus 2 percent on the outstanding debt balance. Included in the due to affiliate balance at December 28, 1995, is interest payable of approximately $15,900,000.

The debt was collateralized by the equipment, inventory, accounts receivable, and all proceeds and products of the Partnership. The debt was not assumed by the new owners (Note 1).

The outstanding principal balance could have been converted into shares of AirTouch Teletrac stock if the Partnership would have elected to undertake an initial public offering. In conjunction with the merger of ATS and LTI, discussed in Note 1, the debt was eliminated.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                               DECEMBER 28, 1995

INSURANCE

The Partnership was covered under an insurance policy held by an affiliate. Insurance expense passed through by this affiliate for the period from January 1, 1995, to December 28, 1995, was $244,000.

4. EMPLOYEE BENEFITS:

EMPLOYEE INCENTIVE PLANS

The Partnership maintained a short-term incentive plan (STIP) for certain employees which was based on the achievement of certain performance measures and targets. Costs related to the STIP of approximately $673,000 have been recorded in the 1995 statement of operations.

The Partnership also maintained an Equity Incentive Plan (EI Plan) for certain key employees. Under the EI Plan the Partnership was authorized to grant stock appreciation rights (SARs) to the key employees which are exercisable over a specified period of time based on the price of the AirTouch Communications stock. Cost of approximately $211,000 is included in the 1995 statement of operations.

SEVERANCE AND STAY-ON PROGRAM

As a result of a planned downsizing of the Partnership's operations and the subsequent sale of the assets, the Partnership severed its employment relationships with substantially all of its employees during 1995 and through early 1996. The severance program provided for severance payments to be made to employees in accordance with a formula that considers years of service and salary. Severance payments were made when the employment relationships were severed, which in certain instances occurred in 1996. All costs related to the severance program, which totaled approximately $2,400,000, have been recorded in the 1995 statement of operations.

In addition to the severance program, certain employees were provided an added incentive to continue working for the Partnership after the sale was announced to provide closure and transition of the Partnership's activities (Stay-On
Plan). Generally, those eligible employees were paid 25% of their monthly salary times the number of months worked subsequent to June 1, 1995, with partial months being credited as full months. Costs related to the Stay-On Plan which relate to services provided in 1995 were approximately $804,000.

5. COMMITMENTS AND CONTINGENCIES:

SIGNIFICANT SUPPLIER AGREEMENTS

The Partnership entered into several purchase agreements with a foreign supplier, the Partnership's sole supplier of VLUs, whereby VLUs would be supplied at a set price, provided prepayments were made to finance the production of the units. At December 28, 1995, the total open commitments under these agreements were approximately $1,900,000.

The Partnership entered into an agreement with a software company to develop and update the mapping software utilized in all of the Partnership's operating locations to track vehicles. In 1995 the Partnership paid a fee of $325,000 for the service which expired in January 1996.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                               DECEMBER 28, 1995

The Partnership also had various other purchase commitments outstanding at year-end of approximately $1,185,000.

Substantially all significant supplier agreements were assumed by or renegotiated by Teletrac, Inc.

LEASES

The Partnership leased various facilities under noncancellable operating leases expiring through 2000. Most of the leases were either assumed by or subleased to Teletrac, Inc.

Total rental expense under all operating leases was $2,027,000 for the period from January 1, 1995, to December 28, 1995.

OTHER

The Partnership was party to a dispute regarding the registration of the trademark "Teletrac" by an unrelated party. No accrual has been made in the accompanying financial statements for this contingency since management is unable to establish the likelihood of loss, if any, which may be incurred.

The Partnership was a party to various other lawsuits arising in the ordinary course of business. In the opinion of management, based on a review of such litigation with legal counsel, any losses resulting from these actions are not expected to materially impact the financial position or results of operations of the Partnership.

6. REFREQUENCING COSTS:

In 1995 the FCC issued an order which required the Partnership to relocate its existing operating frequency from a portion of the 925 MHz band to a portion of the 927 MHz band. As a result, the Partnership has recorded a liability and a related expense for the cost of implementing the order in order to continue delivering the Partnership's contractual service obligation to its customers. The cost recorded of $5,936,070 represents the estimated cost to comply with this obligation to customers at December 28, 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
AirTouch Teletrac General Partnership

    We have audited the accompanying balance sheet of AirTouch Teletrac General Partnership
(the "Partnership") as of December 31, 1994, and the related statements of operations, partners' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The Partnership is currently in negotiations for the sale of substantially all of the Partnership's assets and assumption of certain liabilities. See Note 11.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AirTouch Teletrac General Partnership as of December 31, 1994, and results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Partnership will continue as a going-concern. As discussed in Note 2, the Partnership has incurred net losses and negative cash flows from operations. In addition, the Partnership is highly leveraged and has relied substantially on continued financial support from its general partner, which is a wholly-owned subsidiary of AirTouch Communications. As discussed in Note 2, this financial support may not continue. These factors raise substantial doubt about the Partnership's ability to continue as a going-concern. Plans in regard to these matters are also described in Note 2 as well as Note 11. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

                                             COOPERS & LYBRAND LLP

Newport Beach, California
February 3, 1995, except for
  Note 11, as to which the
  date is September 8, 1995

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                                 BALANCE SHEET

                               DECEMBER 31, 1994

                                    ASSETS
Current assets:
  Cash.........................................................................  $   545,800
  Accounts receivable, less allowance for doubtful accounts of $479,700........    2,437,600
  Inventory, net of reserve of $154,200........................................    1,548,400
  Other current assets.........................................................      349,000
                                                                                 -----------
    Total current assets.......................................................    4,880,800
  Property, plant and equipment, net...........................................   14,017,400
  Intangible assets, net.......................................................    9,954,000
                                                                                 -----------
    Total assets...............................................................  $28,852,200
                                                                                 -----------
                                                                                 -----------
                       LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable--trade......................................................  $   791,000
  Due to affiliates............................................................    4,845,300
  Accrued salaries and benefits................................................    2,467,000
  Other current liabilities....................................................    1,501,500
                                                                                 -----------
    Total current liabilities..................................................    9,604,800
  Net indebtedness to ITS......................................................   49,500,000
  Convertible debt.............................................................  153,695,000
  Capital leases, net of current portion.......................................       82,800
  Loan payable.................................................................        7,400
                                                                                 -----------
    Total liabilities..........................................................  212,890,000
  Commitments and contingencies (Notes 7 and 10)...............................           --
  Partners' deficit............................................................  (184,037,800)
                                                                                 -----------
    Total liabilities and partners' deficit....................................  $28,852,200
                                                                                 -----------
                                                                                 -----------

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

Revenues.......................................................................  $15,336,000
  Operating expenses:
  Cost of revenues.............................................................    6,356,800
  Selling and advertising......................................................    1,814,100
  Salaries and benefits........................................................   14,747,700
  General and administration...................................................   11,672,300
  Depreciation and administration..............................................    5,218,200
                                                                                 -----------
    Loss from operations.......................................................  (24,473,100)
Other expense (income):
  Interest expense.............................................................   15,610,100
  Interest income..............................................................
  Other........................................................................     (258,700)
                                                                                 -----------
    Net loss...................................................................  ($39,824,500)
                                                                                 -----------
                                                                                 -----------

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                         STATEMENT OF PARTNERS' DEFICIT

                      FOR THE YEAR ENDED DECEMBER 31, 1994

Balance, December 31, 1993....................................................  ($144,713,300)
Capital contribution..........................................................       500,000
Net loss for the year.........................................................   (39,824,500)
                                                                                ------------
Balance, December 31, 1994....................................................  ($184,037,800)
                                                                                ------------
                                                                                ------------

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

CASH FROM (USED FOR) OPERATING ACTIVITIES:
  Net loss.....................................................................  ($39,824,500)
  Adjustments to reconcile net loss for items current not affecting operating cash flows:
    Depreciation and amortization..............................................    5,218,200
    Loss on disposal of fixed assets...........................................    1,263,200
    Changes in operating assets and liabilities:
      Accounts receivable, net.................................................      701,000
      Inventory, net...........................................................       47,900
      Other current assets.....................................................    1,128,200
      Accounts payable--trade..................................................     (750,800)
      Due to affiliates........................................................    1,598,800
      Accrued salaries and benefits............................................   (2,405,700)
      Other current liabilities................................................     (289,600)
                                                                                 -----------
      Cash used for operating activities.......................................  (33,313,300)
                                                                                 -----------
CASH USED FOR INVESTING ACTIVITIES:
  Additions to property, plant and equipment...................................     (858,600)
                                                                                 -----------
      Cash used for investing activities.......................................     (858,600)
                                                                                 -----------
CASH PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from convertible debt...............................................   32,695,000
  Partner capital contributions................................................      500,000
  Loan repayment...............................................................       (9,300)
  Payment on capital lease obligation..........................................      (53,500)
                                                                                 -----------
      Cash provided by financing activities....................................   33,132,200
                                                                                 -----------
      Change in cash...........................................................   (1,039,700)
  Beginning cash...............................................................    1,585,500
                                                                                 -----------
  Ending cash..................................................................  $   545,800
                                                                                 -----------
                                                                                 -----------

   The accompanying notes are an integral part of these financial statements.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS:

    AirTouch Teletrac General Partnership (the "Partnership") was formed on December 16, 1987 under the laws of the State of California. The Partnership has been licensed by the Federal Communications Commission ("FCC") to construct and operate radio location networks in 127 U.S. cities. Since its inception, the Partnership was subcontracting the operations of the network to International Teletrac Systems, Inc. ("ITS"), a wholly-owned subsidiary of North American Teletrac ("NAT"), an affiliate, under an operating and supply agreement. Effective March 31, 1992, the Partnership exercised its option to acquire substantially all operations, assets, and liabilities (except certain debt--see
Note 6) of ITS (the "Acquisition").

    Prior to October 1991, the Partnership was precluded by a judicial consent decree from, among other things, having an investment in, or participating in the management of, ITS or obtaining any information about ITS not available to the general public. However, the Partnership purchased an option to acquire ITS and guaranteed ITS' debt (Note 6) thereby assuming most of ITS' business risk. Accordingly, the acquired assets, liabilities, and results of operations of ITS have been consolidated in the Partnership's financial statements for all periods presented herein.

    At the time of exercise of the option, the Partnership recorded goodwill of $6,913,800 which approximates the cash paid to ITS. During 1993, an additional $603,500 was paid on behalf of ITS and, accordingly, has been recorded as goodwill.

    In consideration for its contribution of certain assets and liabilities, ITS was allocated a 24% partnership interest which was transferred from NAT's original interest. Accordingly, at December 31, 1994, the partners' ownership interests are as follows:

Location Technologies, Inc. ("LTI"), a wholly-owned subsidiary of
  AirTouch Communications............................................        51%
North American Teletrac ("NAT")......................................        25%
International Teletrac Systems, Inc. ("ITS"), a wholly-owned
  subsidiary of NAT..................................................        24%

    Prior to April 1, 1994, LTI was a wholly-owned subsidiary of PacTel Corporation, which in turn was 86.1% owned by Pacific Telesis Group. On April 1, 1994, the Wireless Division of Pacific Telesis Group spun off and formed a separate company operating as AirTouch Communications.

    At December 31, 1994, the Partnership operated in six cities. The set up of the location network is capital intensive, and the Partnership is currently dependent upon the financial support of its majority partner, LTI and its parent, AirTouch Communications.

    Vehicles are tracked through signals sent by Vehicle Location Units ("VLUs") placed in the vehicle and received by base stations which have been strategically installed throughout the coverage area. The signals are processed by the base stations and sent by telephone to the master station. The system then determines the location of the vehicle and movement on an electronic map grid display. The master station can relay the tracking information to the commercial fleet dispatcher or law enforcement agencies.

2. MANAGEMENT'S PLANS:

    The Partnership's financial statements have been prepared on a going-concern basis which contemplates the realization of assets and a liquidation of liabilities in the ordinary course of business. The

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

2. MANAGEMENT'S PLANS: (CONTINUED)
Partnership has incurred substantial net losses and negative cash flows from operations. In addition, the Partnership has a working capital deficiency and is highly leveraged.

    To date, substantially all of the cash to fund the operations of the Partnership had been provided by its affiliate, LTI, in the form of convertible debt. This financial support may not continue.

    There is a pending sale to sell substantially all of the Partnership's assets to a third party who will also assume certain of the Partnership's liabilities. See discussion of this pending sale in Note 11.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    REVENUE RECOGNITION:

    The Partnership services the commercial market for use in fleet management and the consumer market for individual vehicle tracking. The commercial systems include VLUs, computer hardware, and vehicle tracking software. The sales of commercial systems are recognized upon shipment of the system, and the commercial service fee revenues are recognized monthly based on the number of VLUs in the fleet.

    The VLUs for the consumer market are manufactured by third parties and are sold to consumers through unrelated retailers. The Company's service contracts to individual consumers are initiated by the retailers. Service revenues for the consumer market are usually paid in advance and are recognized monthly as earned. Unearned service fees are recorded as deferred revenue and included in other current liabilities in the accompanying balance sheets.

    INVENTORIES:

    Inventories consist of VLUs and computer systems for commercial customers and are stated at the lower of cost or market using the first-in, first-out method of valuation. The Company has $140,600 of inventory on consignment with third parties at December 31, 1994.

    PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment, at cost, are depreciated using the straight-line method over their estimated useful lives, which are generally as follows:

Equipment.........................................................  3-7 years
Office furniture and equipment....................................  5 years
Vehicles..........................................................  3 years

    Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful life of the asset or the remaining terms of the underlying lease.

    Repairs, maintenance, and renewal of minor items are charged to expense as incurred. Major renewals and improvements are capitalized and depreciated over the remaining useful lives of the assets.

    INTANGIBLE ASSETS:

    Intangible assets represent the cost of acquiring FCC licenses as well as goodwill resulting from the Acquisition. Both FCC licenses and goodwill are amortized using the straight-line method over twenty

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) years. The Partnership periodically reviews these intangible assets to determine if its carrying costs will be recovered from future operations and, accordingly, a reduction in carrying value should be recorded. No such reductions have occurred to date.

    RESEARCH AND DEVELOPMENT:

    Research and development costs are expensed as incurred.

    ADVERTISING:

    Advertising costs are expensed as incurred.

    PARTNERSHIP INCOME:

    Subsequent to the Acquisition, Partnership's profits and losses are allocated based on the partners' percentage ownership interest in the Partnership.

    INCOME TAXES:

    No provisions have been made for federal or state income taxes since such taxes, if any, are the responsibility of the individual partners.

    STATEMENT OF CASH FLOWS:

    The Company prepares its statement of cash flows using the indirect method as prescribed by Statement of Financial Accounting Standards No. 95. The Company considers all investment instruments at date of purchase with maturities of less than three months to be cash equivalents. The Partnership paid $13,780,500 in interest in 1994. (See Note 6 for interest paid on convertible debt.) In 1994, the Partnership did not enter into any capital lease obligations for new equipment.

4. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment at December 31, 1994 consist of the following:

Equipment......................................................  $22,958,400
Office furniture and equipment.................................   1,262,400
Vehicles.......................................................     385,100
Leasehold improvements.........................................     175,400
                                                                 ----------
                                                                 24,781,300
Less, accumulated depreciation and amortization................  10,763,900
                                                                 ----------
                                                                 $14,017,400
                                                                 ----------
                                                                 ----------

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

5. INTANGIBLE ASSETS:

    Intangible assets at December 31, 1994 consist of the following:

FCC licenses....................................................  $4,719,300
Goodwill........................................................  7,517,300
                                                                  ---------
                                                                  12,236,600
Less, accumulated depreciation and amortization.................  2,282,600
                                                                  ---------
                                                                  $9,954,000
                                                                  ---------
                                                                  ---------

    FCC licenses represent the cost of acquiring these licenses and are amortized over a period of 20 years. FCC license term is for a 5-year period with unlimited options to renew for subsequent 5-year periods.

    Goodwill results from the application of the purchase method of accounting with respect to the Acquisition.

6. RELATED PARTY TRANSACTIONS:

    NET INDEBTEDNESS TO ITS:

    The net indebtedness at December 31, 1994 represents the following:

Preferred capital account......................................  $69,700,000
Note receivable from ITS.......................................  (20,200,000)
                                                                 -----------
                                                                 $49,500,000
                                                                 -----------
                                                                 -----------

    Pursuant to the Acquisition, ITS has a "Preferred Capital Account" on which the Partnership is required to make quarterly payments to ITS at prime plus 3%. The Preferred Capital Account has all the debt features associated with the ITS outstanding debt ($49,500,000--see next paragraph) and a $20,200,000 note payable to the Partnership. These two debt instruments were not part of the Acquisition and therefore not assumed by the Partnership. However, the note receivable from ITS was reclassified and netted against the Preferred Capital Account to reflect the substance of this transaction. The note receivable bears interest at prime plus 3% (11.5% at December 31, 1994) and matures May 1998. Subsequent to year-end, the Partnership intends to assign its preferred capital account of $49,500,000 and ITS' equity in the Partnership to AirTouch Services, an affiliate. In addition, the Partnership intends to assign the preferred capital account of $20,200,000 and the related note receivable to LTI.

    The Partnership guarantees the outstanding debt of ITS. The guaranteed debt outstanding balance at December 31, 1994 was $49,500,000. Of this amount, $9,500,000 is due no later than December 20, 1995, and the remaining balance is due no later than January 31, 1996. The outstanding debt of ITS is held by AirTouch Services, a wholly-owned subsidiary of AirTouch Communications.

    CONVERTIBLE DEBT:

    The Partnership has convertible debt payable to LTI. The Partnership pays interest quarterly at prime plus 2% on the outstanding debt balance. Included in the due to affiliate balance at December 31, 1994 is

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

6. RELATED PARTY TRANSACTIONS: (CONTINUED) interest payable of $3,879,800. Interest paid to the affiliate for the year ended December 31, 1994 was $13,862,600. The principal balance is due when the debt matures as follows:

1998..........................................................  $37,500,000
1999..........................................................   52,600,000
2000..........................................................   63,595,000
                                                                -----------
                                                                $153,695,000
                                                                -----------
                                                                -----------

    The debt is collateralized by the equipment, inventory, accounts receivable, and all proceeds and products of the Partnership.

    The outstanding debt's principal may be converted into shares of AirTouch Teletrac stock if the Partnership elects to undertake an initial public offering. After conversion, LTI and its affiliates' aggregate stock ownership cannot exceed 70% of the total outstanding shares. However, subsequent to year-end, the intent is that the debt will be held by AirTouch Services due to a proposed merger of LTI and AirTouch Services, with AirTouch Services as the surviving entity.

    DEPENDENCE ON AFFILIATE:

    Substantially all of the cash to fund the operations of the Partnership has been provided by its affiliate, LTI, in the form of convertible debt.

    INSURANCE:

    The Partnership is covered under an insurance policy held by an affiliate. Insurance expense passed through by this affiliate for the year ended December 31, 1994 was $57,600.

7. COMMITMENTS:

    SIGNIFICANT SUPPLIER AGREEMENTS:

    On July 30, 1991 and July 1, 1993, ITS and AirTouch Teletrac entered into several purchase agreements with a foreign supplier whereby VLUs would be supplied at a set price, provided ITS made prepayments to finance the production of the units. At December 31, 1994, the total open commitments under these agreements amounted to $3,725,300.

    MAINTENANCE AGREEMENT:

    Effective January 1, 1991, ITS entered into a 5-year agreement with the aforementioned supplier whereby the supplier will perform maintenance and repair on all base stations purchased by ITS from that supplier. At December 31, 1994, the total remaining commitment on this agreement is approximately $241,000.

    ROYALTIES:

    ITS entered into an agreement with a software company to develop the mapping software utilized in all the Partnership's operating locations to track vehicles.

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

7. COMMITMENTS: (CONTINUED)
    The Partnership pays a royalty fee for each copy of mapping software sold to an end user (corporate customer).

    In addition, beginning January 1, 1993, the Partnership has guaranteed to pay an operational fee of $1,500 per month for each metropolitan area on line for updates to the mapping software. At December 31, 1994, there were 6 cities on line and the resulting minimum operational fee commitment amounts to $4,500 for 1995.

    For commercial customers using the mapping software (tracking their own vehicles), the Partnership pays a monthly fee per vehicle.

    The above agreement had an original expiration date of January 14, 1995. This agreement has been amended, which extends the term of the agreement for one year through January 14, 1996 under the original terms and conditions of the original agreement except for the payment terms which have been revised to a flat fee of $325,000 payable in four equal installments during the term of the agreement.

    Total operational fees and royalties for the year ended December 31, 1994 amounted to approximately $256,125.

    LEASES:

    The Partnership leases various facilities under noncancellable operating leases expiring through 1997. The Company is responsible for maintenance, repairs, taxes, and insurance on these operating leases.

    Future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year are as follows:

1995............................................................  $ 921,200
1996............................................................    665,700
1997............................................................    147,200
                                                                  ---------
                                                                  $1,734,100
                                                                  ---------
                                                                  ---------

    Total rental expense under all operating leases was $2,443,600 for the year ended December 31, 1994.

8. EMPLOYEE BENEFIT PLAN:

    On December 1, 1993, the Partnership revised the profit sharing plan which qualifies as a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Under this plan, eligible participating employees may elect to contribute up to 25% of their monthly salaries. The Partnership contributes to the plan on behalf of the participating employee an amount equal to 25% of employee contributions to a maximum of $2,000 per employee per calendar year. Participants are at all times fully vested in their contributions and in the Partnership's contributions according to the following schedule:

YEARS OF SERVICE                                                              VESTED PERCENTAGE
----------------------------------------------------------------------------  -----------------
2...........................................................................            30%
3...........................................................................            50%
4...........................................................................            75%
5...........................................................................           100%

                     AIRTOUCH TELETRAC GENERAL PARTNERSHIP

8. EMPLOYEE BENEFIT PLAN: (CONTINUED)
    The Partnership's contributions to the plan for the year ended December 31, 1994 amounted to approximately $201,400.

9. MAJOR SUPPLIER:

    The Partnership purchases substantially all of its equipment from one supplier.

10. CONTINGENCIES:

    The Partnership is a party to various lawsuits arising in the ordinary course of business. In the opinion of management, based on a review of such litigation with legal counsel, any losses resulting from these actions are not expected to materially impact the financial condition of the Partnership.

11. SUBSEQUENT EVENT (UNAUDITED):

    Under an Asset Purchase Agreement, drafted in August of 1995, between AirTouch Services and a third party, there is a pending sale of substantially all of the Partnership's assets and assumption of certain liabilities. The purchase price for the above is estimated to be $5,000,000. In addition, if certain events occur relating to FCC actions prior to Buyer capital or contractual commitment, it is estimated that an additional sum of $6,800,000 will be paid in two equal installments without interest on the first and second anniversaries of the closing date or the date on which such FCC action is issued, whichever is later.

    If the sale is consummated under its terms as drafted, the Partnership may incur significant losses. Such loss, assuming a $5,000,000 purchase price, is estimated to be approximately $25,000,000.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


EXHIBITS                                DESCRIPTION
------ --------------------------------------------------------------------------
+ 3.1  Certificate of Incorporation, dated July 15, 1997.

+ 3.2  Certificate of Amendment of Certificate of Incorporation, dated July 30,
         1997.

+ 3.3  By-laws, adopted as of July 30, 1997.

+ 4.1  Warrant Agreement, dated August 6, 1997, between the Registrant and
         Norwest Bank Minnesota, National Association, as Warrant Agent.

+ 4.2  Indenture between Teletrac, Inc. and Norwest Bank Minnesota, National
         Assocation, as Trustee, dated August 6, 1997.

+ 5    Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol.

+10.1  VLU Production Agreement, dated as of September 6, 1996, between Tadiran,
         Ltd. and Teletrac, Inc.*

+10.2  Amendment to VLU Production Agreement, dated as of May 28, 1997, between
         Tadiran, Ltd. and Teletrac, Inc.*

+10.3 Mobile Data Terminal Purchase Agreement, dated as of February 8, 1996, between Micronet, Inc. and Teletrac, Inc.*

+10.4  Amendment to Mobile Data Terminal Purchase Agreement, dated September 16,
         1996, between Micronet, Inc. and Teletrac, Inc.*

+10.5  Value Added Reseller License Agreement, dated June 3, 1997, between Etak,
         Inc. and Teletrac, Inc.*

+10.6  Pledge Agreement, dated August 6, 1997, between Teletrac, Inc. and Norwest
         Bank Minnesota, National Association, as Collateral Agent.

+10.7  Stock Purchase Agreement, dated as of December 6, 1996, by and among
         Teletrac, Inc. and certain Investors named therein.

+10.8 Stockholders' Agreement, dated as of December 6, 1996, by and among Teletrac, Inc. and certain Stockholders named therein.

+10.9  Amended and Restated Registration Rights Agreement, dated as of December
         6, 1996, by and among the Company and certain Stockholders named therein.

+10.10 Exchange Agreement, dated as of July 31, 1997, among Teletrac, Inc.,
         Teletrac Holdings, Inc. and certain Stockholders named therein.

+10.11 Credit Agreement, dated as of September 18, 1997, among Teletrac, Inc.,
         Banque Paribas, as Administrative Agent, and Fleet National Bank, as
         Documentation Agent.

+10.12 Unlimited Guaranty, dated September 18, 1997, by Teletrac Holdings, Inc.
         to and with Fleet National Bank, as Agent.

EXHIBITS                                DESCRIPTION
------ --------------------------------------------------------------------------
+10.13 Security and Pledge Agreement, dated September 18, 1997, by and between
         Teletrac, Inc. and Fleet National Bank, as Agent.

+10.14 Securities Pledge Agreement, dated as of September 18, 1997, by and between Teletrac Holdings, Inc. and Fleet National Bank, as Agent.

+10.15 Equity Holder Agreement, dated as of September 18, 1997, among Banque
         Paribas, Fleet National Bank and Teletrac, Holdings, Inc.

+21.1  Subsidiaries of Registrant

+23.1 Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol (included in their opinion filed as Exhibit 5)

 23.2  Consent of Arthur Anderson LLP

 23.3  Consent of Coopers & Lybrand LLP

+24.1  Power of Attorney of the Board of Directors (included in the Signature
         Page)


------------------------

* Certain information in this Exhibit is deleted pursuant to a request with the Securities and Exchange Commission for confidential treatment.


+   Previously Filed.


    (b) Financial Statement Schedules

    All other schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the Registrant or notes thereto.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on November 14, 1997.


                                TELETRAC HOLDINGS, INC.

                                /s/ JAMES A. QUEEN
                                ---------------------------------------------
                                James A. Queen
                                Chairman of the Board of Directors,
                                Chief Executive Officer, and Director


    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chairman Of The Board,
      /s/ JAMES A. QUEEN          Chief Executive Officer
------------------------------    and Director (Principal     November 14, 1997
        James A. Queen            Executive Officer)

                                Vice President of Finance
       /s/ ALAN B. HOWE           and Corporate Development
------------------------------    (Principal Financial        November 14, 1997
         Alan B. Howe             Officer)

     /s/ CHARLES SCHEIWE
------------------------------  Controller (principal         November 14, 1997
       Charles Scheiwe            Accounting Officer)

------------------------------  Director                      November 14, 1997
        Sanford Anstey

              *
------------------------------  Director                      November 14, 1997
        Robert Benbow

              *
------------------------------  Director                      November 14, 1997
       David J. Berkman

              *
------------------------------  Director                      November 14, 1997
      Michael A. Greeley

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *
------------------------------  Director                      November 14, 1997
     Michael Markbreiter

              *
------------------------------  Director                      November 14, 1997
        Marc H. Michel

------------------------------  Director                      November 14, 1997
        Brian A. Rich

       /s/ ALAN B. HOWE
------------------------------                                November 14, 1997
      *Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBITS                                                 DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
    +3.1     Certificate of Incorporation, dated July 30, 1997.
    +3.2     Certificate of Amendment of Certificate of Incorporation, dated June 30, 1997.
    +3.3     By-laws, adopted as of July 30, 1997.
    +4.1     Warrant Agreement, dated August 6, 1997, between the Registrant and Norwest Bank Minnesota, National
               Association, as Warrant Agent.
    +4.2     Indenture between Teletrac, Inc. and Norwest Bank Minnesota, National Association, as Trustee, dated
               August 6, 1997.
    +5       Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol.
   +10.1     VLU Production Agreement, dated as of September 6, 1996, between Tadiran, Ltd. and Telectrac, Inc.*
   +10.2     Amendment to VLU Production Agreement, dated as of May 28, 1997, between Tadiran, Ltd. and Teletrac,
               Inc.*
   +10.3     Mobile Data Terminal Purchase Agreement, dated as of February 8, 1996, between Micronet, Inc. and
               Teletrac, Inc.*
   +10.4     Amendment to Mobile Data Terminal Purchase Agreement, dated September 16, 1996, between Micronet,
               Inc. and Teletrac, Inc.*
   +10.5     Value Added Reseller License Agreement, dated June 3, 1997, between Etak, Inc. and Teletrac, Inc.*
   +10.6     Pledge Agreement, dated August 6, 1997, between Teletrac, Inc. and Norwest Bank Minnesota, National
               Association, as Collateral Agent.
   +10.7     Stock Purchase Agreement, dated as of December 6, 1996, by and among Teletrac, Inc. and certain
               Investors named therein.
   +10.8     Stockholders' Agreement, dated as of December 6, 1996, by and among Teletrac, Inc. and certain
               Stockholders named therein.
   +10.9     Amended and Restated Registration Rights Agreement, dated as of December 6, 1996, by and among the
               Company and certain Stockholders named therein.
   +10.10    Exchange Agreement, dated as of July 31, 1997, among Teletrac, Inc., Teletrac Holdings, Inc. and certain Stockholders named therein.
   +10.11    Credit Agreement, dated as of September 18, 1997, among Teletrac, Inc., Banque Paribas, as
               Administrative Agent, and Fleet National Bank, as Documentation Agent.
   +10.12    Unlimited Guaranty, dated September 18, 1997, by Teletrac Holdings, Inc. to and with Fleet National
               Bank, as Agent.
   +10.13    Security and Pledge Agreement, dated September 18, 1997, by and between Teletrac, Inc. and Fleet
               National Bank, as Agent.
   +10.14    Securities Pledge Agreement, dated as of September 18, 1997, by and between Teletrac Holdings, Inc.
               and Fleet National Bank, as Agent.
   +10.15    Equity Holder Agreement, dated as of September 18, 1997, among Banque Paribas, Fleet National Bank and Teletrac, Holdings, Inc.
   +21.1     Subsidiaries of Registrant
   +23.1     Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol (included in their opinion filed as Exhibit
               5)
    23.2     Consent of Arthur Andersen LLP
    23.3     Consent of Coopers & Lyrand LLP
   +24.1     Power of Attorney of the Board of Directors (included in the Signature Page)


------------------------

* Certain information in this Exhibit is deleted pursuant to a request with the Securities and Exchange Commission for confidential treatment.


+   Previously Filed.